      As filed with the Securities and Exchange Commission on August 24, 2001
                                        Registration Nos. 333-46892 & 333-47660
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                          AMENDMENT NO. 2 TO FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                                  -----------

                        AQUIS COMMUNICATIONS GROUP, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                     4812                  22-3281446
      (State or other           (Primary Standard          (I.R.S. Employer
      jurisdiction of               Industrial            Identification No.)
       incorporation or           Classification
        organization)              Code Number)

                           1719 A Route 10, Suite 300
                              Parsippany, NJ 07054
                                 (973) 560-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -----------

                                    Copy to:
    John B. Frieling                            Joseph P. Galda, Esq.
 Chief Executive Officer                           Hodgson Russ, LLP
1719A Route 10, Suite 300                            One M & T Plaza
  Parsippany, NJ 07054                                 Suite 2000
     (973) 560-8000                           Buffalo, New York 14203-2391
                                                    (716) 856-4000
                                   -----------

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         Calculation of Registration Fee
                                                                                   Proposed          Amount of
 Title of Each Class of Securities        Amount              Proposed             Maximum         Registration
       To be Registered                   To be                Maximum            Aggregate             Fee
                                       Registered(1)       Offering Price       Per Share(2)      Offering Price(2)
Common stock, $.01 par value            3,162,154(3)           $.05(4)             $158,108            $41.74(10)

Common stock, $.01 par value              300,000(5)           $.05(4)             $ 15,000             $3.96(10)

Common stock, $.01 par value              715,884(6)           $.05(4)             $ 35,794             $9.45(10)

Common stock, $.01 par value            9,617,887(7)           $.05(4)             $480,894           $126.96

Common stock, $.01 par value              100,000(8)           $.05(4)             $  5,000             $1.32(10)

Common Stock, $.01 par value              933,743(9)           $.05(4)             $ 46,687            $12.33
                                       -------------                               --------           -------
Total                                  14,829,668(2)                               $741,483           $195.75
                                       ==============                              ========           =======

(1) Pursuant to Rule 416 of the Securities Act of 1933 as amended, this Registration Statement also includes additional shares of common stock issuable upon stock splits, stock dividends or similar tansactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.


(3) Represents 200% of the number of shares issuable, subject to the debenture's specified 9.9% holding limitation, to AMRO International, S.A. ("AMRO") upon conversion of a $2,000,000 convertible debenture and related accrued unpaid interest at a conversion price of $0.045 per share (90% of the average of the 5 lowest closing bid prices during the 22-day trading period prior to August 15, 2001).

(4) The proposed maximum aggregate offering price for these shares is based upon the average of the high and low reported prices of the registrant's common stock on August 15, 2001. The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.


(5) These shares to be registered may be offered for sale and sold from time to time during the period the registration statement remains effective, by or for the account of Ladenburg Thalmann & Co., Inc. ("Ladenburg"). These shares represent 300,000 shares issuable upon exercise of a warrant issued to Ladenburg as a placement fee. The exercise price of the Ladenburg warrant is $2.30 per share, and such warrant is exercisable until May 3, 2003.

(6) Represents 200% of the number of shares of common stock issuable upon exercise of a warrant issued to AMRO International, S. A. in conjunction with the issuance of the convertible debenture dated April 3, 2000. The exercise price of the AMRO warrant is $3.16 per share and is exercisable until April 12, 2003.

(7) Represents shares issued to selling shareholders that are being registered for resale. Aquis will receive no proceeds from the sale of any of these shares by the selling shareholders. Registration fees previously paid by Aquis.

(8) Represents common stock issuable upon exercise of a warrant granted to an advisor of the Company in connection with the purchase of common stock of the Company's former Internet subsidiary, SunStar Communications, Inc., in June 1999. The warrant is exercisable until August 31, 2003 at $1.50 per share.

(9) Represents shares issued to selling shareholders that are being registered for resale. Aquis will receive no proceeds from the sale of these shares. Registration fees have not been previously paid by Aquis.

(10)     Previously paid by the Company on September 27, 2000.

                                  -----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment specifically stating that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject To Completion, Dated August 15, 2001


   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Preliminary
Prospectus

                        14,829,668 shares of Common Stock

                        AQUIS COMMUNICATIONS GROUP, INC.

         This prospectus relates to the registration for possible resale of up to 14,829,668 shares of common stock by the selling stockholders identified on page 56. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the proceeds upon the exercise for cash of the stock purchase warrants and stock option held by the selling stockholders, if such exercise is elected.

         AMRO International, S.A. is offering up to 3,878,038 shares that it may acquire upon conversion of a convertible debenture and exercise of warrants. Ladenburg Thalmann & Co., Inc. is offering up to 300,000 shares that it may acquire upon the exercise of warrants to purchase common stock. Mr. James Lees is offering up to 100,000 shares that he may acquire upon the exercise of warrants to purchase common stock. Mr. John Adiletta is offering up to 55,000 shares that he may acquire upon the exercise of a stock option to purchase common stock.


         Our common stock is traded on the on the Over The Counter Bulletin Board under the symbol "AQIS.OB" The last reported sales price for our common stock on the OTC Bulletin Board on August 15, 2001 was $0.05 per share.


         Investing in the common stock involves certain risks. See "Risk Factors" on page 2.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is August   , 2001.

                                Table of Contents




Prospectus Summary..............................................     3
About this Propectus............................................     3
About Aquis Communications Group, Inc...........................     3
Risk Factors....................................................     4
Forward-Looking Statements......................................    13
Dilution........................................................    14
Use of Proceeds.................................................    15
Dividend Policy.................................................    15
Legal Proceedings...............................................    15
Market for Common Equity and Related
  Stockholder Matters...........................................    17
Selected Consolidated Financial Data............................    18
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.................    19
Business........................................................    34
Management......................................................    40
Executive Compensation..........................................    42
Certain Relationships and Transactions..........................    47
Principal Stockholders..........................................    48
Description of Securities.......................................    52
Selling stockholders............................................    56
Plan of Distribution............................................    59
Legal Matters...................................................    60
Experts.........................................................    60
Indemnification of Officers and Directors.......................    61
Where You Can Find More Information.............................    61
Index to Financial Statements...................................   F-1

                               Prospectus Summary

About This Prospectus

You should only rely on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this or of any sale of common stock.

About Aquis Communications Group, Inc.


         We are a leading regional provider of paging and other wireless messaging services through our local and regional wireless networks. We offer messaging services through a nine state regional network that provides coverage into New York, New Jersey, Connecticut, Pennsylvania, Maryland, Virginia, Rhode Island, Massachusetts, Delaware and Washington, D.C. as well as through a regional network providing coverage in Illinois, Indiana, Michigan, Wisconsin, Minnesota, and Missouri. We also provide service to over 1,000 U.S. cities, including the top 100 Standard Metropolitan Statistical Areas through our interconnect agreement with a nationwide wireless messaging provider. Since beginning operations in 1998 our subscriber base has increased to approximately 312,000 units in service as of June 30, 2001. We have achieved this through a combination of internal growth and a program of mergers and acquisitions. Based on data published by RCR Wireless News in June, 2001, we were as of that time the eighth largest messaging company in the United States based on the number of subscribers.


         We have traditionally operated technologically advanced paging systems that provide one-way wireless messaging services. We have recently entered the two-way or advanced wireless messaging space through an interconnect agreement with a nationwide advanced messaging provider. This will enable our customers to access Internet and wireless data services. This agreement allows us to pass advanced wireless messaging traffic from our existing technical and engineering infrastructure to the nationwide advanced wireless messaging company's transmission facilities on both a regional and nationwide basis. This agreement is important to us because it allows us to market advanced wireless messaging services to our existing subscriber base as well as take part in the potential high growth of new applications which will require advanced wireless messaging capabilities.

         We believe that the paging and wireless messaging industry is likely to undergo additional consolidation and have announced that we intend to participate in the consolidation process. Potential future consolidations would be evaluated on several key operating and financial elements including geographic presence, potential increase in both free and operating cash flow, potential operating efficiences and availability of financing. Any potential transaction may result in substantial capital requirements for which additional financing may be required. No assurance can be given that such additional financing would be available on terms satisfactory to us.


         For the years ended December 31, 2000 and 1999, respectively, we incurred operating losses of approximately $17,184,000 and $7,904,000 on total revenues of approximately $28,683,000 and $31,159,000. For the six months ended June 30, 2001, we incurred an operating loss of $5,469,000 on revenues of $10,140,000. The opinion of our auditors for the year ended December 31, 2000 contains a going concern qualification. Such a qualification is indicative of a history of operating losses and expectations of future losses, along with an uncertain ability to obtain sufficient financing to sustain ongoing operations for the forseeable future. In short, the going concern qualification suggests that a company's liabilities are unlikely to be discharged in the normal course of business as they become due and payable. As of December 31, 2000 we had written down the value of our intangible assets by $9,500,000 and written off previously deferred financing costs totaling $1,648,000 to reflect the currently payable classification of all of our term debt as a result of our defaults under our both our senior and junior loan agreements. We have also written down the value of our midwest paging assets by $2,576,000 based on recent negotiation with interested third-party purchasers for these assets. We have executed a letter of intent to sell these assets to one of those parties. In response to the defaults and our liquidity problems, we are currently discussing modifications to requirements in our senior and junior credit facilities and have taken steps to improve our financial position, including the sale of non-core operating assets and a further reduction in the number of our employees. We have executed temporary forebearance agreements with FINOVA Capital Corporation, our senior security lender and with AMRO International, S.A., our junior lender. We can offer no assurance that these efforts will be achieved on terms that will allow us to continue as a going concern.


The Offering


         This prospectus covers up to 14,829,668 shares of Aquis Communications Group, Inc. common stock registered on behalf of selling stockholders identified in this prospectus. The number of shares subject to this prospectus represents 81.1% of our issued and outstanding common stock as of August 15, 2001 and 62.7% after issuance of all currently unissued shares included in this prospectus.



                                  Risk Factors


You should be aware that there are various risks relating to our business and common stock which you should consider carefully with all of the other information included in this prospectus before deciding to invest in our common stock.

Business and Financial Risks

1. We are in default of the terms of our loan agreements and do not have sufficient financial resources to cure those defaults.


     We did not pay any of the quarterly principal installments of $514,000 due to FINOVA in January, 2001, and thereafter, and interest payments have been suspended since the interest payment covering the month of December 2000 was paid in January 2001. Although FINOVA has not made a demand for payment of the full balance outstanding, its right to do so has not been waived. We are also in default of the terms of a debenture issued to AMRO International, S.A. and these defaults result in violations of the terms of many other operating agreements. As a result, among other available remedies, our lenders could demand payment in full of all amounts due to them and our existing resources are insufficient to meet such a demand. In addition, several of our operating agreements could be terminated by our service providers as a result of the aforementioned defaults and our ability to service our customers could thereby be impaired.


     FINOVA has executed a forbearance agreement dated as of June 7, 2001 under which it has agreed not to make demand for payment as is its right due to our default under terms of our loan agreement with them. Although this agreement does not constitute a waiver of FINOVA's rights, it has provided a maturity date of December 31, 2001 for all amounts due, subject to specified covenants, which, if not met, could result in a demand for immediate payment.


     AMRO has executed a forbearance agreement under which it has agreed not to demand immediate payment of all outstanding amounts due or to convert its debenture into shares of Aquis common stock. The initial term of that forbearance was for a maximum period of 180 days from the April 18, 2001 date of that agreement, and has been extended through December 31, 2001. However, under certain circumstances specified in that agreement, such as the enforcement of any other party's rights against Aquis in the event of default under another material contract, and certain other circumstances, the termination date of that forbearance agreement may be accelerated. We are also negotiating with our lenders to restructure our debt and equity structure, but there is no assurance that these negotiations will be successful. In the event that we are unsuccessful, we will consider appropriate responses, including a voluntary petition for protection under the US Bankruptcy Code. Our ability to continue to operate is dependent on meeting short term financing requirements and long term profitability.


2. One of our creditors may effect a change in control of Aquis.

     Under the terms of the $2,000,000 11% convertible debenture held by AMRO International, S.A., AMRO may elect to convert the principal amount and related accrued interest, or any portion thereof, into Aquis common stock at a conversion price that is 90% of the market price as defined in that agreement. On April 2, 2001, AMRO provided written notice that it waived the provisions contained in the debenture that limited its right to acquire a number of Aquis shares that might cause its beneficial ownership of Aquis common stock to exceed 9.9%. This waiver was revoked by AMRO in their election dated May 30, 2001. However, AMRO has also executed a forbearance agreement under which it has agreed not to demand immediate payment of all outstanding amounts due or to convert its debenture into shares of Aquis common stock. The term of that forbearance was for a maximum period of 180 days from the April 18, 2001 date of that agreement and has been extended through December 31, 2001. However, under certain circumstances specified in that agreement, such as the enforcement of any other party's rights against Aquis in the event of default under another material contract, and certain other circumstances, the termination date of that forbearance agreement may be accelerated. To the extent that AMRO exercises its right to convert its debenture into common stock, a change in control of Aquis may be effected. However, as referenced in earlier filings, the Communications Act of 1934, as amended, contains restrictions on foreign ownership in FCC licensed commercial mobile radio services entities. Those restrictions were liberalized by the World Trade Organization Agreement on Basic Telecommunications Service, effective February 5, 1998. As a result of these liberalized ownership limitations in entities holding FCC licenses, AMRO may be able to control a larger percentage of our common stock without jeopardizing the licenses issued to us by the FCC.



3. We have a history of operating losses and we expect that trend to continue.


         We expect to report operating losses for the next several years. We purchased the paging operations of Bell Atlantic (now known as Verizon Communications) in December 1998. Paging Partners Corporation also merged with Aquis Communications, Inc. at the end of March 1999 to form Aquis Communications Group, Inc. We then purchased the Paging Assets of SourceOne Wireless, Inc. in January 2000 and those of Suburban Connect, L.P. ("Suburban Paging") in May 2000. A significant effect of the purchase accounting for these transactions was to record a substantial amount of intangible assets, which will result in substantial amortization charges to our consolidated income over the next ten years. As a result, we expect to incur operating losses for the next several years.



         Based on our current operating structure and loan agreement requirements, we currently anticipate that cash resources and cash generated from operations will be insufficient to meet our requirements for debt service, even assuming that our lenders do not demand immediate payment of amounts due to them. We also expect that cash resources will be insufficient to meet our working capital and capital expenditure needs. This will require us to raise additional capital to fund operating activities, to develop new and to enhance existing services to respond to competitive pressures, and to acquire complementary businesses or technologies. Therefore, we will need additional capital in the future. Additional financing may not be available as a result of our operating losses and defaults under our existing loan agreements. Further, our financial statements and the related audit opinion contain going concern qualifications due to our history of losses and working capital deficits. Our ability to continue operating is dependent on meeting short term financing requirements and long term profitability.


4. Our ability to raise capital is limited by expected and historical losses, our agreements with lenders, our equity line of credit, and our defaults under our loan agreements. Without additional capital, we may not be able to service our debt, maintain or grow our customer base, or maintain working capital at sufficient levels.

         Our history of losses and our ongoing expectations for continued losses impairs our ability to secure additional debt or equity funding. Our asset base already serves as collateral for our existing outstanding debt. Our placement agreement with Ladenburg Thalmann & Co., Inc. restricts us from raising investment capital during the term of a Common Stock Purchase Agreement we entered with Coxton, Limited in April 2000 except through the Coxton Common Stock Purchase Agreement. At the current time, it is not feasible to issue common stock under that agreement due to holding restrictions that limit Coxton's ownership to no more than 9.9% of our stock at any time and is further limited by the delisting of our shares from the NASDAQ SmallCap Market in October, 2000. If we need capital but are unable to draw down under the Common stock Purchase Agreement for the aforementioned or any other reasons, we will need to separately negotiate with Ladenburg Thalmann and Coxton to lift those restrictions so we can obtain the capital from other sources. Our common stock purchase agreement with Coxton also limits our ability to sell our securities for cash at a discount to the market price for 24 months from the effective date of a registration statement related to the shares of common stock that may be issued to Coxton.


         Our revenues and operating results may fluctuate, which could result in continued fluctuations in the price of our common stock and further limit our ability to secure additional funding from other sources as well. Therefore, we may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we may not be able to effectively execute our business plan.

5. Existing indebtedness and related debt service requirements could adversely affect Aquis' business operations.

         A high amount of debt burdens our operations in several ways, including limiting our ability to borrow money and requiring us to use our cash flow to repay our borrowings. We have borrowed a large amount of money from our lenders, FINOVA Capital Corporation and AMRO International, S.A., and we expect to continue to be highly leveraged.

         Our high degree of debt may have adverse consequences for us. These include the following:

         o High amounts of debt may limit or eliminate our ability to obtain additional financing on acceptable terms, if at all, that may be necessary for acquisitions, working capital, capital expenditures or other purposes.


         o A substantial portion of our cash flow will be required to pay interest expenses; although we are not currently meeting debt service requirements, the terms of our forbearance agreements require such payments to be made on a cumulative basis on December 31, 2001; this will reduce or fully consume the funds which would otherwise be available to us for operations and future business opportunities.


         o Our credit agreements with our lenders contain financial and restrictive covenants; our failure to comply with these covenants have resulted in defaults which, if not cured or waived, could result in a demand for immediate payment of amounts due to either, or both, our senior and junior lenders. Resources currently available to us will be insufficient to meet such a demand.

         o We may be more highly leveraged than our competitors, which may place us at a competitive disadvantage.

         o Our high degree of debt will make us more vulnerable to a downturn in our business or the economy generally.

6. Our debt agreements impose operating and financial limitations that, if not met, could result in a demand for immediate repayment of outstanding debt that we would presently be unable to satisfy.


         Our loan agreements and related forbearance agreements limits or restricts, among other things, our ability to:

         o        declare dividends or redeem or repurchase capital stock;

         o        prepay or redeem debt;

         o        incur liens and engage in sale/leaseback transactions;

         o        make loans and investments;

         o        incur indebtedness and contingent obligations;

         o amend or otherwise alter debt instruments and other material agreements;

         o engage in mergers, consolidations, acquisitions and asset sales; and

         o        engage in transactions with affiliates.


         Our ability to comply with covenants contained in our loan or forbearance agreements may be affected by events beyond our control, including prevailing economic, market, and financial conditions. Upon the occurrence of an event of default, our lenders could elect to declare all amounts outstanding to be immediately due and payable, together with accrued and unpaid interest. We do not have sufficient liquid resources at present to enable repayment to be made to satisfy such a demand. Further, we are not able to provide any assurance that if the debt holders were to make such a demand, we would be able to further secure, pay or refinance this debt on sufficiently favorable terms. If our senior secured lender accelerated the repayment of such indebtedness, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. If we were unable to repay any such amounts, our senior secured lender could proceed against the collateral securing our indebtedness. Further, although FINOVA has modified portions of our debt covenants in the past, and has modified certain financial covenant ratios most recently in connection with our forbearance agreement, we can provide no assurance that such modifications will be made in the future.


         Finally, our forbearance agreements with FINOVA and AMRO require us to pay all amounts due to them on December 31, 2001. Our existing asset base will not allow us to make such payments and we cannot provide any assurance that we will be able to obtain modifications to our loan agreements that will enable us to continue as a going concern.

7. Most of Aquis' assets are intangible assets. The value of such assets is determined by factors beyond our control. Aquis would be unable to satisfy its outstanding debt if demand for payment was made and liquidation of this collateral was required.

         Most of our assets are intangibles, consisting primarily of FCC licenses and certificates and also including subscriber lists. At December 31, 2000, we wrote down the carrying value of our licenses by $9,500,000 to their estimated realizable value. We also wrote off all previously-deferred financing costs in the approximate amount of $1,650,000 as the result of our defaults under our loan agreements. At December 31, 2000, Aquis' total assets were about $23 million with our net intangible assets making up about 31% of that total. If we were required to satisfy our debt requirements if, for example, demand for payment of our loans was made, we became insolvent or were otherwise required to liquidate, our lenders could proceed against our assets to satisfy our debts to them. The value of these assets might not be sufficient to satisfy those debts because, for example, changes in technology, regulation, competing services or lack of alternative financing could diminish the value of those assets.

8. Technological advancements could bring added competition to our service line.

         Future advancements in wireless communications services such as cellular and PCS could create new or lower cost services that would compete with our existing service offerings. Additional competition could result in reductions in Aquis' subscriber base, declining revenues and smaller operating margins. Narrowband PCS, providing advanced messaging capabilities, and broadband PCS, providing wireless phone service along with paging capabilities, could both affect our subscriber base as service becomes more prevalent and prices fall. We cannot provide any assurance that we will be able to introduce new and competitive services in a timely fashion, if at all, nor can we represent that our margins, inventory costs or cash flows will be unaffected by these developments.

9. Industry competitors and ongoing consolidation could impair our ability to maintain our subscriber base, resulting in lower earnings.


         The telecommunications industry is extremely competitive. Some of our competitors, which include local, regional and national paging companies, possess greater financial, technical and other resources than we do and may therefore be better able to complete strategic business acquisitions or to compete for subscribers in the one-way paging marketplace. Moreover, some of our competitors currently offer broader network coverage than that provided by our systems and some follow a low-price discounting strategy to expand their market shares.

         The paging industry has experienced, and will continue to experience, consolidation due to factors that favor larger, multi-market paging companies, including:


         o        the ability to obtain additional radio spectrum;

         o        greater access to capital markets and lower costs of capital;

         o        broader geographic coverage of paging systems;

         o        economies of scale in the purchase of capital equipment;

         o        operating efficiencies due to scale; and

         o        better access to executive personnel.


         One of the most notable recent business combinations was that of Arch Communications and Pagenet, giving the combined entity about 11 million units in service and a very broad and pervasive paging network. This consolidation trend may further intensify competition in our industry. We cannot assure investors that we will be able to overcome each of the challenges resulting from developments in our industry.


10. We may not be able to identify, finance or integrate suitable businesses to acquire. This would impair our ability to execute our business plan for growth and remain competitive.

         A key element of our longer term business strategy is to diversify our business and product lines through acquisitions of companies with businesses that will complement and enhance our own. A variety of wireless one-way and two-way communication technologies, including cellular telephone service, personal communications services, enhanced specialized mobile radio, low-speed data networks, mobile satellite services and advanced two-way paging services, are currently in use or under development. Although those technologies are generally higher-priced than one-way paging service or not yet commercially available, technological improvements are creating increased capacity and demand for wireless two-way communication. Accordingly, our business strategy contemplates targeted acquisitions of complementary communications businesses. However, we cannot assure investors that we will be able to successfully diversify our business or incorporate new technologies so as to keep our product and service offerings competitive. Because we do not have extensive cash resources or an acquisitions line of credit available to us, it may be difficult for us to respond to changes in technology because we cannot pay for or finance the purchase of new equipment or services. If we do not make acquisitions on economically acceptable terms and integrate acquired businesses successfully, our future growth and financial performance will be limited. In addition, the process of integrating acquired businesses may involve unforeseen difficulties and/or require a disproportionate amount of our time, attention and resources from time to time. We may not achieve some of the expected benefits of acquisitions that we may execute if the existing operations of such companies are not successfully integrated with our own in a timely manner. Even if integrated in a timely manner, there can be no assurance that our operating performance after acquisitions will be successful or will fulfill management's objectives.

         The integration of businesses we acquire will require, among other things, coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems. The integration process could cause the interruption of the activities of the two businesses or the diversion of attention and resources from the businesses' primary operational goals. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures. We may not be able to retain key employees. The process of integrating newly acquired businesses may require a disproportionate amount of time and attention of our management and financial and other resources and may involve other, unforeseen difficulties.

         The success of our growth strategy will also depend on numerous other contingencies beyond our control, including national and regional economic conditions, interest rates, competition, changes in regulation or technology and our ability to attract and retain skilled employees. As a result, we cannot assure investors that our growth and business strategies will prove effective or that we will achieve our goals.

11. Government regulation may make our operations more difficult and costly.

         Our business is dependent on FCC licenses that may not be renewed, which would result in a significant reduction in our business. These licenses have varying terms of up to 10 years, at the end of which renewal applications must be made to and reviewed by the FCC. Renewals are typically granted by the FCC upon a demonstration of compliance with FCC regulations and of adequate service to the public. Although we are unaware of any circumstances which would prevent the grant of any pending or future renewal applications, we cannot assure investors that any of our renewal applications will be free of challenge. There may be competition for the radio spectrum associated with our FCC licenses at the time they expire, which could increase the chances of third party interventions in the renewal proceedings. We cannot assure investors that our applications for renewal of our FCC licenses will be granted. Future changes in regulatory environment may adversely affect our business, making it harder or more expensive to run our business. The wireless communications industry is subject to regulation by the FCC and various state regulatory agencies. From time to time, legislation and regulations which could potentially adversely affect us are proposed by federal and state legislators. We cannot assure investors that federal or state legislation or regulations will not be adopted that would adversely affect our business by making it harder or more expensive to conduct our operations.

12. We may not be able to attract or retain key personnel, which could impair our ability to compete within our industry.

         Our success will depend largely on our ability to attract, retain, train and motivate key employees. There is significant competition in the employment marketplace for qualified and motivated personnel and it is likely that our ability to attract additional qualified staff as and when required will remain limited for the foreseeable future. Many of our competitors are in a better financial position than Aquis to attract and reward such personnel sufficiently to ensure their ongoing employment.

Risks Related to Our Common stock

13. We have anti-takeover defenses that could prevent, deter or delay any change in control of Aquis and impair the price of its common stock.

Delaware corporation law, Aquis' certificate of incorporation and its bylaws could prevent, deter or delay a change in control of Aquis and adversely affect the price of our common stock. These defenses include:

o An authorized class of 1,000,000 shares of "blank check" preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine

o Certain "anti-takeover" provisions of the Delaware General Corporation Law that restrict the ability of certain "interested" stockholders to acquire control of our company. These "anti-takeover" provisions might discourage prospective acquirers from attempting to bid for our outstanding shares and therefore may be considered disadvantageous by certain investors. We have no control over, and therefore cannot predict, what effect these impediments to the ability of third parties to acquire control of us might have on the market price of our common stock

o Our loan agreement with our senior lender includes provisions that may limit the staffing of Chief Operating Officer and President roles to parties acceptable to it in its sole discretion.

14. Aquis common stock is volatile and presents financial risk to an investor.


         The price at which our stock trades has been volatile since our inception and is expected to continue to experience significant fluctuations. The value of our common stock will contunue to be affected by numerous factors. These may include the affects of our own financial performance in relation to that of our competitors as well as that of other investment opportunities.
These may also include other factors that are beyond our direct control, such as communications industry stock performance in general, technological advancements related to competing products and services, and the financial results and trading prices of shares of other publicly traded companies in our industry. Volatility is expected to increase an investor's financial risk and loss of investment capital may result.

         Increased volatility and decreased liquidity may result from the marketplace in which our shares trade. Stocks that trade on the Over the Counter Bulletin Board, such as ours, may experience lower trading volume than if traded in the NASDAQ SmallCap Market or one of the more well-known stock exchanges. Lower trading volume may create a supply/demand imbalance, making more difficult the effort to find willing buyers at favorable prices at a time when an investor might wish to sell his shares. Further, to the extent that our shares do experience lower trading volumes and decreased trading liquidity, our ability to raise additional capital through future sales of our shares into the investment markets may be hampered as potential investors are typically more attracted to stocks that exhibit greater levels of liquidity. This same liquidity issue may decrease our ability to use our common stock as payment of any portion of the purchase price in any future business combination, limiting our growth capabilities and pressuring our stock price.

         Decreased liquidity and increased volatility may also arise from the application of the "penny stock" rules to which our shares are now subject. The penny stock rules generally apply to a stock that is not listed on a national securities exchange or NASDAQ, is listed on the "pink sheets" or on the OTC Bulletin Board, trades at less the $5.00 per share and is issued by a company with net tangible assets of less than $5 million. The penny stock rules impose significant restrictions on broker-dealers that tend to lessen or limit their incentives to trade such shares. Some broker-dealers will not trade penny stocks except on an unsolicited basis. This may tend to decrease trading liquidity associated with our shares in relation to that of other companies whose shares are not subject to these same requirements.

         Negative effects on volume and volatility are also expected as the result of the restrictions applicable to our ability to pay dividends. We do not intend to pay dividends for the forseeable future, making our shares less attractive to investors seeking such a return on invested capital. Our credit agreement with FINOVA presently prohibits payment of dividends until our loans are paid off, and our business plans call for us to retain earnings, if any, for reinvestment in our business. We are additionally prohibited from paying dividends by the terms of our preferred stock indenture until amounts due to preferred stockholders are paid in full. Further, Delaware General Corporation Law requires that dividends be paid only from capital surplus or certain specified classes of retained earnings, of which we currently have none. We can offer no assurance that our Board of Directors will authorize any dividend payments if cash becomes available and if the other limitations on our ability to pay dividends are satisfied and removed.

         Finally, dilution caused by possible future issuances of our common stock may negatively influence any shareholder's interest in our net assets or earnings, if any, and may increase the volatility of our share price. Such issuances may result from conversion of AMRO's debenture, exercise of currently outstanding warrants, such as those included in this registration statement, or from any other future transactions involving our common stock into which we may enter.

15. Additional shares will be available for sale in the public market. This could cause the market price of our stock to drop further.


         We estimate that approximately 7.6 million shares of our common stock are currently eligible for resale under applicable securities laws. We expect to further facilitate the resale of an additional 10.6 million common shares, previously issued and outstanding but unregistered, by including them in this registration statement. We also expect to similarly facilitate the sale and re-sale of 4.2 million additional shares that may be issued upon AMRO's election to convert its debenture or upon the exercise of warrants previously granted. Sales of these shares would increase the number of shares eligible for public trading, could further depress the market price of our stock, and make it more difficult for us to sell stock under our equity line of credit or through any other future offering. Further, such sales could encourage short sales at such future date at which our shares may be eligible for such trading activity.

         Our convertible debenture with AMRO International and the equity line of credit we have with Coxton Limited could also have the effects noted above. The limits as to the number of shares issuable to AMRO upon conversion of the debenture was waived by AMRO in April 2001, then was subsequently revoked at their election. AMRO can again waive this limit and has the ability to either acquire substantial amounts of our stock in a single transaction or in several smaller transactions. The equity line with Coxton can similarly result in the acquisition of large numbers of shares by them. In the event that such shares are acquired and resold, the added volume of shares in the trading markets will exert downward pressure on our share value. Subsequent additional purchases of our shares by AMRO, through conversion of any remaining balance of the debenture, or by Coxton under the line of credit, will further depress the market price of our shares.

16. Significant dilution will result from the issuance of additional shares under terms of agreements with AMRO International, Coxton Limited, and from presently unexercised warrants and options.

         Our sale of shares upon conversion of the debenture due to AMRO International, at prices below the market price of our common stock, will have a dilutive impact on our stockholders. That convertible debenture permits AMRO to convert up to the full $2,000,000 original principal amount and accrued and unpaid interest into shares of our common stock at prices below the market price for our stock at the time of any conversion.

         This arrangement with AMRO may have a dilutive effect on our current and future stockholders. For example,


         o On the basis of the price at which AMRO could convert the debenture as of August 15, 2001, we would be required to issue to AMRO approximately 55,056,000 shares of our common stock (as calculated as set forth in footnote 2 below), representing 312% of our outstanding common stock as of August 15, 2001 and 76% of our common stock if all of that stock was issued to AMRO.


         o Because the number of shares that would be issued to AMRO if it converted the debenture to common stock changes as the price of our common stock changes, we cannot predict how many shares we will issue to AMRO. If our stock price declined by 25%, 50% and 75%, respectively, we would be required to issue AMRO more common stock:

                                                                      Shares
                                                                   issuable to
              Price (1)                                              AMRO (2)
              ---------                                          -------------
              $0.045................... ..........................  55,056,000
              $0.0338 (25% reduction).............................  73,408,000
              $0.0225 (50% reduction)............................. 110,112,000
              $0.0113 (75% reduction)............................. 220,225,000



-----------


(1) Calculated as 90% of the average of the five lowest closing bid prices for our common stock during a period of 22 trading days prior to the conversion date, assumed to be August 15, 2001 for purposes of this illustration.

(2) Calculated without giving effect to limitation in debenture that prohibits AMRO from converting portions of the principal of the debenture which, if converted, would result in AMRO holding more than 9.9% of our common stock. AMRO has the right to waive this limitation, and exercised that right in April 2001 then reduces that election about a month later. As a result of that such election, the number of shares that AMRO could acquire upon conversion of its debenture could result in a change in control of Aquis.


         o If AMRO was to resell many of the shares to the public after conversion of the debenture, the additional number of shares could cause our stock price to fall, which might ultimately increase the number of shares we would be required to issue to AMRO.


         We have also entered into an agreement with an investor, Coxton Limited, that may result in the issuance of our common stock to the investor at a discount to the then-prevailing market price of our common stock. Accordingly, the issuance of such shares will dilute, on a percentage basis, the ownership interests of stockholders as of the time of the issuance and may have dilutive impact on our stockholders on a per share basis. Discounted sales resulting from issuance to the investor could have an immediate adverse effect on the market price of the common stock. Also, to the extent that Coxton may sell the shares into the market, the price of our shares may decrease due to the additional shares in the market. If Coxton was to resell to the investing public some or all of the shares they might purchase from us, the additional number of shares could cause our stock price to fall, which might ultimately increase the number of shares we would be required to issue to Coxton with any subsequent drawdown. This agreement with Coxton currently excludes the Over The Counter market as a principal market. Accordingly, Coxton is presently under no obligation to purchase any of our shares, although it has not terminated the agreement with a written notification at this time.


         Finally, our agreement to purchase the assets of Suburban Connect, L.P. required us to issue approximately 645,000 additional shares in May 2001 in connection with the completion of that transaction, because the trading range for Aquis common stock did not exceed $1.66 through the specified measurement date of April 16, 2001. This issuance results in additional dilution of our tangible net worth and could impact future earnings per share, if any.

         The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less goodwill, deferred debt issuance costs and total liabilities, and dividing it by the number of outstanding shares of common stock.

         We may issue additional shares, options and warrants and we may grant additional stock options to our employees, officers, directors and consultants under our stock option plan, all of which may further dilute the interests of existing holders of our common stock as of the time of issuance. Approximately 2,510,000 stock options and warrants have vested or will vest within the next three years. We may issue additional shares, options and warrants, either under currently outstanding employee stock option agreements, agreements with Coxton or in connection with new transactions and we may grant additional stock options to our employees, officers, directors and consultants under our stock option plan. We may also issue additional shares for suitable business purposes within the discretion of our board of directors, including, without limitation, equity financing or acquisitions. Any of these issuances may further dilute our net tangible book value.

17. This prospectus contains forward-looking statements.

         Future revenues, costs, product mix and new product acceptance are all influenced by a number of factors that are inherently uncertain and difficult to predict. Therefore, no assurance can be given that financing for such investments will be available. In addition, no assurance can be given that our operations will generate positive cash flows.

         This prospectus contains forward-looking statements based on our current expectations, estimates and projections about the industries in which we operate and our beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or various of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. We expect to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, only as necessary to ensure disclosure of material events that may effect our business, or to revise or clarify previous disclosures in accordance with events and changes as may come into effect from time to time.

                                    Dilution


         The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less goodwill, FCC licenses, customer lists, deferred debt issuance costs and total liabilities, and dividing it by the number of outstanding shares of common stock.

         The net tangible book value of our common stock as of June 30, 2001 was $(29,990,000), or approximately $(1.64) per share. Assuming that:

         o we issued on June 30, 2001 a total of 1,651,956 shares to AMRO upon conversion of a portion of the $2,000,000 convertible debenture at $0.045 per share, which is 90% of the market price (as determined under the loan agreement with AMRO and as limited to 9.9% of our stock outstanding) for our common stock on August 15, 2001;

         o we issued on June 30, 2001 a total of 357,942 shares to AMRO upon exercise of the warrant issued to it by Aquis at $3.16 per share (the exercise price specified in the warrant issued to AMRO);

         o we issued on June 30, 2001 a total of 300,000 shares to Ladenburg Thalmann upon exercise of the warrant issued to it by Aquis at $2.30 per share (the exercise price specified in the warrant issued to Ladenburg Thalmann); and

         o        we issued on June 30, 2001 a total of 100,000 shares to James
                  W. Lees upon exercise of the warrant issued to him by Aquis at $1.50 per share (the exercise price specified in the warrant issued to Mr. Lees);

our pro forma net tangible book value per share and dilution to purchasers of the shares offered hereby as of June 30, 2001 would be as follows:

                                                  Total           Per share

Pro forma net tangible book value(1).........  $(29,990,000)        $(1.64)
Pro forma net tangible book value,
  as adjusted(2).............................   (27,943,491)        $(1.35)
Assumed purchase price per
  share offered hereby(3)....................                       $ 0.050
Dilution to purchaser of common stock
  at assumed purchase price..................                       $ 0.29

-----------

(1) Based on 18,292,101 shares outstanding on June 30, 2001. Does not include shares issuable by Aquis pursuant to currently outstanding options, warrants or other agreements to issue Aquis common stock as of the date of this prospectus.

(2) Based on approximately 20,701,999 shares outstanding. Includes effect of shares issuable to AMRO upon conversion of debenture and exercise of its warrant and shares issuable to Ladenburg Thalmann and James W. Lees upon exercise of warrants issued to them.

(3) The average of the high and low reported trading prices of Aquis' common stock on August 15, 2001.


         Actual dilution incurred by a purchaser of the common stock offered hereby depends on the actual price per share paid by the investor for such shares and may therefore be greater or less than the dilution per share calculated above.

         Furthermore, approximately 2,510,000 stock options and warrants have vested or will vest within the next three years. We may issue additional shares, options and warrants, either under currently outstanding employee stock option agreements or our agreement with Coxton or in connection with new transactions and we may grant additional stock options to our employees, officers, directors and consultants under our stock option plan, all of which may further dilute our net tangible book value.

                                 Use of Proceeds

         We will not receive any of the proceeds from the sale of shares by any of the selling stockholders. However, we will receive the sale price of any common stock we issue upon the exercise of warrants or stock options held by selling stockholders that pay the exercise price in cash. We expect to use the proceeds of any such sales for general working capital purposes.

                                 Dividend Policy

         Aquis has neither declared nor paid any dividends since it inception. The payment of dividends is contingent upon Aquis' revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends is currently prohibited by Aquis' Credit Agreement with FINOVA Capital Corporation and is also prohibited until all accumulated unpaid dividends have been paid on the 7.5% redeemable preferred stock. It is the present intention of Aquis' Board of Directors to retain its earnings, if any, for use in Aquis' business.


                                Legal Proceedings

         From time to time Aquis may be involved in various legal actions arising from the normal course of its business for which Aquis maintains insurance. Such claims are customarily handled by Aquis' insurance companies, and management believes the outcome will not have a material adverse effect on Aquis' financial position or results of operations.

         In addition to such actions, Aquis is currently involved in the following legal proceedings:

         Fone Zone Communication Corp. vs. Aquis Communications, Inc.: Supreme Court of the State of New York, County of Queens, Index No. 3841/00. Aquis was sued by Fone Zone Communications Corp. in the Supreme Court of the State of New York, Queens County, on February 18, 2000. Aquis removed the action to the U.S. District Court for the Eastern District of New York on March 23, 2000. The suit seeks $1,000,000 in alleged damages as a result of Aquis' alleged conduct with respect to Aquis' termination of services for and solicitation of plaintiff's customers. Aquis has vigorously defended this action and filed a counterclaim for fees due from Fone Zone for services provided and other relief and will continue to defend this action.

         Francis Communications Texas, Inc. Et Al. vs. Aquis Communications, Inc. et al.: U. S. District Court for the Western District of Texas, El Paso Division, Cause No. EP 99 CA 0388. On November 24, 1999, Francis Communication Texas, Inc. and Francis Communications I, Ltd. (collectively, the "Francis Parties") commenced an action arising out of a letter of intent between the Francis Parties and Aquis dated June 10, 1999. The letter of intent called for Aquis to acquire the Francis Parties' assets for a purchase price of $4,000,000. Aquis terminated the letter of intent as a result of the failure of the Francis Parties to comply with certain conditions contained in the letter of intent. The Francis Parties alleged that Aquis breached the letter of the intent and Aquis' duty of good faith and fair dealing in failing to conclude the transaction described in the letter of intent. The suit sought economic and other damages as a result of Aquis' alleged conduct.

         On September 22, 2000, Aquis and Aquis Communications, Inc. entered into a settlement agreement with the Francis Parties, to settle the action. Pursuant to the settlement agreement, in consideration of the termination of the lawsuit and the mutual releases of the parties, Aquis received a payment of $200,000 from the Francis Parties and $100,000 and accrued interest from an escrow account established by the parties under the Letter of Intent.

         In The Matter Of Arbitration Between John X. Adiletta And Aquis Communications Group, Inc.: On December 23, 1999, John X. Adiletta, a former director and chief executive officer of Aquis, commenced an arbitration proceeding under the Rules of the American Arbitration Association by way of a "Demand for Arbitration and Statement of Claim" (hereinafter the "Demand"). The Demand set forth three claims for relief. The first claim alleged breach of an employment agreement between Aquis and Mr. Adiletta and sought damages in "an amount to be proved at trial" but "in no event less than $762,500." The second claim alleged wrongful discharge and sought damages in "an amount to be proved at trial" but "in no event less than $1,000,000," plus unspecified punitive damages. The third claim for relief sought monetary remedies, as well as an equitable remedy by way of a request for a preliminary and permanent injunction for the alleged wrongful termination of health and welfare benefits including incentive stock options. The third claim also sought compensatory and punitive damages in unspecified amounts. The parties had selected an arbitrator, and a discovery and hearing schedule was entered. Thereafter, the parties entered into a settlement agreement, the terms of which provide for a payment of $25,000, a credit of $75,000 against existing indebtedness owed to Aquis by Mr. Adiletta, stock valued at $400,000, forgiveness of $115,000 of debt under an existing promissory note secured by common stock owned by Mr. Adiletta, and the reinstatement of 55,000 stock options with an exercise price of $1.12 each under a previous Incentive Stock Option Agreement.


         Aquis Communications Group, Inc. v John X. Adiletta; John X. Adiletta
v. John B. Frieling, Brian Plunkett, Patrick Egan, Michael Salerno, and Robert
Davidoff: Superior Court of New Jersey, Law Division, Morris County, Docket No. MRS-L-395-01. In a lawsuit filed by Aquis to collect on a promissory note executed by Mr. Adiletta for the benefit of Aquis, Mr. Adiletta filed a counterclaim and third-party complaint on or about March 27, 2001 against Aquis, John B. Frieling, Brian Plunkett, Patrick Egan, Michael Salerno, and Robert Davidoff, in which Mr. Adiletta seeks unspecified damages for: (1) the alleged breach of the terms of a Settlement Agreement between Aquis and Mr. Adiletta;
(2) alleged fraud in connection with this Settlement Agreement; (3) alleged breach of fiduciary duties arising out of the governance of Aquis; and (4) alleged negligence arising out of the governance of Aquis. Aquis, John B. Frieling, Brian Plunkett, Patrick Egan, Michael Salerno, and Robert Davidoff intend to vigorously defend themselves in this action.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS



         Aquis' common stock has traded over the counter on the OTC Bulletin Board under the symbol "AQIS.OB" since October 19, 2000 when we were notified that our stock was to be de-listed from the NASDAQ SmallCap market, where it had traded under the symbol "AQIS". Over the counter market quotations reflect inter-dealer prices without mark-up, mark-down or commissions, and may not represent actual transactions. The quarterly high and low closing bid prices for Aquis' common stock for the past two years as reported by the National Association of Securities Dealers, Inc., are as follows:


                             1999                                   2000
                          Common stock                           Common stock
Quarter                  High     Low      Quarter             High     Low

First Quarter........    1.63     1.06   First Quarter......   6.88     1.13
Second Quarter.......    1.56     0.81   Second Quarter.....   3.25     1.13
Third Quarter........    1.88     1.25   Third Quarter......   1.31     0.56
Fourth Quarter.......    1.91     0.47   Fourth Quarter.....   0.97     0.13



         During the first quarter of 2001, the high and low closing prices for our common stock were $0.34 and $0.11, respectively. During the second quarter of 2001, the high and low closing prices were $0.125 and $0.0312, respectively.

         On August 15, 2001 the closing price of Aquis' Common stock was $0.05. As of that date, there were approximately 141 record holders of Aquis' common stock. The number of record holders does not reflect the number of beneficial owners of Aquis' common stock for whom shares are held by banks, brokerage firms and others. Based on information requests received from representatives of such beneficial owners, management believes that there are at least 4,250 beneficial holders of Aquis' common stock.

                      Selected Consolidated Financial Data


The following table, as it relates to the 2001, 2000, 1999 and 1998 consolidated balance sheets and the statement of operations for 2001, 2000 and 1999, has been derived from the historical financial data of Aquis Communications Group, Inc. The statements as of and for the year ended December 31, 2000 were audited by Wiss & Company LLP; those of prior annual periods were audited by PricewaterhouseCoopers LLP. The statement of operations data for 1998 through 1996 has been derived from the historical financial statements of Bell Atlantic Paging, Inc. Similarly, the balance sheet data for 1997 through 1996 has also been derived from Bell Atlantic Paging's historical financial statements. The financial information for periods subsequent to December 31, 2000 is unaudited. Due to material uncertainties discussed elsewhere herein, the financial position and results of operations presented below are not necessarily indicative of the results to be expected for subsequent periods. Comparability and trends depicted by the data below are significantly affected by the March 1999 merger with Paging Partners Corporation. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere herein.


                                                                                                  Six Months Ended
                                                   Years Ended December 31,                            June 30,
                             -----------------------------------------------------------------  ---------------------
                                2000        1999         1998           1997         1996         2001           2000
                             --------     --------     --------        --------     --------     --------     --------
                                                               Bell Atlantic Paging
                                                    --------------------------------------
                                                    (In Thousands, Except Per Share Amounts)
                             -----------------------------------------------------------------------------------------
Statement of
 Operations Data:
Revenues ................    $ 28,683     $ 31,159     $ 26,432        $ 20,689     $ 17,057     $ 10,140     $ 15,988
Depreciation
 and amortization .......      10,450       10,878        4,323           3,378        2,066        4,112        5,074
Provision for
 asset impairment(3) ....       9,500            _            _               _            _        2,576            _
Costs of abandoned
 business combinations ..          57        1,692            _               _            _            _            _
Other operating expenses       25,860       26,493       21,364          16,890       13,065        8,921      (14,406)
                             --------     --------     --------        --------     --------     --------     --------
Operating (loss) income .     (17,184)      (7,904)         745             421        1,926       (5,469)      (3,492)
Other expenses, net(4) ..      (6,554)      (2,975)           _               _            _       (1,949)      (1,706)
Provision for
 income taxes ...........           _            _         (296)           (168)        (770)           _            _
Extraordinary item,
 net of taxes ...........           _            _          682               _            _            _            _
                             --------     --------     --------        --------     --------     --------     --------
Net (loss) income .......     (23,738)     (10,879)       1,131             253        1,156       (7,418)      (5,198)
Preferred stock
 dividends ..............        (103)           _            _               _            _          (56)         (47)
                             --------     --------     --------        --------     --------     --------     --------
Loss attributable
 to common stockholders .    $(23,841)    $(10,879)    $  1,131        $    253     $  1,156     $ (7,474)    $ (5,245)
                             ========     ========     ========        ========     ========     ========     ========
Net loss per common
 share ..................    $  (1.38)    $  (0.76)                                              $  (0.42)    $  (0.31)

Balance Sheet
 Data (period end):
Working capital (deficit)    $(32,167)    $ (3,894)    $  1,014        $  1,098     $  2,587     $(33,036)    $ (3,488)
Total assets ............    $ 23,138     $ 39,324     $ 32,335(1)     $ 13,547     $ 13,015     $ 16,194     $ 42,583
Notes and other
 debt currently due to
  unrelated parties .....    $ 29,857     $    508     $    --         $     --     $    --     $ 30,269     $  1,747
Long-term debt,
 less current maturities     $     --     $ 25,963     $ 18,535(1)     $     --     $    --     $     55     $ 28,145
7.5% Redeemable
 Preferred Stock(2) .....    $  1,603     $     --           $-        $     --     $    --     $  1,659     $  1,547
-----------


(1) Derived from historical financial statements for Aquis Communications Group, Inc.


(2) Includes $1,500 at stated value and cumulative accrued dividends of $103, $159 and $47, respectively


(3) As a result of the Company's ongoing losses, its forecast for continuing losses, and its default under its loan agreements, Aquis has recognized a provision for impairment of the carrying value of its FCC licenses and State certificates in the amount of $9,500,000 at December 31, 2000. The amount of the loss was based on the difference between the net book value of those intangible assets and the amount of the estimated annual cash flows through December 31, 2008 discounted to net present value using a discount rate of 20%. Management believes that the remaining adjusted value of these intangible assets to be representative of their fair value.


         As the result of Aquis' negotiations to sell its Midwest paging operation a writedown of these assets of $2,576 was recognized at June 30, 2001 to reflect their estimated net realizable value.


(4) Other expenses for 2000 include a write-off of $1,648 of deferred financing costs resulting the the Company's defaults and concurrent reclassification of its term debt to a currently payable status. Other expenses also include the ascribed value of warrants in the amount of $1,553 issued in connection with Aquis' bridge loan and its equity line of credit.

         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations


Organization and Basis of Presentation


         Aquis Communications Group, Inc. is a holding company, incorporated in the State of Delaware. Through our operating companies, we operate three regional paging systems providing one-way wireless alpha and numeric messaging services in portions of sixteen states principally in the Northeast, the Midwest and the Mid-Atlantic regions of the United States, as well as the District of Columbia. We entered the Midwestern region through a purchase of certain assets from SourceOne Wireless, Inc. completed on January 31, 2000. We also resell nationwide and regional services, offer alpha dispatch, news and other messaging enhancements and resell cellular service. Our customers include individuals, businesses, government agencies, hospitals and resellers.

         On December 31, 1998, we began business operations with the purchase of certain paging assets licenses and other assets and assumed certain liabilities of Bell Atlantic Paging and affiliated entities, our predecessor company. On March 31, 1999, Paging Partners Corporation (incorporated in 1994), merged with our operating company, Aquis Communications, Inc. ("ACI", incorporated in late 1997 and first capitalized in January 1998) in a transaction accounted for as a reverse acquisition with ACI as the accounting acquirer. At that time, Paging Partners changed its name to Aquis Communications Group, Inc. On June 30, 1999, a wholly owned subsidiary of Aquis acquired SunStar Communications, Inc. On January 31, 2000, we completed the acquisition of selected paging assets of SourceOne, a Chicago-based radio common carrier. In May 2000 we acquired certain paging assets of Suburban Paging, a regional paging services reseller headquartered in Pennsylvania. Finally, on August 31, 2000, we sold the net assets of our Internet services operations in order to focus our resources on our paging operations. In June 2001, we signed a letter of intent related to the sale of certain paging assets and the assumption of certain liabilities of our Midwest operations. These matters are more fully discussed in our consolidated financial statements and the notes thereto.


         As noted above, the Bell Atlantic paging business was acquired on December 31, 1998, for approximately $29,200,000, including transaction costs. The business acquired in this transaction included Bell Atlantic Paging's sales and marketing operation and the paging network operation infrastructure owned and operated by the Bell Atlantic Operating Telephone Companies. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." This transaction was financed primarily through a $20,000,000 loan from FINOVA Capital Corporation, a $4,150,000 note retained by the seller, and cash proceeds of $5,661,000 from a sale of preferred stock. Aquis satisfied all its obligations under the note received by the seller on June 30, 1999.

         The results of operations of Bell Atlantic Paging for the years ended December 31, 1998 and 1997 include certain revenues and expenses allocated by Bell Atlantic Corporation and its affiliates. The provision for income taxes was allocated to Bell Atlantic Paging as if it were a separate taxpayer. Also, certain employee benefit costs were allocated based on staffing levels. Accordingly, the results of operations and financial position of Bell Atlantic Paging may not be the same as would have occurred had Bell Atlantic Paging been an independent entity. This discussion should be read in conjunction with Aquis' consolidated financial statements and the notes thereto.


         Aquis' consolidated financial statements as of and for the six months ended June 30, 2001 and for the year ended December 31, 2000 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We incurred losses of about $7.5 million for the six month period ended June 30, 2001 and $23.7 million during the year ended December 31, 2000. Our history of losses have caused us to be in default of our agreements with our senior lender, and in January 2001 and later periods we were unable to make required quarterly principal repayments, each in the amount of $514,000, under that loan. Further, we have not made any required interest payments on this debt since January 11, 2001. We are also in default of our debt obligation due to our unsecured lender, AMRO International, S.A. A $2,000,000 note payable to AMRO International was scheduled to mature in October 2001, unless sooner converted to common stock, or demand made for payment due to Aquis' default, at AMRO's election. Aquis is further obligated to pay minimum lease payments under non-cancelable leases during 2001 in the approximate amount of $7,262,000. Our principal source of liquidity at June 30, 2001 included cash and cash equivalents of about $643,000. At June 30, 2001, our working capital deficit totaled more than $33 million, primarily the result of the classification of our term debt to currently payable as a consequence of our defaults. These factors raise substantial doubt about Aquis' ability to continue as a going concern, and our auditors' opinion on Aquis' financial statements as of and for the year ended December 31, 2000 is qualified as the result of these conditions. Such qualification of the auditor's opinion for going concern issues is typically made when a company's history of operating losses is expected to continue and funding of those losses from outside sources is unlikely to be available. In such circumstances, a company's liabilities are unlikely to be discharged as they become due in the normal course of business.

         In October 2000, NASDAQ notified us that our securities would be de-listed from the NASDAQ SmallCap Market. Aquis common stock subsequently began trading on the OTC Bulletin Board under the symbol AQIS.OB. The effect of this change in trading markets may have caused or contributed to the reduction in trading volume and liquidity of our shares, may diminish our ability to restructure our debt or raise additional equity, and has resulted in the technical and functional termination of the right or ability of Aquis to obtain any funding under the Common Stock Purchase Agreement with Coxton.

         We are in default of our original and amended loan agreements with FINOVA, our senior secured lender, and AMRO International, an unsecured creditor. During the second quarter of 2001, we executed forbearance agreements with both lenders that specify that no payments of interest or principal are required until December 31, 2001, that all amounts outstanding are due and payable on December 31, 2001, and further provide that demand for payment of their loans to us will not be made before December 31, 2001 unless we fail to meet conditions and covenants specified in those forbearance agreements. AMRO has also agreed to refrain from electing to convert its debenture into common stock during the same time period, subject to the same conditions. The defaults under these loan agreements also cause violations of the terms of some of our operating agreements for services provided by others to our customers. Further, Aquis does not expect that its current cash and equivalents and the cash it expects to generate from operations will be sufficient to meet our anticipated debt service, working capital and capital expenditure requirements under our existing debt, equity and operating structure for the foreseeable future. We will be unable to pay the loans due to FINOVA and AMRO on December 31, 2001 with our current financial and other resources. The conditions described above indicate that Aquis may not be able to continue as a going concern. Our ability to continue as a going concern is dependent on the continued forbearance of FINOVA and AMRO from demanding immediate payment of their outstanding loans, our ability to generate sufficient cash to meet operating requirements, continuing supplies of goods and services from our key vendors, and an ongoing ability to limit or reduce operating costs and capital requirements. In the event that neither FINOVA nor AMRO agrees to further extend the maturity date of substantially all of the balances due to them beyond December 31, 2001, we would consider appropriate responses, including the filing of a request for protection under the US Bankruptcy Code.

         In connection with these forbearance agreements, we have developed business plans intended to improve our financial performance and our ability to pay our lenders. We have also begun to work with a financial consultant specializing in the management of distressed businesses. Our multi-faceted business plans include staff and salary reductions through targeted cutbacks, normal attrition, and compensation adjustments. Also included are marketing strategies intended to exploit the marketing opportunities in one-way paging resulting from the refocusing of many of our paging industry competitors on two-way and other advanced services. Technical operations improvement plans include financial savings available through strategically targeted network consolidations involving co-locating some of its low- and high-band communications equipment, and finalization of reciprocal compensation agreements currently being negotiated with some of Aquis' communications facilities providers. Also planned are sales of network equipment that becomes non-essential as the result of these consolidations, as are closure of targeted non-core remote sales offices. In addition, we have signed a letter of intent and are in the advanced stages of negotiations related to the sale of our paging operations in the Midwest. This transaction is expected to be subject to certain contingencies that are beyond the Company's control, most significantly including the buyer's financing contingency, FINOVA's agreement to release the liens it holds on these assets and the FCC's approval of the transfer of the underlying communications licenses. If these initiatives can be successfully completed, it is expected that we will be enabled to pay down amounts due to our general creditors, to invest in paging equipment in sufficient amounts to meet the demands of our target markets, and to resume debt service payments, on a small scale, to our lenders. However, it is not likely, without receipt of significant proceeds from the note receivable due from SunStar or without the sale of our Midwest operations, that these initiatives can be executed as currently planned. Even with collections against that note due from SunStar and with the sale of our Midwest operating assets, management can offer no assurance that these plans will be successful to the degree that may be required by our creditors or to the extent necessary to ensure our ability to continue as a going concern.


General

         Aquis is a leading provider of paging and other wireless messaging services and markets one-way paging service and equipment to customers directly and through resellers. We offer our customers both customer owned and maintained equipment or lease options for equipment.

         We generate a substantial majority of our revenue from fixed periodic fees for paging services that are not generally dependent on usage. Usage sensitive charges consist primarily of charges for messages exceeding the number included in a customer's fixed monthly rate plan, fees charged to resellers for messages sent to the resellers' subscribers over Aquis' communication network on a per-character basis under a Telocator Networking Paging Protocol ("TNPP"), and fees charged to a party sending a message to an Aquis-enabled pager, primarily on a flat fee-per-message basis (referred to as "Calling Party Pays" or ("CPP").

         Our ability to recover initial operating, selling and marketing costs and to achieve profitability is dependent on the average duration of each customer's subscription period. For as long as a subscriber continues to utilize the service, operating results benefit from the recurring fixed fee payments without the requirement of any incremental selling expenses. Conversely, customer disconnections adversely affect operating results. Each month a percentage of existing customers have their service terminated for reasons including failure to pay, dissatisfaction with service or coverage limitations, or switching to competing service providers.

         This discussion should be read in conjunction with Aquis' consolidated financial statements and the notes thereto.


RESULTS OF OPERATIONS FOR THE PERIODS ENDED JUNE 30, 2001 AND 2000

         Some of the following financial data is presented on a per subscriber or unit basis. Management believes that such a presentation is useful in understanding comparative results by providing a meaningful basis for comparison, given the differences in business management and in the number of subscribers of other paging companies.

Units in Service

         Units in service totaled 312,000 at June 30, 2001 and 389,000 at June 30, 2000. Including approximately 70,000 units added through the acquisitions of SourceOne and Suburban Paging, we added a total of about 120,000 units during the 6 months ended June 30, 2000. We made no bulk acquisitions of paging customers during the six months ended June 30, 2001. Our average monthly churn rates during the six months ended June 30, 2001 and 2000, were 5.2% and 2.6%, respectively. The increase in these rates are influenced by industry trends in the shrinking nationwide paging market and our own limited ability to procure paging units to replace those for our customers who have lost or damaged their paging units. Also impacting the increased churn rate was the increase in disconnections that typically accompanies acquisitions of customer bases in bulk, such as those acquired from SourceOne and Suburban in 2000.

Revenues

         Service revenues for the six months ended June 30, 2001 and 2000, were $9,804,000 and $15,534,000, respectively, a decrease of approximately $5,730,000 or about 36.9%. Service revenues for the three months ended June 30, 2001 and 2000, respectively, declined $2,853,000, or about 37.7%. The declines were attributable to three factors: the churn described above, continuing industry-wide pricing pressures, and a change in the mix of direct subscriber and reseller units. Average monthly revenue per unit during the three month periods ended June 30 was about $4.84 in 2001 and $6.12 in 2000. During the current three month period as compared to the corresponding period in 2000, the portion of our subscriber base represented by reseller units increased from about 59% to nearly 65%. Resellers purchase Aquis' services in bulk and are therefore provided rates lower than those made available to Aquis' direct subscribers. The revenue decline was also effected by the 30,000 units returned to Bell Atlantic Mobile in April 2000.

         Revenues from Internet operations were $335,000 and $201,000 during the six and three month periods ended June 30, 2000, respectively. Due to the sale of those operations in August 2000, no such revenues were booked during the current periods. We sold this business due to ongoing losses from Internet operations that reached about $665,000 for our period of ownership in 2000.

         Revenues from sales of paging equipment declined to $336,000 from $454,000 for the six months ended June 30, 2001 and 2000, respectively. For the respective three month periods sales revenues also declined, from $309,000 to $205,000. We continued to market lower-cost units at reduced sales prices in 2001 in response to competition from other paging providers and competing communications services.

Cost of Equipment Sales

         The cost of equipment sold during the six months ended June 30, 2001 and 2000, respectively, was $337,000 and $416,000. During those respective three month periods, such costs totaled $170,000 and $260,000. The previously-described move toward lower-cost pagers and sales of fewer units during the three months ended June 30, 2001 as compared to the corresponding period in 2000 combined to cause these cost reductions.

Cost of Paging Services

         Cost of service consists principally of fees paid to third party carriers, and, to a lesser extent, to message dispatch companies. Also included are Aquis' technical operating expenses. For the six months ended June 30, 2001 and 2000, respectively, total services costs decreased to $4,416,000 from $7,479,000. For the corresponding three month periods, such costs declined to $2,161,000 from $3,483,000. Contributing to these cost reductions were declines in units serviced by third party carriers, including a majority of the units returned to Bell Atlantic Mobile, now Verizon Wireless, in April 2000. Also contributing to the cost reductions during all periods were costs incurred to provide Internet services during 2000, which totaled $288,000 and $170,000 during the six and three month periods in 2000, respectively. We also lowered our total costs of providing paging services in 2001 by eliminating and consolidating some paging communications facilities that were considered to be outside our more profitable core paging areas, particularly those related to our Midwest operations.

         Third party carriers are utilized when a customer requires service outside of Aquis' service area, and are most commonly used to provide nationwide coverage. During the six and three month periods ended June 30, 2001 and 2000, respectively, the costs of such paging services decreased from $3,238,000 to $1,396,000 and from $1,465,000 to $654,000. The decreases are primarily attributable to the decline of the subscriber base and a refocusing of our sales efforts on higher utilization of our own paging infrastructure through commission plan incentives.

         Technical operating expenses include transmission site rentals, telephone interconnect services and the costs of network maintenance and engineering. These expenses totaled $3,020,000 and $3,953,000 during the six month periods ended June 30, 2001 and 2000 respectively. During the three month periods ended June 30, 2000 and 2001, respectively, these costs were reduced to $1,507,000 from $1,848,000. The aforementioned elimination and consolidation of communications facilities, including trunking and other communications facilities provided by third party suppliers, was the primary contributor to these cost reductions. Also contributing were lower salary costs and elimination of targeted non-core leased communications tower sites.

Sales and Marketing

         Selling and marketing expenses include the cost to acquire and retain subscribers, operating costs associated with the sales and marketing organization, and other advertising and marketing expenses. These year-to-date costs decreased from $1,955,000 in 2000 to $1,044,000 in 2001, or approximately 46.6%. Similar reductions on a percentage basis were effected for the three months periods ended June 30, 2001 and 2000. These cost reductions resulted from staffing cutbacks in the sales organization, from elimination of yellow page and other non-core advertising media and from rent reductions effected through the closure of certain sales offices. Reduced commissions resulting from a revised commission plan implemented late in 1999 and from fewer new units placed in service through sales channels during 2001 also lowered overall selling expenses.

 General and Administrative

         General and administrative expenses include costs associated with customer service, field administration and corporate headquarters. These costs decreased to approximately $2,677,000 during the six months ended June 30, 2001 from about $3,952,000 for the corresponding period in 2000. For the three month periods ended June 30, 2001 and 2000, respectively, such costs were reduced to $1,325,000 from $1,821,000. Total costs for the six months ended June 30, 2000 included $693,000 resulting from the issuance of options pursuant an employment agreement with a former President of Aquis. No similar costs were incurred in 2001. Other cost reductions during the current year six month period were realized through elimination of outside customer call center activities and lower billing and data processing expenses, which were enabled upon completion of the integration of the SourceOne and Suburban customer bases. Also contributing to the expense reductions were lower costs of employment arising from staffing cutbacks and un-replaced attrition. Partially offsetting these savings were fees incurred with a consultant who assisted in development and negotiation of our forbearance agreements, and another consultant who assisted with development of our business plans.

Depreciation and Amortization

         Depreciation and amortization decreased to $4,112,000 for the six months ended June 30, 2001 from $5,074,000 in the prior year six month period. Amortization of intangible assets decreased significantly as a result of the asset impairment write down recorded at December 31, 2000. This write down was made as the result of our ongoing losses, our forecast for continuing losses, and our defaults under our loan agreements. Accordingly, we recognized a provision for impairment of the carrying value of our FCC licenses and State certificates in the amount of $9,500,000 at December 31, 2000. Also contributing was amortization charges associated with our Internet assets, which were sold in August 2000, and depreciation of certain excess paging infrastructure that was sold as part of our ongoing efforts to consolidate our communications networks and focus on our core paging markets.

Provision for Asset Impairment

         In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", Aquis evaluates the recoverability of the carrying value of its long-lived real and intangible assets based on related estimated undiscounted cash flows. As a result of our need to raise cash and our business plans formulated in connection with the forbearance agreements with our senior and junior lenders, we determined to sell the operating assets of our Midwest paging operations. The marketing of those operations to interested and qualified potential buyers produced offers to purchase those assets, and a letter of intent to purchase those assets was executed in June 2001. The terms of that agreement specified a purchase price of $1,100,000 and the assumption of specified obligations to provide future paging services to specific subscribers. The transaction is subject to FCC approval, the buyer's financing and other contingencies. Accordingly, the assets of our Midwest operations were written down to their estimated net realizable value of $885,000, net of estimated transaction costs. Accordingly, in connection with these negotiations, Aquis has written down the related net assets by $2,576,000 during its second fiscal quarter.

Interest Expense

         Net interest expense totaled $1,949,000 and $1,725,000 for the six months ended June 30, 2001 and 2000, respectively. For the respective three month periods, net interest expense totaled $983,000 and $919,000. Gross interest expenses increased as the result of the costs of funds borrowed to complete the SourceOne purchase on January 31, 2000 and due to higher interest rates on our floating rate loans attributable to higher rates resulting from our defaults. Also, $500,000 was accrued as the result of the inability to meet specified debt leverage and coverage ratios required in our agreements with FINOVA. Those increased costs were partially offset by additional financial income derived from the imposition during mid-2000 of late fees and interest assessments on non-current billings due from our subscribers.

Income Taxes

         No provision for income taxes is reflected in any period as a result of the Company's net losses in all periods presented.


RESULTS OF OPERATIONS-YEARS ENDED DECEMBER 31, 2000 AND 1999

         Some of the following financial data is presented on a per subscriber unit basis. Management believes that such a presentation is useful in understanding year-to-year comparative results by providing a meaningful basis for comparison, given the differences in business management and in the number of subscribers of other paging companies.

Units in Service

         Units in service totaled 342,000 at December 31, 2000 and 375,000 at December 31, 1999, an 8.8% decrease. A significant contributor to the decline was the return of about 30,000 units in April 2000 to Bell Atlantic Mobile that were not profitable to the Company. An additional 40,000 units had been previously returned for the same reason in December 1999. Aquis and Bell Atlantic Mobile entered into a cancelable reseller agreement for these units in connection with the purchase of the assets of Bell Atlantic Paging in 1998. Aquis exercised its right to cancel that service and reduce related support activities. About 175,000 units were added during the year, approximately 70,000 of which were added through the acquisitions of SourceOne and Suburban Paging with the balance added through direct and indirect sales channels. The annual churn rate during the year endeed December 31, 2000, excluding the effects of the units returned to Bell Atlantic Mobile during this year, reached 38%.

Revenues

         Service revenues for the years ended December 31, 2000 and 1999, were $27,926,000 and $30,368,000, respectively, a decrease of approximately $2,442,000 or about 8%. The decrease in service revenues was attributable to three factors: the churn described above, industry-wide pricing pressures, and a change in the mix of direct subscriber and reseller units. Average monthly revenue per unit was about $6.05 in 2000, a decline from $6.84 during 1999. During year 2000, the portion of Aquis' subscriber base represented by the less lucrative reseller units increased from about 58% to 62%. Resellers purchase Aquis' services in bulk and are therefore provided rates lower than those made available to Aquis' direct subscribers. Finally, about 87% of the total revenues recognized in 2000 were derived from fixed periodic fees from paging services that are not dependent upon usage. As a result of the acquisition of the business of SourceOne, significant usage-sensitive CPP revenues were added during the year. This, combined with the decline in the customer base and price competition resulted in the reduction of the proportion of fixed fee revenues from levels experienced in 1999.

         Revenues from Internet operations were $513,000 during the 8 months of the year ended December 31, 2000 during which Aquis operated this business. This compared to revenues of $105,000 recognized for the year ended December 31, 1999 during Aquis' six months of Internet operations. Aquis sold this business in August 2000 due to sustained losses from operations that reached about $665,000 for the eight months then ended.

         Revenues from sales of paging equipment declined to $757,000 in 2000 from $791,000 in 1999. In response to consumer demand for less costly equipment, Aquis continued marketing lower-cost units at reduced sales prices in 2000, a strategy that was implemented in 1999.

Cost of Equipment Sales

         The cost of equipment sold during fiscal year 2000 was $742,000 in comparison to costs in 1999 of $947,000, a decline of $205,000 or 21.6%. The previously-described move toward lower-cost pagers continuing demand for rental units contributed to the reduction, as did declines in average pager costs.

Cost of Paging Services

         Cost of service consists principally of fees paid to third party carriers, and, to a lesser extent, to message dispatch companies. Also included are technical operating expenses. Total services costs decreased to $12,984,000 in 2000 from $13,070,000 in 1999. Declines in costs of third party paging carriers and costs incurred to provide Internet services were offset by increased costs to operate the paging network acquired from SourceOne Wireless in January 2000. Internet services costs increased to $521,000 in 2000, compared to costs of $101,000 in 1999.

         Third party carriers are utilized when a customer requires service outside of Aquis' service area, and are most commonly used to provide nationwide coverage. The costs of such paging services decreased from $7,652,000 in 1999 to $5,212,000 during the year ended December 31, 2000. The decreases are primarily attributable to the decline of the subscriber base.

         Technical operating expenses include transmission site rentals, telephone interconnect services and the costs of network maintenance and engineering. These expenses totaled $7,251,000 and $5,317,000 during the years ended December 31, 2000 and 1999, respectively. Additional costs were incurred to operate and maintain Aquis' expanded network resulting from the acquisition of the SourceOne network in January 2000 and to a lesser extent as a result of 12 months of operations of the network of Paging Partners that was acquired on March 31, 1999.

Sales and Marketing

         Selling and marketing expenses include the cost to acquire and retain subscribers, operating costs associated with the sales and marketing organization, and other advertising and marketing expenses. These costs decreased from $3,881,000 in 1999 to $3,595,000 in 2000, or approximately 7.4%. Cost reductions resulted from a 10% reduction of the sales organization, but to a greater extent from reduced commissions resulting from a revised commission plan implemented late in 1999 and from fewer new units placed in service through sales channels during 2000. These decreases were partially offset by an increase in advertising costs resulting from advertising that was published and circulated during 2000.

 General and Administrative

         General and administrative expenses include costs associated with customer service, field administration and corporate headquarters. These costs decreased slightly as a percentage of service revenues to approximately 25.2% in 2000 from about 25.3% in 1999. Total costs for the year ended December 31, 2000 included $693,000 resulting from the issuance of options pursuant an employment agreement with Aquis' former President. Total costs for the year ended December 31, 1999 included the costs of a settlement of certain employment claims made by Aquis' first President and a founder, settled in the approximate amount of $742,000.

         Overall costs were reduced about 8% as the result of a 14% staff reduction implemented in stages during the course of the 18 months ended December 31, 2000. The decrease was also attributable to lower customer call center and related telephone costs that were partially offset by increased billing and data processing expenses associated with the customer bases acquired from SourceOne and Suburban Paging.

Depreciation and Amortization

         Depreciation and amortization decreased to $10,450,000 in 2000 from $10,878,000 in the prior year. Amortization of intangible assets increased as a result of amortization of assets acquired from Paging Partners for 12 full months in 2000 and amortization of intangible assets acquired from SourceOne and Suburban. Depreciation declined slightly, primarily as the result of the full depreciation of a substantial number of leased pagers during the year.

Provision for Asset Impairment

         As a result of the Company's ongoing losses, its forecast for continuing losses, and its default under its loan agreements, Aquis has recognized a provision for impairment of the carrying value of its FCC licenses and State certificates in the amount of $9,500,000 at December 31, 2000. The amount of the loss was based on the difference between the net book value of those intangible assets and the amount of the estimated annual cash flows through December 31, 2008 discontinued to net present value using a discount rate of 20%. The resulting adjusted carrying value is believed by management to approximate the realizable value of these assets.

Abandoned Business Combinations

         On November 8, 1999, Aquis announced the termination of discussions concerning the June 21, 1999 Memorandum of Understanding to merge with Intelispan, Inc. In addition, Aquis also terminated its efforts to acquire Francis Communications and certain additional telecommunications services providers and resellers. Earnings for 1999 have been charged $1,692,000 for the write off of related capitalized costs. During the year ended December 31, 2000, disputes related to the abandoned Francis acquisition were settled and costs of $125,000 were recovered, net of related legal fees. This recovery was offset by the write-off of $182,000 of costs related to the abandonment of negotiations to effect business combinations with three other communications services providers.

Interest Expense

         Net interest expense was $6,670,000 for the 12 months ended December 31, 2000, compared to $3,004,000 for the year ended December 31, 1999. Interest expenses increased primarily as the result of full amortization of previously deferred financing costs in the amount of $1,648,000 resulting from the default under Aquis' loan agreements with FINOVA and AMRO. A second significant factor was the $1,553,000 cost of funding obtained from AMRO and the equity line of credit from Coxton as measured by the value of warrants issued in the second quarter of 2000 in connection with those agreements. Interest costs also increased as the result of carrying costs for a full 12 months for borrowings made in connection with the Paging Partners and SunStar business combinations completed in 1999, as well as the borrowings incurred in connection with the purchase of assets from SourceOne in January 2000. Interest rates related to the SourceOne borrowings were also about two percentage points higher than those in effect for senior debt outstanding at December 31, 1999. Interest expense in 2000 also include about $222,000 related to the beneficial conversion feature granted to AMRO International in connection with the bridge loan provided in

April 2000. The 1999 expenses included additional fees of $299,000 related to letters of credit used in connection with Aquis' mergers and acquisitions.

Income Taxes

         No provision for income taxes is reflected in either period as a result of the Company's net losses in both periods.

RESULTS OF OPERATIONS-YEARS ENDED DECEMBER 31, 1999 AND 1998

         Some of the following financial data is presented on a per subscriber unit basis. Management believes that such a presentation is useful in understanding year-to-year comparative results by providing a meaningful basis for comparison, given the differences in business management and in the number of subscribers of other paging companies.

Units in Service

         Units in service totaled 415,000 and 257,000, a 61.5% increase, on a comparative basis as of December 31, 1999 and 1998, respectively, before adjustment for certain units transferred to Bell Atlantic Mobile effective December 1, 1999. After such adjustment, units in service at December 31, 1999 totaled 375,000. Aquis and Bell Atlantic Mobile entered into a reseller agreement for these units in connection with the purchase of the assets of Bell Atlantic Paging. Aquis had the option to cancel the reseller agreement for the Bell Atlantic Mobile units and did so in December 1999 because these units were not profitable to Aquis. Excluding the effects of the units returned to Bell Atlantic Mobile at both year-end dates, units in service totaled 375,000 and 226,000, respectively, and represent a net growth rate of nearly 66%. This growth was achieved through the merger with Paging Partners on March 31, 1999, and was partially offset by customer disconnections at a rate of 2.7% per month.

Revenues

         Paging service revenues for the years ended December 31, 1999 and 1998, respectively, were $30,368,000 and $23,309,000, an increase of approximately $7,059,000 or more than 30%. The increase in service revenues was attributable to the increase in the number of subscribers resulting primarily from the March 31, 1999 Paging Partners merger, and, to a smaller extent, to an increase in demand for such value-added services as alpha dispatch, sports, news and business data messaging. Average monthly revenue per unit was $6.84 during 1999, compared to $7.18 during 1998. This change in average monthly revenue per unit was primarily the result of Aquis' addition of reseller units through the Paging Partners merger and to a lesser extent was the result of pricing pressures in a highly competitive marketplace. Resellers purchase Aquis' services in bulk and are therefore provided rates lower than those made available to Aquis' direct subscribers. The relative weight of reseller revenues to total service revenues has increased from about 11% of service revenues during the first quarter of 1999, to about 28% for subsequent quarters as the result of the merger. Approximately 97% of the total revenues recognized in 1999 were derived from fixed periodic fees from paging services that are not dependent upon usage.

         Revenues from sales of paging equipment declined from $3,123,000 in 1998 to $791,000 in 1999. This was the result of two factors. First, sales to Bell Atlantic Mobile and the local operating telephone companies entities that were significant resellers of paging equipment and services in years prior to 1999, were substantially eliminated as a result of Aquis' purchase of the business at December 31, 1998. Second, in response to consumer demand for less costly equipment, Aquis began marketing lower-cost units at reduced sales prices in 1999, representing a departure from Bell Atlantic Paging's high-end, high-cost strategy.

         During the year ended December 31, 1999, Aquis generated approximately 97% of its total revenue from fixed periodic fees for paging services that are not generally dependent on usage. The average of the monthly disconnection or churn rates (not weighted and excluding the effects from the Paging Partners subscriber base) for the years ended December 31, 1999 and 1998, were 3.1% and 2.9%, respectively. Including the stabilizing effects of the Paging Partners reseller base added April 1, the churn rate was 2.7% for calendar year 1999.

Cost of Equipment Sales

         The cost of equipment sold during fiscal year 1999 was $947,000, a decline of $1,762,000 from the prior year level of $2,709,000. The previously-described reduction of sales to Bell Atlantic Mobile and the operating telephone companies contributed to the decrease, as did Aquis' move toward lower-cost pagers and an increase in demand for rental units. Declines in average pager costs also contributed to the reduction.

Cost of Paging Services

         Cost of service consists principally of fees paid to third party carriers, and, to a lesser extent, to message dispatch companies. Also included are technical operating expenses. Total paging services costs increased from $8,450,000 in 1998 to $13,070,000 in 1999 due to increased costs of third party paging services providers and costs of Aquis' technical operations.

         Third party carriers are utilized when a customer requires service outside of Aquis' service area, and are most commonly used to provide nationwide coverage. The costs of such services increased from $4,968,000 in 1998 to $7,753,000 in 1999. The increases are attributable primarily to growth of the subscriber base, and to an increase in customer demand for services such as wide-area, nationwide, alpha dispatch, and other message dispatch services.

         Technical operating expenses include transmission site rentals, telephone interconnect services and the costs of network maintenance and engineering. These expenses totaled $5,317,000 and $3,482,000 during the years ended December 31, 1999 and 1998, respectively. Additional costs were incurred to operate and maintain Aquis' expanded network resulting from the merger with Paging Partners on March 31, 1999. In addition, the elimination of certain expenses allocated by Bell Atlantic Paging was offset by greater external unsubsidized third party costs for transmitter and terminal site rents, telephone company access charges, and personnel costs in the current year.

Sales and Marketing

         Selling and marketing expenses include the cost to acquire and retain subscribers, operating costs associated with the sales and marketing organization, and other advertising and marketing expenses. These costs increased from $3,394,000 in 1998 to $3,881,000 in 1999, or approximately 14.3% from 1998 to 1999, resulting from the opening of additional sales offices and a corresponding increase in sales and support staff and related administrative operations and selling costs. These increases were partially offset by a reduction of sales commissions resulting from a revised commission plan implemented in 1999 and a decrease in print advertising expenses.

General and Administrative

         General and administrative expenses include costs associated with customer service, field administration and corporate headquarters. These costs increased as a percentage of service revenues from about 24.3% in 1998 to 25.3% in 1999. The increase was largely attributable to a settlement of certain employment claims made by Aquis' former President, settled in the approximate amount of $742,000 and charged against 1999 results of operations. The increase was also attributable to higher office occupancy and customer service and call center support costs that were partially offset by reductions in billing and data processing expenses. Also contributing to the increase were costs associated with the transition to a public reporting entity. However, amounts attributable to Bell Atlantic Paging were lower due its existence as a subsidiary of Bell Atlantic rather than operating as an independent entity.

Depreciation and Amortization

         Depreciation and amortization increased to $10,878,000 in 1999 from $4,323,000 during the prior year. Bell Atlantic, recorded the cost of the use of the network and communications operating assets by Bell Atlantic Paging through intercompany charges from the affiliated operating telephone companies that owned the assets during 1998. In substance, Bell Atlantic Paging leased these assets while Aquis, as owner and operator, allocates such costs to operations. The increases in depreciation amortization are also attributable to the allocation of the purchase price of tangible and intangible assets, which exceeded their historical costs, acquired from the Bell Atlantic companies and through the merger with Paging Partners.

Abandoned Business Combinations

         On November 8, 1999, Aquis announced the termination of discussions concerning the June 21, 1999 Memorandum of Understanding to merge with Intelispan, Inc. In addition, Aquis also terminated its efforts to acquire Francis Communications and certain additional telecommunications services providers and resellers. Earnings for 1999 have been charged $1,692,000 for the write off of related capitalized costs.

Interest Expense

         Net interest expense was $3,004,000 for the year ended December 31, 1999 and none for 1998. The 1999 expenses include interest costs related to the senior debt and the five year term loan due to FINOVA, and additional fees and first-quarter charges of $299,000 related to letters of credit used in connection with Aquis' mergers and acquisitions. In years prior to 1999, Bell Atlantic Paging carried no external debt.

Income Taxes

         The provision for income taxes decreased in the current periods as a result of Aquis' operating loss for book and tax purposes. During the prior period, the income and expenses of the Bell Atlantic Paging were included in the consolidated Federal and certain combined state income tax returns of its parent and the prior year provisions for income taxes have been calculated on a separate return basis herein.


Liquidity and Capital Resources

         Our auditors' opinion on our financial statements as of and for the year ended December 31, 2000 is qualified and states that there is substantial doubt about our ability to continue as a going concern. This qualified opinion results from our defaults under our loan agreements with FINOVA and AMRO, our history of operating losses and our illiquid financial condition. These defaults result in violations of the terms of several of our other operating agreements. If either of our lenders elected to demand repayment of their loans, we would be unable to meet those requirements with the financial resources currently available to us. Accordingly, we would then consider appropriate responses, including the filing of a voluntary petition for protection under the U.S. Bankruptcy Code.

         Aquis' business plan and financial requirements call for capital to be available to service our debt, to purchase paging equipment for new and existing subscribers, and to operate, maintain and optimize the use of our communications networks. However, at June 30, 2001, we had a working capital deficit totaling more than $33 million, resulting primarily from the reclassification of our term debt to currently payable status, and our principle source of liquidity was $643,000 of cash and cash equivalents. We have experienced operating losses since our inception, although we have steadily been producing EBITDA since then. Our audit opinion as of and for the year ended December 31, 2000 included a going concern qualification that is indicative of an inability to meet obligations as they become due during the ensuing 12 months. We are not in compliance with debt covenants or debt service requirements related to our senior secured debt or our unsecured debt at June 30, 2001, and our lenders have not waived our defaults. We are currently operating under limited-duration forbearance agreements with both lenders, but if our lenders made demand for repayment of all amounts due to them, we would be unable to meet that demand with existing resources. Our forbearance agreements with these two lenders expire on December 31, 2001, or on the date of any further default if sooner, at which time either lender may demand payment in full of all amounts due. Alternatively, AMRO may elect to convert its debenture into common stock, which at current market values could result in a change in control of Aquis. We are required to redeem all of the outstanding 7.5% Redeemable Preferred Stock by January 31, 2002; at June 30, 2001, the balance required for such redemption was approximately $1,659,000. Our resources are insufficient at this time to enable us to meet our obligation to make this redemption. If we are unable to redeem this preferred stock in January 2002, two seats on our Board of Directors may be appointed by the holders of these shares. Our common stock was de-listed from the NASDAQ SmallCap Market in October 2000, at which time our stock began to trade on the OTC Bulletin Board. This de-listing technically and functionally terminated our equity line of credit provided under a Common Stock Purchase Agreement with Coxton Limited, eliminating this as a potential source of capital. These factors have prevented us from obtaining any additional significant funding that would enable us to meet our debt service requirements, to acquire sufficient pagers to fully meet demand for either new business or retention of existing subscribers who require replacement units from time to time, or to invest in marketing initiatives for paging or other communications services.

         In response to these conditions, Aquis is discussing debt restructuring alternatives with its lenders, but no assurance can be given that these efforts will be successful to the extent required in order to obtain a waiver of its defaults under any existing, or future revised, debt or forbearance agreements. In order to conserve cash and devote that resource to support our existing and potential customer base, we have agreed with our lenders that no further debt service payments will be made until the forbearance agreements expire. We have developed business plans that are expected to allow us to service our debt on a small scale and to increase the value of our business. Our forbearance agreements with FINOVA and AMRO, our senior secured and our junior unsecured lenders, respectively, are based on this business plan. Accordingly, FINOVA and AMRO have both agreed not to demand immediate payment of outstanding amounts due and have postponed our requirement to make any interim debt service payments, and AMRO has agreed to refrain from converting its debenture into shares of Aquis common stock. The term of those forbearance agreements expire on December 31, 2001, or if sooner, at the time that an event of default exists under the terms of either such agreement. Events of default under the AMRO forbearance agreement include the enforcement of any other party's rights against Aquis in the event of default under another material contract and Aquis' failure to continue to work and cooperate with its recently-contracted financial and business restructuring consultant. Events of default under the FINOVA forbearance agreement include, but are not limited to, (1) failure to maintain a cash balance of $300,000 or more, (2) failure to realize minimum monthly operating revenue of $1.615 million through September 30, 2001 and $1.71 million thereafter, (3) failure to raise at least $750,000 of funding from sources other than operations before September 30, 2001, and (4) the payment of any value to stockholders in the form of dividends, stock redemptions or any other distributions. In connection with its forbearance agreement, FINOVA has re-established the applicable interest rate at the base rate plus 6%, and in the event of default, a default rate of the base rate plus 8% would apply. We are currently discussing with our senior lender the possible impact on their ongoing forbearance, if any, of our extension to December 31, 2001 of the note receivable due from SunStar, which involved related party approvals.

         Our business plans upon which the forbearance agreements were based include staff and salary reductions through targeted cutbacks, normal attrition, and compensation adjustments. Also included are marketing strategies intended to exploit the marketing opportunities in one-way paging resulting from the refocusing of many of our paging industry competitors on two-way and other advanced services. Technical operations improvement plans include financial savings available through strategically targeted network consolidations involving co-locating some of its low- and high-band communications equipment, and finalization of reciprocal compensation agreements currently being negotiated with some of our communications facilities providers. With these consolidations, sales of network equipment that may become non-essential are also planned, as are closure of targeted non-core remote sales offices. Another milestone contained in this plan is the sale of Aquis' Midwest operations, and management executed a letter of intent for such sale on June 7, 2001, specifying a cash purchase price of $1.1 million and the assumption of certain limited liabilities. This transaction is subject to certain contingencies that are beyond our control, including FCC approval, buyer financing and FINOVA's willingness to release its existing liens on the underlying assets. Finally, collection of the proceeds of the note due to Aquis for the sale of our Internet assets is also a key element of the plan. The maturity date for payment of this note has been extended from December 31, 2000 to March 31, 2001 and most recently extended again to December 31, 2001, and provides for full satisfaction of this note at graduated discounted payment amounts through December 31, at which date the undiscounted amount is due. Although Aquis has earmarked a significant portion of the proceeds from the sale of its Midwest assets and its note receivable for payments to our creditors, there can be no assurance that the expected proceeds will be collected within timeframes acceptable to Aquis' creditors. If successful, these initiatives are expected to allow Aquis to pay down amounts due to its general creditors, to invest in paging equipment to meet the demands of its target markets, and to resume debt service payments to its lenders on a small scale. However, without receipt of significant proceeds from the note receivable due from SunStar or the sale of the Midwest assets, it is unlikely that these initiatives can be executed as currently planned. Even with those proceeds, management can offer no assurance that these plans will be successful to the degree that may be required by its creditors or to the extent necessary to ensure its ability to continue as a going concern. We believe that our business plan as a niche one-way paging carrier in an industry that is moving toward other communications services is sound, yet our ability to execute this plan is heavily dependent on the factors noted above which are largely beyond our unilateral control.

         On April 9, 2000, we signed a Common Stock Purchase Agreement with Coxton Limited, a British Virgin Islands corporation, establishing an equity line of credit or drawdown facility intended to enable us to sell our common stock, at a discount to market pricing, for cash. In order for us to drawdown any of these funds, several key conditions were required: (1) a registration statement for any shares sold under this agreement must be effective, (2) there were to be no material adverse changes in our business, financial condition or prospects, (3) no business combinations or asset disposals would occur without the consent of Coxton, and (4) our shares must continue to trade on the NASDAQ SmallCap Market or other principal market, which does not include the OTC market. Subject to our compliance with our covenants, this facility was negotiated to provide us with a funding mechanism under which we could drawdown up to $20 million from Coxton at shares prices reflecting a discount to average market prices measured over a 22-day trading range. The agreement also imposed some limitations on us, most notably one which limits our ability to sell our securities to any other parties at a discount to market prices for the shorter of a term that was to expire two years after the effective date of the registration statement registering shares under the Coxton agreement or 60 days after the full $20 million was drawn down. This equity line of credit agreement has been technically and functionally terminated due to our de-listing and due to the material adverse changes in our business since the date that agreement was signed, and Coxton can formally terminate the agreement with proper notice, but has not yet elected to do so. We are continuing discussions with Coxton in an effort to secure terms suitable to both parties under which this agreement might operate. However, even if we were able to reach an agreement with Coxton and could thereby draw down funds, just two or three draws could result in a change in control based on the share price and number of shares outstanding on August 15, 2001. Due to the constraints described above, we do not expect funding to be available from this source for the foreseeable future.

         Our debt service requirements for the foreseeable future are significant. Substantially all of our term debt totaling about $28.3 million, including $27,250,000 due to FINOVA under our senior loan agreement, exclusive of accrued interest of almost $1.7 million, is classified as currently payable as a result of the defaults under our loan agreements. That reclassification includes the $17.6 million balloon payment due to FINOVA, originally scheduled for payment on December 31, 2003, and the other principal installments due quarterly until that date. Under our existing forbearance agreement, we are required to pay FINOVA all outstanding principal, accrued interest and any fees that may be due on December 31, 2001. Similarly, our forbearance agreement with AMRO requires that we be prepared to pay AMRO in full on that date, unless AMRO elects to convert its debt into Aquis common stock. Interest costs associated with our senior debt and our bridge loan alone reached almost $3,200,000 during the year ended December 31, 2000 and such costs are expected to exceed that total in 2001. We are also obligated to pay aggregate future minimum rental commitments under non-cancelable leases in an amount of about $7 million through 2005. We must redeem all of the outstanding 7.5% Redeemable Preferred Stock on January 31, 2002 at 100% of its stated value plus accrued cumulative unpaid dividends; those totaled $1,659,000 at June 30, 2001. Cash provided by operations during 2001 is not expected to be sufficient to satisfy these requirements as we are currently structured.



         Aquis' operations provided about $474,000 of net cash during the six months ended June 30, 2001, while operating activities used net cash of $901,000 for the same period of 2000. This was largely the result of the need in 2000 to fund the growth of accounts receivable in connection with the purchases of the paging businesses of SourceOne Wireless and Suburban paging. Cash generated by operations during both periods was used to fund pager purchases of $456,000 in 2001 and $693,000 in 2000.

         During the six months ended June 30, 2001, the proceeds realized from the sale of non-core assets was used to fund communications and paging systems capital needs, resulting in a net use of cash of $12,000. No business combinations were effected in 2001. During the six month period of the prior year, we used net cash of $2,396,000 in connection with the acquisition of assets from SourceOne and $906,000 was used for the purchase of network, data processing and paging equipment.

         During the six months ended June 30, 2001, cash totaling $197,000 was used for financing activities, primarily to pay down certain installment debt and notes. During the year-earlier period, $2,813,000 of net cash was provided by financing activities. We borrowed $2,450,000 to complete the SourceOne transaction and $2,000,000 was borrowed from AMRO that was used primarily to pay down the FINVOA senior debt by $1,250,000.

         Aquis' operations used about $710,000 of net cash during the year ended December 31, 2000, while operating activities provided net cash of $4,643,000 for the year ended December 31, 1999. Before application of cash to fund growth of customer receivables, to purchase pagers and reduce current liabilities, operations produced about $2,035,000, compared to $2,965,000 in 1999. Cash generated by operations during year 2000 of $1,651,000 was used to fund pager purchases and to reduce payables to vendors. During 1999 the primary use of operating cash was to fund the growth of paging subscriber receivables in the approximate amount of $3,479,000; payables to vendors also grew during 1999 by about $5,579,000. Growth of accounts receivable in both periods was due to acquired businesses from Paging Partners in 1999 and from SourceOne and Suburban Paging in 2000. The need to reduce outstanding accounts payables to vendors was influenced by the declining telecommunications markets, and the failures of PageNet, and then TSR Wireless late in the year ended December 31, 2000. By comparison, the growth of accounts payable in 1999 of $5,579,000 as a result of the increased paging infrastructure acquired from Paging Partners and the relative willingness of vendors to allow our payables to age helped to fund other cash priorities during that year.

               During 2000, Aquis used net cash of $3,960,000 in connection with business acquisitions and for the purchase of equipment, including $252,000 of expenditures related primarily to certain licensing of its Internet activities. This represents a decline of $19,685,000 from 1999 net cash used for the same activities and is primarily related to the $18,535,000 of cash used in 1999 in connection with the paging assets purchased from Bell Atlantic Paging Company.

         During the year ended December 31, 2000 and 1999, net cash provided from financing activities totaled $1,784,000 and $19,630,000, respectively. Aquis borrowed $2,450,000 and $2,000,000 during the most recently completed fiscal year to complete the SourceOne transaction and to pay down the FINVOA debt and related transaction costs, respectively. Aquis borrowed $20,500,000 in January 1999 to complete the asset purchase from Bell Atlantic Paging Company. Concurrent with the loan of $2,450,000 in January 2000, Aquis agreed with its lender to forego any further borrowings under this facility. In April 2000, Aquis elected to make an additional payment of $1,250,000 to reduce the current year loan of $2,450,000 from FINOVA in order to avoid the increased interest rates that would have been assessed in the absence of such a payment. This payment was made through use of the proceeds of the 11% bridge loan extended to Aquis by AMRO International in April 2000 in the amount of $2,000,000, which matures on October 12, 2001. The balance of the bridge loan was used to pay associated fees, for the purchase of additional paging equipment and to meet general working capital needs.

         We do not expect that our current cash and equivalents and the cash we expect to generate from operations will be sufficient to meet our debt service, working capital or capital expenditure requirements under our existing debt and forbearance agreements or our current capital and operating structure. The conditions described above indicate that Aquis may not be able to continue as a going concern. Our ability to continue as a going concern and successfully execute our one-way paging business plan is dependent on the continued forbearance of our lenders from demanding immediate payment of their outstanding loans, our continuing ability to generate sufficient cash from operations to meet operating costs and obligations in a timely manner, continuing supplies of goods and services from our key vendors, and an ongoing ability to limit or reduce operating costs and capital requirements. Our ability to succeed in our efforts will also be largely dependent upon the ability of the buyers to pay off the remaining balance of the note receivable that is due to us for the sale of our Internet assets to them in August 2000, and our pending sale for cash of the assets of our Midwest paging operations. Even if both these transactions are successfully completed, in the event that demand is made for payment of our outstanding debt our resources will be insufficient to fully meet such a demand, and we would consider appropriate responses, including the filing a request for protection under the U.S. Bankruptcy Code. Accordingly, we are continuing discussions with our lenders for the purpose of improving our existing debt and equity structure. However, no assurance can be provided that the necessary transactions can be successfully negotiated under suitable terms.


Seasonality

         Retail sales were subject to seasonal fluctuations that affect retail sales generally. Otherwise, the results were generally not significantly affected by seasonal factors.

Changes and Disagreements with Accountants on Accounting and Financial
Disclosure

         Aquis filed a report on Form 8K on March 12, 2001 to report a change in certifying accountants from PricewaterhouseCoopers LLP to Wiss & Company LLP effective on March 5, 2001. The reports of PricewaterhouseCoopers LLP on the financial statements for the years ended December 31, 1998 and 1999 were not qualified or modified as to uncertainty, audit scope or accounting principles. During those two periods and subsequent interim periods, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure.

         Our predecessor in interest, Paging Partners Corporation filed a report on Form 8K on June 11, 1999 to report a change in certifying accountants from Berenson & Co. to PricewaterhouseCoopers LLP. The reports of Berenson & Co. LLP on the financial statements of Paging Partners Corporation for the years ended December 31, 1998 and 1997 were not qualified or modified as to uncertainty, audit scope or accounting principles. During those two periods and subsequent interim periods, there were no disagreements with Berenson & Co. on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure.

Quantitative and Qualitative Disclosures about Market Risk


         As of June 30, 2001 and December 31, 2000 substantially all of our debt carried floating interest rates. We had approximately $32,088,000 of floating-rate debt outstanding at June 30, 2001. An interest rate increase or decrease of 2% on this floating rate debt would result in a change in annual interest expenses of about $642,000. Aquis has not, and does not plan to, enter into any derivative financial instruments for trading or speculative purposes. As of June 30, 2001, we had no other significant material exposure to market risk.


Recent Accounting Pronouncements

         In December 1999 the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, amended in March 2000, which provides guidance on the application of generally accepted accounting principles to revenue recognition in financial statements. Aquis adopted SAB 101 in the second quarter of 2000 and that adoption had no significant effect on its consolidated results of operations or its financial position.

         In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No.. 25" ("FIN No. 44"). The Interpretation provides guidance for certain issues relating to stock compensation involving employees that arose in applying APB Opinion 25. The provisions of FIN No. 44 were effective July 1, 2000. The Company has adopted and implemented the applicable provisions of FIN No. 44, which were effective July 1, 2000.


         In June 2001, the Financial Accounting Standards Board issued SFAS
No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method for such transactions. SFAS 142 requires that goodwill and intangible assets with indefinite lives, including those recorded in past business combinations, no longer be amortized against earnings, but should instead be tested annually for impairment. Continued amortization is required for intangible assets with finite lives, as is review for impairment in accordance with SFAS 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Implementation of SFAS 142 is required on January 1, 2002. Since the Company has no recorded goodwill or other assets with indefinite lives, no impact on its consolidated financial position or results of operations is anticipated.

                                    Business

Development of Business

         On March 31, 1999 Paging Partners Corporation merged with Aquis Communications, Inc. ("ACI", which was incorporated in late 1997 and first capitalized in January 1998) in a transaction accounted for as a reverse acquisition. In connection with the merger, the name "Aquis Communications Group, Inc." was adopted. Three months preceding that merger, on December 31, 1998, ACI acquired licenses and other assets relating to the paging business of Bell Atlantic Corporation (now known as Verizon Communications), subject to certain liabilities relating to the Bell Atlantic paging business. Prior to December 31, 1998, ACI conducted no business. The purchase price for this paging business was approximately $29,200,000 and was financed by a blend of senior debt, seller financing and equity. As of December 31, 1998, Bell Atlantic's paging business served approximately 257,000 users.

         On June 15, 1999, a wholly-owned subsidiary of Aquis entered into a Stock Purchase Agreement with SunStar Communications, Inc., an Arizona corporation, and SunStar One, LLC, an Arizona limited liability company. SunStar sells secure Internet services over an intelligent private network, provides dial-up Internet access services to corporate and individual subscribers and provides enhanced security standards for user authentication. Pursuant to the agreement, SunStar became a wholly-owned subsidiary of Aquis and changed its name to "Aquis IP Communications, Inc." Total consideration paid was $275,000 cash and 1,150,000 shares of Aquis' common stock. On August 31, 2000, Aquis sold substantially all of the assets of the Aquis IP to an investment group headed by Aquis IP's former president and a current director of Aquis for approximately $2,970,000 in cash, a note and assumption of indebtedness.

         On January 31, 2000, Aquis acquired substantially all of the paging assets of SourceOne Wireless, Inc. and certain affiliates through which those assets were owned ("SourceOne"). SourceOne operated one-way paging systems, primarily in the Midwest. Substantially all of the Midwest systems were acquired by Aquis subsequent to SourceOne's voluntary petitions for relief from creditors in the Bankruptcy Court for the Northern District of Illinois on April 29 and July 2, 1999. Due to the lack of financial and other resources, SourceOne and Aquis entered into an Agreement Pending Purchase Closing as of August 2, 1999 under which Aquis managed SourceOne's midwest paging systems. During this management period, the Company and SourceOne negotiated certain amendments to the original purchase agreement to better reflect the value of the tangible and intangible assets subject to this transaction, which closed as approved by the Bankruptcy Court on January 31, 2000.

         In exchange for the assets acquired and liabilities assumed, Aquis paid a purchase price of $2.25 million in cash and 15,000 shares of its 7.5% Redeemable Preferred Stock, valued at $1.5 million as agreed by the parties. Funding for the cash portion was provided by FINOVA under the Company's credit facility with that lender. The preferred shares are redeemable for cash with proper notification made by the holder no earlier than January 31, 2002 at their face value of $1.5 million plus cumulative accrued but unpaid dividends. The liabilities assumed by Aquis were limited to those approved by the Bankruptcy Court, including those obligations required to be performed subsequent to January 31, 2000 under unexpired leases or executory contracts, service obligations, post-closing liabilities and severance payments.

         On May 22, 2000, Aquis acquired certain assets from Suburban Connect, LP ("Suburban"), a regional paging services reseller headquartered in West Chester, Pennsylvania. In connection with that acquisition, Aquis issued to Suburban 319,518 shares of its common stock. The related agreement provides for an additional payment to Suburban in the event that the average closing price of Aquis' common stock for the ten trading days prior to April 16, 2001 does not exceed $5.00. That payment is to be made through the issuance of additional shares of Aquis' common stock, currently in process. The adjustment will result in the issuance of approximately 645,000 additional shares of our common stock.


         On August 31, 2000, Aquis sold substantially all of the Internet business assets of its subsidiary Aquis IP Communications, Inc. to an investor group headed by John Hobko, the former president of Aquis IP, and John B. Frieling, a current director of Aquis. The buyers paid to Aquis and directly to a creditor of Aquis on Aquis' behalf, aggregate cash proceeds of $987,000, and also issued to Aquis a secured note in the amount of approximately $1,329,000. That note was due on October 31, 2000, has been extended to March 31, 2001, and recently extended again to December 31, 2001.

         During 1999 Aquis entered into several other acquisition agreements, including those with ABC Paging, Inc., COMAV Corporation, Francis
Communications, Inc. and Intelispan, Inc. Although Aquis incurred significant transaction fees and paid deposits on account of these acquisitions, it determined not to proceed with these transactions. Aquis will continue to pursue opportunistic acquisitions.


         Aquis' consolidated financial statements as of and for the year ended December 31, 2000 and for subsequent periods have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As reported in those accompanying financial statements, Aquis incurred losses of about $23,841,000 and $10,879,00 during the years ended December 31, 2000 and 1999, respectively. Aquis' deteriorating financial results have caused defaults under its agreements with FINOVA, its senior secured lender, and AMRO International, an unsecured creditor. In January 2001 Aquis failed to make a required principal repayment of $514,000 under the loan with its senior lender. Further, Aquis has not made any required interest payments on this debt since January 11, 2001. Aquis was required to pay that lender $2,056,000 of loan principal during the year ended December 31, 2001. In June 2001, FINOVA executed a forbearance agreement which, under certain circumstances, provides that it will seek no further principal or interest payments through December 31, 2001, at which date all amounts outstanding will become due and payable. A $2,000,000 note payable to AMRO International matures in October 2001, unless it is sooner converted to common stock at AMRO's election. In April 2001, AMRO executed a temporary forbearance agreement and a related extension which provides, under certain circumstances, that it will not convert its debenture into Aquis common stock or make demand for payment of our debt to them. Aquis' 7.5% Redeemable Preferred Stock is to be redeemed on January 31, 2002 in the preference amount of $1,500,000 plus accrued interest. Aquis is further obligated to pay minimum lease payments under non-cancelable leases during 2001 in the approximate amount of $7,262,000. The Company's principal source of liquidity at June 30, 2001 included cash and cash equivalents of about $643,000. At June 30, 2001, Aquis reported a working capital deficit of $33,036,000, primarily as the result of the reclassification of the remaining portion of its outstanding debt to currently payable as a result of its default under the related loan agreement.

         In October 2000, NASDAQ notified Aquis that its securities would be de-listed from the NASDAQ SmallCap Market. Aquis common stock subsequently began trading on the OTC Bulletin Board under the symbol AQIS.OB. The effect of this change in trading markets may reduce trading volume and liquidity, may diminish Aquis' ability to restructure its debt or raise additional equity, and has technically and functionally caused the termination of any right or ability of Aquis to obtain any funding under its agreement with Coxton as it is currently written.


         Aquis does not expect that its current cash and equivalents and the cash it expects to generate from operations will be sufficient to meet its anticipated debt service, working capital and capital expenditure requirements under its existing capital and operating structure. The conditions described above indicate that Aquis may not be able to continue as a going concern. Aquis' ability to continue as a going concern is dependent on the continued forebearance of its lenders from demanding immediate payment of their outstanding loans, its ability to generate sufficient cash to meet operating requirements and an ongoing ability to limit or reduce operating costs and capital requirements. In the event that demand is made for payment of the outstanding debt, Aquis does not believe that its resources will be sufficient to meet such a demand. Aquis would consider appropriate responses, including the filing of a request for protection under the US Bankruptcy Code.

General


         Aquis is a leading provider of paging and other wireless messaging services through its local and regional wireless networks. Aquis offers messaging services in a nine-state regional network that provides coverage into New York, New Jersey, Connecticut, Pennsylvania, Maryland, Virginia, Delaware, Rhode Island, Massachusetts and Washington, D.C. utilizing its 900mhz and 150mhz systems. A second 900mhz regional network provides coverage in Illinois, Indiana, Michigan, Wisconsin, Minnesota, and Missouri. Aquis also provides service to over 1,000 U.S. cities, including the top 100 Standard Metropolitan Statistical Areas through interconnect agreements with nationwide wireless messaging providers including Skytel, a division of MCI Worldwide, Metrocall, and Verizon Wireless Messaging Service (formerly AirTouch). Since beginning operations in 1991 under the Paging Partners name, Aquis' subscriber base has increased to approximately 312,000 units in service as of June 30, 2001. Aquis has achieved this through a combination of internal growth and a program of mergers and acquisitions. According to the June 18, 2001 issue of RCR Wireless News, Aquis was the eighth largest messaging company in the United States based on the number of subscribers. Due to mergers, acquisitions and other developments in the paging industry, our relative position in our industry may have changed since that time, but based on our current evaluation of the paging marketplace we believe we continue to be among the top ten providers in the U.S. As of June 30, 2001, Aquis employed 70 non-unionized full and part-time people, and believes that employee relations are good.


         Aquis has traditionally operated technologically advanced paging systems that provide one-way wireless messaging services. Aquis also envisions itself as taking part in the convergence of Internet and wireless data services. To that end, Aquis has executed interconnect agreements with significant nationwide advanced messaging providers, including Skytel and Metrocall. This agreement allows Aquis to pass advanced wireless messaging traffic from its existing technical and engineering infrastructure to the nationwide advanced wireless messaging company's transmission facilities on both a regional and nationwide basis. Aquis feels this agreement is important because it allows for a seamless "switched" environment in which Aquis can market advanced wireless messaging services to its existing subscriber base as well as take part in the potential high growth of new applications which will require advanced wireless messaging capabilities.

         Aquis believes that the paging and wireless messaging industry is likely to undergo additional consolidation and its strategy is to participate in the consolidation process. Future consolidations would be evaluated on several key operating and financial elements including geographic presence, potential increase in both free and operating cash flow, potential operational synergies and availability of financing. Any transaction may result in substantial capital requirements for which additional financing may be required. No assurance can be given that such additional financing would be available on terms satisfactory to Aquis, and Aquis' deteriorating financial condition is expected to impose additional limitations on these efforts.

         Aquis derives a majority of its revenues from fixed, periodic (primarily monthly) fees, generally not dependent on usage, charged to subscribers for paging and wireless messaging services. While a subscriber continues to use its services, operating results benefit from this recurring revenue with minimal requirements for incremental selling expenses or fixed costs.

Marketing

         Aquis has grown internally by broadening its distribution network and expanding its target market to capitalize on the growing appeal of messaging and other wireless products and services. Over the past several years, Aquis has emphasized a distribution channel that is characterized by lower average revenue per unit (average revenue per unit), such as resellers, and correspondingly lower operating costs. To offset declines in average revenue per unit and to capitalize on the growth of paging and other wireless advanced messaging services, Aquis has expanded its channels of distribution through acquisition, strategic partnerships and alliances, and internal initiatives. While Aquis has expanded its distribution strategy beyond the reseller model it still views the reseller distribution channel as an additional revenue opportunity and a lower-cost avenue for growth.

         Aquis markets its wireless messaging products and services through its subsidiary, Aquis Wireless Communications, Inc. Aquis Wireless employs a direct sales force that targets business accounts. It also markets services through its indirect distribution channel. The indirect distribution channel consists of both resellers and agents. Resellers purchase airtime and resell this airtime to their own subscribers. Aquis Wireless provides one invoice to the reseller and the reseller invoices and collects from its subscriber on an individual basis. Agents offer a branded Aquis Wireless product and receive a commission or margin for doing so, and Aquis Wireless subsequently bills the subscriber for services sold by its agent.

         Additional marketing efforts include an inbound call center that accepts orders for products and services. Calls may be generated by yellow page advertisements or advertising campaigns. Aquis Wireless maintains field offices in New Jersey, Maryland, Virginia, and Illinois. These offices are available for subscribers to walk in and purchase products and services. Aquis Wireless also maintains an Internet site in which customers may purchase products and services. The web site also allows Aquis Wireless resellers an access point to maintain their accounts via web based technology.

Sources of Equipment

         Aquis does not manufacture any of the equipment used in its operations, all of which is available from a variety of sources. Due to the high degree of compatibility among different models of transmitters, computers and other paging and voice mail equipment, Aquis has been able to design its paging networks so as not to be dependent upon any single source for such equipment. Aquis periodically evaluates its purchasing arrangements for pagers to be sure that the equipment it is offering is current and is available at appropriate prices.

         Aquis currently purchases its pagers from foreign manufacturers as well as Motorola dealers. Our transmitters, terminals and other paging network equipment is purchased primarily from Motorola and Glenayre, two of the most technologically advanced leaders in the paging infrastructure industry. Our paging networks are primarily satellite controlled and employ land lines in a back-up role. Aquis' terminal equipment has a modular design, which will allow significant future expansion by adding or replacing modules rather than replacing the entire system. Aquis believes that its investment in technologically advanced transmission equipment reduces its cost of maintenance and system expansion over the long term and that its paging system equipment is among the most technologically sophisticated in the paging industry.

Competition

         Aquis faces intense competition from operators of other larger and more dominant local, regional and national wireless messaging service providers, including Arch Communications, which has recently acquired PageNet, Metrocall, Verizon Wireless messaging, formerly AirTouch, WebLink Wireless, Skytel, a division of MCIWorldCom, and others. Such competition is based upon price, quality and variety of services offered, and the geographic area covered. Some of Aquis' competitors offer wider coverage than does Aquis or follow a low-price discounting strategy to expand market share.

         A number of technologies, including cellular telephone service, personal communications service ("PCS"), enhanced specialized mobile radio, low-speed data networks and mobile satellite services are technological competitors of wireless one- and two-way communications. Through our agreements with WebLink Wireless and BellSouth, Aquis offers two-way messaging services. Aquis believes that paging will remain one of the lowest cost forms of wireless messaging due to the low-cost infrastructure associated with paging systems, allowing unlimited monthly paging services to be offered at flat monthly rates as much as 90% lower than some time-limited cellular or PCS calling plans.

         Future technological developments in the wireless communications industry and the enhancement of current technologies will likely create new products and services that will compete with the paging services currently offered by Aquis. At this time, however, Aquis believes that its technological advantages include superior signal penetration into buildings, basements and other hard to reach areas resulting from the stronger transmitting power and higher-ground location of network transmitters. These characteristics also provide greater coverage area using fewer transmitters than required of cellular or PCS systems covering the same geography. Further, a smaller and more lightweight communications device and longer battery life are viewed as subscriber conveniences that are not matched by currently-available cellular or PCS handsets. Finally, much longer email and other text messages can be sent and received via paging technologies than through cellular or PCS systems, which continue to limit message size. Conversely, one significant disadvantage facing the paging industry is that its services are not designed to provide two-way voice communications. There can be no assurance that Aquis will not be adversely affected by developing technological advances.


Regulation

         Aquis' wireless messaging operations are subject to regulation by the Federal Communications Commission (the "FCC") and applicable federal laws and regulations. The FCC has granted licenses to Aquis for the conduct of its business. These licenses establish the particular locations and frequencies authorized for use by Aquis and set technical parameters such as power, tower height and antenna specifications under which Aquis is permitted to use its frequencies. Each FCC license held by Aquis carries construction and operating requirements that must be met within specific timeframes. The FCC does have the authority to auction most new licenses for mobile wireless communications, but currently does not have authority to auction licenses for renewal or modification purposes. It does, however, have the authority to revoke, modify or otherwise restrict the operation of licensed facilities. Further, FCC oversight and revision of rules affecting Aquis and its competitors is ongoing and is subject to change significantly over time. For example, new licenses are now awarded through an auction process, as compared to prior practices of lottery or other means. However, incumbent messaging carriers that hold licenses in geographic regions in which new licenses are being auctioned are entitled to continue to operate without interference from auction winners.

         Licenses granted by the FCC to Aquis and others in its industry provide varying terms of up to 10 years, after which renewal applications require FCC approval. In the past, most renewal applications have been routinely granted by the FCC upon a demonstration of compliance with FCC regulations and adequate service to the public. The FCC has previously granted each of Aquis' requests for renewal, but no assurance can be given that all future renewal applications will be similarly granted. No license of Aquis has been revoked or involuntarily modified. In some instances, Aquis must obtain the FCC's approval before any significant changes to its messaging networks can be implemented. However, once the FCC's geographic licensing rules are fully in place, much of these obligations related to license modification are expected to be eliminated.

         In order to transfer control of any construction permit or communications station license that is regulated by the FCC, its specific approval must be obtained. This includes the transfer of individual licenses as well as a bulk transfer of controlling interests in licenses as may be involved in the acquisition or disposition of another messaging company. Similarly, FCC approval is required when requests are made to use additional frequencies at existing locations, change service territory, provide new services, or modify the technical specifications of existing licenses or the conditions under which service is provided. Aquis has not been denied any such request for which approval has been requested, and knows of no reason to believe that any such request will not be approved, but cannot provide assurance that all such future requests will be granted.

         The Communications Act of 1934, as amended limits foreign ownership in FCC licensed Commercial mobile radio services entities to no more than twenty percent (20%) direct ownership and, without Commission consent, no more than twenty-five (25%) indirect ownership. However, as the result of the World Trade Organization Agreement on Basic Telecommunications Service entered into February 15, 1997 and effective February 5, 1998, the Commission liberalized foreign participation in the U.S. telecommunications market by action taken November 25, 1997. This action allows for an expedited process of approving indirect ownership over the 25% level for World Trade Organization signatories. Aquis' licenses are held by its wholly-owned operating subsidiary, which is subject to the 20% direct ownership limitation. That limitation is not subject to waiver.

          Increased demand for telephone numbers, particularly in metropolitan areas, results in depletion of available telephone numbers. Plans to address this shortage have included elements that could impact Aquis' operations. Solutions being evaluated include the pooling of blocks of numbers for use by multiple carriers, the mandatory return of numbers previously allocated and assigned for use, and service-specific plans under which only specified services, such as voice and messaging services, would be assigned numbers in a new area code. Aquis cannot predict which of these alternatives will be implemented, if any, and can provide no assurance that the FCC or a governing state commission will not adopt a solution that will require Aquis to incur substantial expenses in order for it to obtain new telephone numbers for the use of its customers.

         Recent amendments to federal communications laws have attempted to increase competition in this industry by lowering or removing barriers to entry, imposing upon telecommunications carriers the duty to interconnect their communications facilities with those of other carriers. The FCC and the 9th Circuit Court of Appeals have interpreted this to mean that local telephone companies must compensate mobile wireless companies for calls originated by local telephone company customers that terminate on a mobile wireless company's network. The FCC has also ruled against the imposition of charges to mobile wireless companies for the use of interconnected facilities or phone numbers. These FCC interpretations and findings are subject to challenge in the courts, and Aquis cannot predict the outcome of these proceedings. Compensation may be determined at the federal or state level, or may be determined based on negotiations between the mobile wireless carriers and the local telephone companies that may be subject to the approval of regulatory authorities. Aquis is in negotiations with local telephone companies but its ability to negotiate refunds and/or future cost reductions related to call traffic terminated within its networks cannot be predicted. If these issues are decided in favor of the local phone companies, Aquis may be required to repay interconnect fees or cost reductions earned in the past as a result of the FCC and Circuit Court rulings.

         In order to assure the delivery of local phone service to high cost areas and to cover other specified costs and objectives, the FCC has required companies such as Aquis to contribute to a "Universal Service Fund". It has also determined that payphone providers must be compensated for calls to toll-free numbers that are made from payphones. Further, federal law requires that Aquis and others in its industry modify systems and services necessary to the extent necessary to ensure that electronic surveillance or message interceptions can be performed. Because applicable industry technical standards have been established but not acknowledged by all regulatory agencies to date, Aquis cannot determine what compliance modifications or related costs might be required. And, the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") imposed a structure of regulatory fees, which Aquis is required to pay with respect to its licenses. These fees are revised on an annual basis. Finally, the FCC is continuing to assess the manner in which carriers are permitted to market certain services. The outcome of this proceeding could result in higher costs to administer such marketing programs. There is no assurance that Aquis will be able to continue to pass these costs through to its customers.

         In addition to regulation by the FCC, messaging providers are also subject to regulation by state agencies in some states. However, federal law preempts any state regulation in the case of rates charged to customers or the ability of a carrier to enter a market area. Under certain circumstances, states may petition the FCC for authority to regulate commercial mobile radio service rates. Past petitions seeking rate regulation authority have been denied by the FCC, although this does not guaranty that future filings will meet the same result. On the other hand, some states and localities continue to have authority over many facets of a carriers' operations, including oversight and approval requirements related to acquisitions of assets and license transfers, resolution of consumer complaints, construction and operation of radio transmitters as subject to zoning, land use, public health and safety, consumer protection and other legal requirements. Aquis believes that it has made all required filings and has complied with applicable regulations. It knows of no reason to believe that it will not continue to receive approvals as requested of any regulatory agency with oversight authority over its existing operations, although it cannot predict or provide any assurance to that effect.

Properties

         Aquis' principal office is located in approximately 17,400 square feet of leased space at 1719A Route 10, Suite 300, Parsippany, New Jersey. The fixed rent on the lease, which expires July 31, 2006, is currently approximately $20,300 per month until July 31, 2001, after which time the rent is $30,088 monthly. In addition to fixed rent, the lease requires us to pay its proportionate share of certain maintenance expenses and any increase in real estate taxes and insurance costs. We have two options to renew the lease for consecutive five-year periods at the fair market value prevailing at the time of renewal.


         As of June 30, 2001, we leased nearly 450 locations for our transmitters on commercial broadcast towers, buildings and other fixed structures predominantly in the Northeastern and upper Mid-West region of the United States. In addition, we lease space in New York, New Jersey, Chicago, Pennsylvania, Maryland, and Massachusetts, primarily to house equipment related to its paging systems. The rental payable for such leases, together with rents for our transmitter locations, aggregated approximately $320,000 per month, as of that date. Aquis also maintains six sales offices in various U.S. locations, the monthly rental payable for such locations totaling approximately $18,000. We believe that our facilities are adequate for our current requirements and that suitable additional or alternate facilities will be available when needed at commercially reasonable terms.

                                   Management

The following is a brief description of the business experience of each of the members of the Board of Directors.

         PATRICK M. EGAN, age 49, has been a director and the Chairman of the Board of Aquis since its inception. Mr. Egan has also been the Chairman of the Board and Chief Executive Officer of Select Security, Inc., an electronic security services company, since November 1999. For approximately 27 years until October 1997, Mr. Egan was the President of the Commonwealth Security Systems, Inc., a major provider of electronic security services in the mid-Atlantic region. In addition to his ongoing relationships with Aquis and Select Security, Mr. Egan currently serves Lancaster Radio Paging, Inc. as its President and has done so since 1979, and is a managing member of Security Partner, LLC. Both of those businesses compete in the security alarm monitoring and sales industries.

         MICHAEL SALERNO, age 42, has served as a director of Aquis since inception, and has been the Managing Director of Select Capital Corporation, an investment management and private equity investment firm, since July 1996. From June 1995 to July 1996, he was the Chief Financial Officer of American Future Systems, a privately held publishing company. From November 1989 to June 1995, Mr. Salerno was an officer and director of the predecessor to Select Capital Corporation. Prior thereto, he was the President of MT&T Capital, the venture capital and investment banking subsidiary of MT&T Bank Corp., a large regional bank holding company.

         ROBERT DAVIDOFF, age 74, has served as a director of Paging Partners Corporation since its organization in February 1994 and remained on the Board after Paging Partners merged with Aquis Communications Inc. to form Aquis Communications Group, Inc. He is currently serving as Managing Director of Carl Marks & Co., Inc., an investment banking firm, where he has been employed since June 1950. He is also a general partner of CMNY Capital, L.P., an investment company founded in March 1962, general partner of CMNY Capital II, L.P., a small business investment company founded in June 1989, and chairman of CM Capital Corporation, an investment vehicle which he founded in March 1982, all of which are affiliated with Carl Marks & Co., Inc. Mr. Davidoff serves on the Board of Directors of Hubco Exploration, Inc., Marisa Christina Corporation and Rex Stores Corporation, all of which are publicly held corporations.

         JOHN B. FRIELING, age 45, has served as a director of Aquis since its inception and is the co-founder and has been the Managing Director of Deerfield Partners, LLC, an investment banking firm, since June 1997. From June 1985 through June 1997, he was a founding member and Vice President of Bariston Associates, Inc., a Boston-based merchant banking firm. Prior to joining Bariston Associates, he was an associate in the acquisitions department of Winthrop Financial Associates. Prior thereto, Mr. Frieling practiced corporate law specializing in mergers, acquisitions and leveraged buyouts. He currently serves on the Boards of Directors of Touch Technology International, Inc., a Phoenix-based company that is a leader in transaction processing for smart card applications, and DC Fabricators, LLC, a New Jersey- based manufacturer of equipment for use in nuclear submarines. Mr. Frieling was also named as the Company's Chief Executive Officer on September 19, 2000. He spends approximately 50% of his time in his role as CEO.

Executive Officers of the Company

         The following is a brief description of the business experience of each of the executive officers of the Company who does not serve as a director of the Company.

Name                                          Age    Position
----                                          ---    --------
John B. Frieling............................  45     Chief Executive Officer of the Company
Keith J. Powell.............................  45     President and Chief Operating Officer of the Company
D. Brian Plunkett...........................  43     Vice President and Chief Financial Officer of the Company
Brian M. Bobeck.............................  32     Vice President-Engineering of the Company
David S. Laible.............................  34     Vice President-Sales of the Company

         KEITH J. POWELL has served as President of Aquis since January 2001. Previously he held executive vice president and general manager positions with Adelphia Business Solutions, a fiberoptic telecommunications provider, and Paging Partners Corporation from June 1996 to June 1998. From 1992 to 1996, Mr. Powell was employed by PageNet, one of the largest domestic paging & messaging service providers, as Vice President and General Manager for its New York and New Jersey operations. Mr. Powell was employed by The Texwipe Company from 1983 through 1992 serving as Vice President of Operations and Marketing Vice President. From 1980 to 1983 Powell held manufacturing management positions with Ethicon, Inc., a division of Johnson & Johnson Inc.

         D. BRIAN PLUNKETT served as the Chief Financial Officer, Vice President, Treasurer and Assistant Secretary of Aquis Communications, Inc. from January 1, 1999 until its merger with the Company, and as Vice-President and Chief Financial Officer of the Company since that time. Prior thereto, he had been the Chief Financial Officer for NationPage, Inc., from January 1995. For more than ten years prior to his employment with NationPage, Mr. Plunkett was employed by PageAmerica Group, Inc., a publicly traded, FCC licensed facilities-based wireless provider where he served as Vice President of Finance and Principal Accounting Officer. Mr. Plunkett is a Certified Public Accountant.

         BRIAN M. BOBECK has served as Vice-President Engineering, of the Company and its predecessor since January 1999. During 1998, Mr. Bobeck was Director of Technical Services for Vanguard Cellular. From 1996 to 1998, Mr. Bobeck was Director of Engineering for NationPage Inc. Prior thereto, Mr. Bobeck was Operations Manager for C-TEC Corporation, an independent local exchange carrier.

         DAVID S. LAIBLE has served as Vice President-Sales of the Company and its predecessor since January 1999. From April 1997 to January 1999, Mr. Laible was Director of Sales and Marketing for Bell Atlantic Paging. Prior thereto, Mr. Laible was Director-National Retail for Bell Atlantic Mobile.

No family relationship exists between any directors or executive officers of Aquis.

Terms of Officers

         All officers of Aquis serve for terms expiring at the next annual meeting of shareholders following the date of their appointment. Officers' terms are without prejudice to the terms of their employment agreements. Each of Aquis' officers devotes his full time to the affairs of Aquis, with the exception of John B. Frieling, who devotes approximately 50% of his time to accomplish his stated objectives.

Board Composition

         In accordance with the terms of Aquis' certificate of incorporation, the terms of office of the Board of Directrors are divided into three classes, each with a three year term except as provided below: Class III, whose term expires at the annual meeting of stockholders to be held in 2002; : Class II, whose term expires at the annual meeting of stockholders to be held in 2001; and Class I, whose term was scheduled to expire at the annual meeting of stockholders to be held in 2000.

         The Class III directors are Patrick M. Egan and Robert Davidoff. The Class II director is Michael Salerno and the Class I director is John B. Frieling. Because Aquis did not hold an annual meeting of stockholders in 2000, election of both the Class I and II directors will be held at the annual meeting to be held in 2001. The term of the Class I director elected at that meeting will expire in 2003. The classification of directors in the manner in effect for the Aquis Board may have the effect of delaying or preventing changes in control or changes in management of Aquis.

         In the event that Aquis does not pay the cumulative dividends on January 31, 2002 to the holders of our 7.5% Redeemable Preferred Stock, those holders shall be entitled to elect two additional directors to the Board of Directors to serve until the earlier of the date of the next annual meeting or the date on which the cumulative dividends are paid in full. Unless otherwise required by law, the holders of 7.5% Redeemable Preferred Stock have no right to vote on matters coming before Aquis' common stockholders.

                             Executive Compensation

         The following tables sets forth a summary of the compensation paid or accrued for the fiscal years ended December 31, 2000, 1999, and 1998 by Aquis to or for the benefit of each person who served as chief executive officer during the fiscal year ended December 31, 2000 and the other executive officers of Aquis whose cash compensation exceeded $100,000 during the year ended December 31, 2000 (the "Named Executive Officers"):

                           Summary Compensation Table


                                                                                       Long Term Compensation
                                                                           ----------------------------------------------
                                                                                    Awards                   Payouts
                                                                                   --------                  -------
                                              Annual Compensation          Restricted
                                           --------------------------         Stock          Options/         All Other
Name and Principal Position                 Year   Salary       Bonus     Award(s)($)      SARS(#)(1)    Compensation(2,5)
----------------------------               -----   -------      -----     -----------      -----------   -----------------
JOHN B. FRIELING (3)..................      2000   $78,750        -0-          -0-            300,000            -0-
Chief Executive Officer                     1999     N/A          N/A          N/A              N/A              N/A
                                            1998     N/A          N/A          N/A              N/A              N/A
NICK T. CATANIA(4)....................      2000   $200,000       -0-          -0-            900,000            -0-
Former President                            1999     N/A          N/A          N/A              N/A              N/A
                                            1998     N/A          N/A          N/A              N/A              N/A
JOHN X. ADILETTA(5)...................      2000     -0-          -0-          -0-            55,000           $615,000
Former Chief Executive Officer              1999   $222,922       -0-          -0-              -0-             $4,949
                                            1998     N/A          N/A          N/A              N/A              N/A
RICHARD J. GIACCHI(6).................      2000   $30,000        -0-          -0-            50,000             -0-
President and Executive Officer             1999   $101,553       -0-          -0-              -0-              -0-
                                            1998   $171,000       -0-          -0-              -0-              -0-
D. BRIAN PLUNKETT(7)..................      2000   $177,855       -0-          -0-            75,000             -0-
Chief Financial Officer                     1999   $141,667       -0-          -0-            316,762            -0-
                                            1998     N/A          N/A          N/A              N/A              N/A
BRIAN M. BOBECK(8)....................      2000   $124,642     $20,000        -0-            175,000           $3,750
Vice President Engineering                  1999   $111,458       -0-          -0-            53,500            $3,129
                                            1998     N/A          N/A          N/A              N/A              N/A
DAVID S. LAIBLE(8)....................      2000   $99,585      $40,000        -0-            175,000           $4,200
Vice President Sales                        1999   $101,577     $31,000        -0-            53,500            $3,977
                                            1998     N/A          N/A          N/A              N/A              N/A


-----------

(1) Additional information regarding certain option grants is contained in the "Option Grants in Year Ended December 31, 2000" table below.

(2) Represents matching contributions to Aquis' 401(k) plan, except for $615,000 paid to Mr. Adiletta in year 2000 as discussed in footnote 5, below.

(3) Mr. Frieling began serving as Chief Executive Officer on September 19, 2000 and compensation paid during 2000 began on that date. Does not include options to purchase 25,000 shares and 100,000 shares issued to him on April 18 and July 24, 2000, respectively, before his appointment as CEO.

(4) Mr. Catania's employment with Aquis ceased effective September 26, 2000. In connection with the end of his employment, options to purchase 600,000 shares of Aquis common stock that had been issued to Mr. Catania on January 4, 2000 were cancelled. The remaining options to purchase 300,000 shares remain in effect.

(5) Mr. Adiletta served as President and Chief Executive Officer from March 31, 1999 until November, 1999. Mr. Adiletta brought an arbitration proceeding against Aquis seeking additional payments under his employment agreement. Aquis and Mr. Adiletta have resolved all issues related to Mr. Adiletta's claim pursuant to a Settlement Agreement dated as of April 4, 2000, which included the reinstatement of options to purchase 55,000 shares that were cancelled in connection with the end of his employment by Aquis. That settlement also provided Mr. Adiletta with 133,334 shares of common stock valued at $400,000 based on a closing price of $3.00 on April 4, 2000, a payment of $25,000, a credit of $75,000 against existing indebtedness owed to Aquis by him, and forgiveness of $115,000 of debt under an existing promissory note secured by common stock owned by Mr. Adiletta.

         Options to purchase 355,683 shares and 75,000 shares were granted to Mr. Adiletta on January 4 and August 31, 1999, respectively.

(6) Mr. Giacchi served as President and Chief Executive of Paging Partners Corporation until March 31, 1999, at which time Paging Partners merged with Aquis Communications Inc. and formed Aquis Communications Group, Inc. Options to purchase 50,000 shares of Aquis' common stock were granted on January 12, 2000 in settlement of employment related claims subsequent to his resignation as an officer of Aquis.

(7) Mr. Plunkett was granted options to purchase 75,000, 50,000 and 266,762 shares of Aquis common stock on December 13, 2000, and August 31 and January 4, 1999, respectively.

(8) Messrs. Bobeck and Laible were each granted options to purchase 75,000, 100,000 and 53,500 shares of Aquis common stock on December 13, and June 25, 2000 and May 4, 1999, respectively.



                  Option Grants in Year Ended December 31, 2000

         The following stock options were granted to the Named Executive Officers during the year ended December 31, 2000.


                                             # of             % of
                                           Securities      Total Options   Exercise Price
                                           Underlying       Granted to          Per                              Grant Date
                                            Options        Employees in        Share                               Present
Name                                        Granted(#)    Fiscal Year(1)     ($/Share)     Expiration Date       Value ($)(2)
-----                                      -----------  ----------------  -------------    ---------------       -------------
John B. Frieling(3)...............           25,000          1.2%              $1.6250     April 18, 2010             $37,200
                                            100,000          5.0%              $1.0312     July 24, 2010              $94,500
                                            300,000         14.9%              $0.9625     September 18, 2005        $167,700

Nick T. Catania(4)................          900,000         44.7%              $0.7500     September 18, 2005        $693,000

John X. Adiletta(5)...............           55,000          2.7%              $1.1200     January 4, 2009            $53,350

D. Brian Plunkett(6)..............           75,000          3.7%              $0.2344     December 13, 2010          $16,050

Richard J. Giacchi(7).............           50,000          2.5%              $1.3893     January 11, 2001           $48,150

Brian M. Bobeck(8)................           75,000          3.7%              $0.2344     December 13, 2010          $16,050
                                            100,000          5.0%              $1.2812     June 25, 2010             $117,400

David S. Laible(8)................           75,000          3.7%              $0.2344     December 13, 2010          $16,050
                                            100,000          5.0%              $1.2812     June 25, 2010             $117,400


-----------

(1) Based on option grants to employees and Named Executive Officers during the year ended December 31, 2000 for the purchase of 2,015,000 shares. Excludes options to purchase 330,000 shares of common stock granted to non-employees in fiscal 2000. Options issued to non-employees include those 55,000 options reinstated and fully vested for the benefit of Mr. Adiletta on April 4, 2000 in settlement of claims brought against Aquis.

(2) The valuation method used was the Black-Scholes option pricing model. The calculations are based on the following factors as of the grant date: (i) the expected exercise of the options within three years; (ii) the risk-free interest rate on the grant date using treasury note rates ranging from 5.2% to 6.1% over the expected term of the options; (iii) the price of the stock on the date of grant ranging from $1.63 to $0.23 with its expected volatility at 100%; (iv) there was no risk of forfeiture; and (v) dividend yield was not applicable as dividends are not expected.

(3) The two initial option grants provided to Mr. Frieling during 2000 were made before the start of his term as Chief Executive Officer of Aquis and vest on December 31, 2000. Options to purchase 300,000 shares of common stock were granted to Mr. Frieling in connection with his employment starting on September 18, 2000, of which options for 150,000 shares vested at issuance and an additional 25,000 options vest on the first day of each month subsequent to issuance until fully vested. The options are exercisable upon vesting.

(4) Options to purchase 900,000 shares of Aquis common stock were granted to Mr. Catania in connection with his employment by Aquis on January 4, 2000. The related agreements were modified in April and again in September 2000. At that latter date and as part of the separation agreement between Aquis and Mr. Catania, the option to purchase 600,000 shares was cancelled; the related exercise price was based on closing prices on January 2, 2001 and 2002. The remaining options to purchase 300,000 shares vested on April 12, 2000, provide an exercise price of $0.75 and expire on September 18, 2005. The options are exercisable upon vesting.

(5) Mr. Adiletta received, on April 4, 2000, a fully-vested reinstatement of options to purchase 55,000 shares that were cancelled in connection with the end of his employment by Aquis. The options are exercisable upon vesting.

(6) Mr. Plunkett was granted options to purchase 75,000 shares of common stock on December 14, 2000. This option vests in three equal annual installments commencing on the first anniversary of the grant date.

(7) Mr. Giacchi received an immediately vested one-year option to purchase 50,000 shares on January 12, 2000 in connection with the settlement of employment related claims. These options were exercised on February 25, 2000.

(8) Messrs. Bobeck and Laible were each issued options to purchase 75,000 and 100,000 shares on December 14 and June 25, 2000, respectively. The options for 75,000 shares vest in three equal annual installments commencing on the first anniversary of the grant date. The options for 100,000 shares vest on June 26, 2001. The options are exercisable upon vesting.

Aggregated Option Exercises in Fiscal Year 2000 and 2000 Fiscal Year-End Option
                                     Values

         The table below sets forth information relating to the exercise of options during the year ended December 31, 2000 by each Named Executive Officer and the year-end value of unexercised options.

                                                                 # of Securities Underlying    Value of Unexercised in-the-
                                       # Shares     Value      Unexercised Options at Fiscal     Money Options at Fiscal
                                     Acquired on   Realized               Year End              Year End ($) Exercisable/
Name                                    Exercise       ($)      (#) Exercisable/ Unexercisable         Unexercisable
----                                 ------------  -------     -------------------------------  ------------------------------
John B. Frieling..................       None        None             350,000 / 75,000                    0 / 0
Nick T. Catania...................       None        None               300,000 / 0                       0 / 0
John X. Adiletta..................       None        None                55,000 / 0                       0 / 0
D. Brian Plunkett.................       None        None             105,586 /286,176                    0 / 0
Richard J. Giacchi................      50,000     $174,288                0 / 0                          0 / 0
Brian M. Bobeck...................       None        None             17,833 / 210,667                    0 / 0
David S. Laible...................       None        None             17,833 / 210,667                    0 / 0

Employment Arrangements

         John B. Frieling, a director of Aquis, became employed as Aquis' Chief Executive Officer on September 19, 2000 under the terms of an agreement between Aquis, Mr. Frieling and Deerfield Partners, LLC, a company for which Mr. Frieling serves as managing director. Terms of that agreement provided that Aquis would pay compensation at the monthly rate of $17,500 through March 31, 2001 unless the agreement is terminated before that date by either party. Mr. Frieling is currently employed on a month to month basis. In addition, Mr. Frieling was granted options to purchase 300,000 shares of Aquis' common stock at a price of $0.9625 per share (110% of the closing price for Aquis' common stock on September 19, 2000). Vesting of these options is described in the Certain Transactions disclosures in the subsequent ages.

         Effective as of January 14, 2001, Keith J. Powell was employed as President of Aquis under terms of an offer letter that specified a base salary of $150,000, a $50,000 performance bonus measured by comparison of the Company's earnings for the fourth quarters of 2000 and 2001, and the grant of options to purchase 200,000 shares of Aquis' common stock at an exercise price of $0.125. Those options expire on January 14, 2011 and vest in equal amounts on January 15, 2002, 2003 and 2004.

         D. Brian Plunkett, Aquis' Chief Financial Officer, entered into an employment Agreement with BAP Acquisition Corp. in November 1998, pursuant to which he currently receives a base salary of $175,000 (subject to a minimum upward adjustment of 5% annually). Mr. Plunkett is also eligible for such bonus compensation as may be determined by the Board of Directors from time to time. The employment agreement terminates on December 31, 2001. The agreement contains noncompetition and termination nonsolicitation provisions which survive the termination of Mr. Plunkett's employment for one year. In the event of termination of employment without cause, the agreement provides that Aquis shall: (1) pay Mr. Plunkett severance equaling at least one year's salary, (2) provide to Mr. Plunkett certain medical (including disability) and vacation benefits; and (3) within 3 months of termination, pay to Mr. Plunkett an amount equal to the bonus paid to Mr. Plunkett in the preceding year under the agreement. In the event of a change of control, as defined in the agreement, Mr. Plunkett may at his election, at any time within one year after such event, terminate the agreement with 60 days prior written notice. Upon such termination, Mr. Plunkett is entitled to: (1) a lump-sum severance payment equal to 100% of Mr. Plunkett's annual salary rate in effect as of the termination, or if greater, such rate in effect immediately prior to the change in control of Aquis, (2) an amount equal to 100% of his bonus for the previous year; and (3) for a twelve (12) month period after such termination certain disability, accident and group health insurance benefits. For purposes of the change in control disclosure, it is assumed that these provisions apply to successors to BAP Aquisition Corp. (the original employer under the agreement). In conjunction with the execution of the Employment Agreement, Mr. Plunkett was awarded options to purchase BAP Acquisition Corp. common stock, which options, following the merger of BAP Acquisition Corp. into a subsidiary of Paging Partners Inc. in March 1998, now represent the right to purchase 266,762 shares of Aquis' common stock. The options vest over a three-year period from the date of the employment agreement.

         In November 1998, Aquis Communications, Inc. entered into an employment agreement with David Laible. The agreement provides for a base salary of $100,000 per annum and "incentive compensation" which in the first year was to have been an amount not less than $40,000. The agreement provided for a signing bonus of $10,000 and a stock option grant which was to have been equivalent to $100,000 with five-year vesting. The agreement provided for twelve months severance pay if Mr. Laible's employment had been terminated without cause during the first year of employment and nine months severance pay if Mr. Laible's employment had been terminated without cause during the second year of employment. The agreement provides for six months severance pay if Mr. Laible's employment is terminated without cause during the third year of employment.

         In November 1998, Aquis Communications, Inc. entered into an employment agreement with Brian Bobeck. The agreement provides for a base salary of $100,000 per annum and "incentive compensation" which in the first year was to have been an amount not less than $20,000. The agreement provided for a stock option grant which was to have been equivalent to $100,000 with five-year vesting. If Mr. Bobeck is terminated without cause during the first thirty-six months of employment, then the agreement provides for severance in an amount equal to the greater of two months or the balance of thirty-six mouths from the employment start date. If Mr. Bobeck is terminated after this initial thirty-six month period, then the agreement provides for severance in an amount that is not less then two months salary.

Directors Compensation

         Directors that are not officers or employed by Aquis are not compensated under any standard policy or arrangement with Aquis. Such directors have generally been compensated only through the issuance of stock options and, in 1999, through the direct issuance of 60,000 shares to each of Messrs. Egan, Frieling and Salerno. During the year ended December 31, 2000, Messrs. Davidoff, Egan and Salerno received options to purchase common stock totaling 25,000, 125,000 and 125,000, respectively. Options to purchase 25,000 shares were granted to each of these directors on April 19, 2000 at an exercise price of $1.625 and vested on December 31, 2000. Options to purchase 100,000 shares were issued to each of Messrs. Egan and Salerno on July 24, 2000 at an exercise price of $1.0312 and vested on December 31, 2000. All options issued during fiscal 2000 expire ten years after grant date.

Compensation Committee Interlocks
And Insider Participation In Compensation Decisions

         Aquis' Compensation Committee consists of Messrs. Frieling and Salerno. During fiscal 2000 or for any prior period, Mr. Salerno was not an officer or employee of Aquis or any of its subsidiaries. Prior to September 18, 2000 at which time he was first employed by Aquis as its CEO, Mr. Frieling was not an officer or employee of Aquis or any of its subsidiaries. Except as set forth below, neither of these individuals had an "interlock" relationship to report during 2000. During 2000, Aquis paid investment banking fees totaling $26,250 to Deerfield Capital, L.P. and Deerfield Partners, LLC. Mr. Frieling serves as managing director of Deerfield Partners, LLC, which in turn serves as general partner of Deerfield Capital, L.P. See also "Certain Relationships and Transactions", for further details describing Mr. Frieling's economic relationships with Aquis.

         No executive officer of Aquis served as a member of the Board of Directors or the Compensation Committee or similar committee for any entity that had one or more executive officers serving on Aquis' Board or Compensation Committee.

Compliance With Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Aquis' officers and directors, and persons who own more than ten percent (10%) of a class of Aquis' equity securities registered under the Exchange Act to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten percent (10%) stockholders are also required by SEC rules to furnish Aquis with copies of all forms that they file pursuant to
Section 16(a). Based solely on its review of copies of forms filed pursuant to
Section 16(a) of the Exchange Act, and written representations from certain reporting persons, Aquis believes that all Section 16(a) filing requirements during the fiscal year ended December 31, 2000 applicable to Aquis' officers, directors and ten percent (10%) stockholders were complied with in a timely fashion them, except for certain reports, which for the year ended December 31, 2000 include: (1) Mr. Frieling (a Form 4 and a Form 5 reporting 3 grants of stock options); (2) Mr. Catania (a Form 4 and a Form 5 reporting one stock option grant); (3) Mr. Plunkett (a Form 4 and a Form 5 reporting one stock option grant); (4) Messrs. Bobeck and Laible (a Form 4 and Form 5 reporting two stock option grants); (5) Messrs. Egan and Salerno (a Form 4 and a Form 5 reporting 2 grants of stock options); (6) Mr. Davidoff (a Form 4 and a Form 5 reporting one grant of options).

                     Certain Relationships and Transactions

         Deerfield Capital, LP, of which Mr. Frieling is a principal, and Deerfield Partners, LLC, of which Mr. Frieling is Managing Director, provided investment banking services to Aquis in connection with certain of its completed and proposed acquisitions. During 1999, Deerfield Capital and Deerfield Partners were paid a total of $411,000 in fees and expenses for such services. During 2000, such payments totaled $26,250.

         Aquis and John X. Adiletta entered into a settlement agreement related to employment related claims brought by Mr. Adiletta. The terms of that settlement provide for a payment of $25,000, a credit of $75,000 against existing indebtedness owed to Aquis by Mr. Adiletta, stock valued at $400,000, forgiveness of $115,000 of debt under an existing promissory note secured by common stock owned by Mr. Adiletta, and the reinstatement of 55,000 stock options with an exercise price of $1.12 each under a previous Incentive Stock Option Agreement. The greatest amount of indebtedness due from Mr. Adiletta during the year ended December 31, 2000, was $125,000, which was due in payment for shares of Aquis common stock acquired by him. At December 31, 2000, the outstanding balance due under this 8% note, after the settlement, was $50,000.

         In April 2000, AMRO International S.A. purchased from Aquis a debenture in the amount of $2 million, providing an interest rate of 11%. This debenture is convertible into Aquis common stock at AMRO's election. At May 31, 2001 accrued and unpaid interest totaled approximately $250,000. As a result of our defaults under our loan agreements with FINOVA and AMRO, we negotiated forbearance agreements with both lenders. Pursuant to its forbearance agreement, AMRO has agreed to refrain, under certain circumstances, from making demand for payment of our debt to them and to refrain from electing to convert its debt into Aquis common stock. The term of this forbearance was originally set to expire in October, 2001, and was later extended through the end of our fiscal year ended December 31, 2001. Further details can be found in the discussion of liability and capital resources contained in our Management's Discussion and Analysis elswehere in this document.


         In August 2000, Aquis completed the sale of the Internet business assets of Aquis IP Communications, Inc. to a private investment group headed by John V. Hobko, Aquis IP's former president, and John B. Frieling, who at the time of the completion of the transaction was a director, and who was subsequently named as Chief Executive Officer, of Aquis. These assets were acquired though a stock purchase in June 1999 at a cost to Aquis of 1,150,000 shares of common stock valued at about $1,600,000, $275,000 of cash and assumed liabilities and transaction costs totaling approximately $245,000. The assets of this business was sold on August 31, 2000 at an approximate purchase price, inclusive of cash and notes received and the assumption of Aquis IP indebtedness, was $2,970,000. The purchase price was derived from arms-length negotiations conducted by John Frieling and Michael Salerno, at the direction of Aquis' Board of Directors. The maturity date of that 10% note, in the original face amount of $1,329,018, has been extended from October 31, 2000 to March 31, 2001 and again extended to December 31, 2001. To date, the remaining principal and accrued interest and extension fees due to Aquis under the terms of that note totals about $950,000. Mr. Frieling owns or controls an approximately 13% interest in the investment group.

         On September 19, 2000, Mr. John B. Frieling, a director of Aquis, entered into an agreement establishing the economic terms of his employment as Aquis' Chief Executive Officer. Pursuant to the agreement, Aquis will pay Deerfield Partners a monthly amount of $17,500, issue to Mr. Frieling upon execution of the agreement options to purchase 300,000 shares of Aquis' common stock at a price of $0.9625 per share (110% of the closing price for Aquis' common stock on September 19, 2000). Options issued to Mr. Frieling for 150,000 shares vested immediately upon issuance, and options to purchase 25,000 shares of Aquis' common stock will vest on the first day of each month, commencing October 1, 2000. Compensation for Mr. Frieling's services ceased to be paid effective during the second quarter of 2001.


         Prior to year 2000, Aquis retained a law firm, Phillips, Nizer, Benjamin, Krim & Ballon, that included a partner, Mr. Monte Engler, who was also a member of Aquis' Board of Directors. That partner resigned his Board seat during 1999. During that year, fees incurred with this firm totaled approximately $1,935,000 of which $1,052,000 was payable at December 31, 1999. In January 2000, this outstanding amount was settled through a cash payment of $205,000, the issuance of a note in the original principal amount of $350,000, payable in 20 equal monthly installments and bearing interest at the rate of 8.5% per annum, and the issuance of 275,000 shares of Aquis' common stock with a value of the time of issuance of $380,000. Fees incurred during the year ended December 31, 2000 did not exceed $10,000.

         Effective as of January 14, 2001, Keith J. Powell was employed as President of Aquis under terms of an offer letter that specified a base salary of $150,000, a $50,000 performance bonus measured by comparison of the Company's earnings for the fourth quarters of 2000 and 2001, and the grant of options to purchase 200,000 shares of Aquis' common stock at an exercise price of $0.125. Those options expire on January 14, 2011 and vest in equal amounts on January 15, 2002, 2003 and 2004.

         Security Ownership of Certain Beneficial Owners and Management


         The following table sets forth information regarding beneficial ownership of Aquis' common stock as of August 2, 2001 with respect to: (1) each person known by Aquis to beneficially own 5% or more of the outstanding shares of Aquis common stock, (2) each of Aquis' directors, (3) each of Aquis' Named Executive Officers and (4) all directors and officers as a group. Except as noted, each person set forth below has sole voting and investment control over the shares reported.



                                                      Shares owned
                                                   Beneficially and of       Percentage of
Name and Address                                        Record(1)          Outstanding Shares
-----------------                                  -------------------     -------------------
Patrick M. Egan(2)................................        1,120,722                 6.3%
c/o Select Security, Inc.
1706 Hempstead Road
Lancaster, PA 17601

Select Paging Investors, L.P.(3)..................          898,958                 5.1%
4718 Old Gettysburg Road
Mechanicsburg, PA 17055

Michael Salerno(4)................................        1,144,526                 6.2%
c/o Select Paging Investors, L.P.
4718 Old Gettysburg Road
Mechanicsburg, PA 17055

John B. Frieling(5)...............................        1,986,577                10.4%
c/o Deerfield Capital, L.P.
20 North Main Street, Suite 120
Sherborn, MA 01770

Deerfield Partners, LLC.(6).......................        1,365,426                 7.3%
20 North Main Street, Suite 120
Sherborn, MA 01770

Deerfield Capital, LP.(7).........................        1,143,124                 6.3%
20 North Main Street, Suite 120
Sherborn, MA 01770

Robert Greene(8)..................................        1,289,351                 7.3%
c/o Robert Greene Communications, Inc.
210 West Market Street
Pottsville, PA 17901

John X. Adiletta(8)...............................          937,225                 5.1%
51 Boulderwood Drive
Bernardsville, NJ 07924

Robert Davidoff(9)................................          247,672                 1.4%
Carl Marks & Co., Inc.
135 East 57th Street
New York, New York 10022

AMRO International, S.A(10).......................        1,935,060                11.0%
Grossmuenster Platz 6
Zurich, Switzerland

                                                      Shares owned
                                                   Beneficially and of       Percentage of
Name and Address                                        Record(1)          Outstanding Shares
-----------------                                  -------------------     -------------------

Suburban Connect, LP(11)..........................          964,588                 5.5%
C/O The Lenfest Group
1332 Enterprise Drive
West Chester, PA 19380

SunStar One LLC(12)...............................        1,018,658                 5.8%
5201 West Kennedy Blvd.
Tampa, Florida 33609

D. Brian Plunkett(13).............................          211,175                 1.1%
c/o Aquis Communications Group, Inc.
1719A Route 10, Suite 300
Parsippany, NJ 07054

Brian M. Bobeck(14)...............................          135,666                    *
c/o Aquis Communications Group, Inc.
1719A Route 10, Suite 300
Parsippany, NJ 07054

David S. Laible(14)...............................          135,666                    *
c/o Aquis Communications Group, Inc.
1719A Route 10, Suite 300
Parsippany, NJ 07054

Nick T. Catania(15)...............................          300,000                 1.7%
3200 S. Stonegate Circle
New Berlin, WI 53151

All Directors and Officers as a group (8 persons).        4,982,004                25.4%


-----------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Securities Exchange Act of 1934, and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 18,292,101 shares of common stock outstanding as of June 12, 2001.

(2) Includes 150,000 shares of common stock issuable upon the exercise of vested options. Excludes the shares beneficially owned by Deerfield Partners LLC ("Deerfield Partners"), in which Mr. Egan has a 4% equity interest.

(3) Includes 873,925 shares held of record by Select Aging Investors, L.P. and 25,033 shares held of record by Select Capital Corporation, which is the General Partner of Select Paging Investors, L.P. By virtue of his role as Managing Director of Select Capital Corporation, Mr. Salerno may be deemed to have voting and investment power over the shares included here. Mr. Salerno disclaims beneficial ownership of all such shares.

(4) Includes 95,568 shares held of record by Mr. Salerno and 150,000 shares of common stock issuable upon exercise of vested options. Mr. Salerno is the Managing Director of Select Capital, Inc., which is turn is the general partner of Select Paging Investors, L.P. Mr. Salerno disclaims beneficial ownership of the 898,958 shares of common stock owned by Select Paging Investors, L.P. and Select Capital, Inc.

(5) Includes 450,000 shares of common stock issuable upon exercise of vested options. Mr. Frieling is the Managing Director of Deerfield Partners, which in turn is the general partner of Deerfield Capital, L.P. ("Deerfield Capital" and together with Deerfield Partners, the "Deerfield Entities"). Deerfield Partners is the record holder of 222,302 shares and Deerfield Capital is the record holder of 780,280 shares. Also includes 362,844 shares owned by Sunstar One, L.L.C. which the Deerfield Entities have the right to acquire. Mr. Frieling disclaims any beneficial ownership of the shares of common stock owned by the Deerfield Entities.

(6) Includes 282,303 shares held of record by Deerfield Partners LLC and 780,280 shares held of record by Deerfield Capital, L.P. of which Deerfield Partners is general partner. Also includes 362,844 shares owned by Sunstar One, L.L.C. and which the Deerfield Entities have the right to acquire. By virtue of his role as the Managing Partner of Deerfield Partners, LLC, Mr. Frieling may be deemed to have voting and investment control of the shares held by the Deerfield Entities.
         Mr. Frieling disclaims beneficial ownership of these shares.

(7) Includes 780,280 shares held of record by Deerfield Capital and 362,844 shares held of record by Sunstar One, L.L.C. which Deerfield Capital has the right to acquire. By virtue of his role as the Managing Partner of Deerfield Partners, LLC, Mr. Frieling may be deemed to have voting and investment control of the shares held by the Deerfield Entities. Mr. Frieling disclaims beneficial ownership of these shares.

(8) The information included with regard to Robert Greene is derived solely from a Schedule 13D dated March 31, 1999. The information included with regard to John X. Adiletta is derived from a Schedule 13D dated March 31, 1999, and includes options to purchase 55,000 shares that vested in April, 2000. Aquis assumes no responsibility for the information contained in either Schedule.

(9) Includes 75,088 shares held of record and 117,584 shares held of record by CMNY Capital II, L.P., an entity in which Mr. Davidoff is a partner. Mr. Davidoff disclaims beneficial ownership of the shares owned by CMNY Capital II, L.P. Also includes 55,000 shares issuable upon the exercise of vested options.

(10) Represents 357,942 shares of common stock issuable upon exercise of a warrant to purchase Aquis common stock at a price of $3.16 per share, which warrant is exercisable on or before April 12, 2003, and 1,578,205 shares of common stock issuable upon conversion of a debenture issued under a Loan agreement by and between Aquis and AMRO International. Share number calculated on the basis of (i) an assumed conversion price of $0.045 as of June 4, 2001 and (ii) a waivable contractual limitation in the Loan Agreement which provides that AMRO may not hold more than 9.9% of Aquis' issued and outstanding common stock following such conversion, which limit has been waived, then the waiver was subsequently revoked, all at AMRO's election. The Directors of AMRO International, S.A., H. U. Bachofen, Michael Klee and Ruth Streitenberger have voting and dispositive power over AMRO's holdings of Aquis shares when acquired.

(11) Includes 319,518 shares issued to Suburban Connect, LP in May 2000 in connection with the purchase of paging assets and 645,071 shares representing the payment adjustment specified the related May 16, 2000 Asset Purchase Agreement. By virtue of its relationship to Suburban Connect, L.P. as its General Partner, Suburban Connect Management, L.L.C. may be deemed to have voting and investment control over Suburban Connect's holdings of Aquis common stock. Suburban Connect Management, L.L.C. is controlled by H.F. Lenfest and Breck J. Lenfest.

(12) Includes 1,018,658 shares held of record. Voting and investment control of these shares is held by Transaction Services, Inc. and Republic Partners. The former is controlled by Leroy Collins Jr., David Weber and Edmond DeBarba. Control of the latter may be deemed to be vested in its General Partner, Gary Burton.

(13) Includes options to purchase 211,175 shares of common stock. Does not include options to purchase 180,587 shares of common stock that may not vest before August 6, 2001.

(14) Includes options to purchase 135,666 shares of common stock. Does not include options to purchase 92,834 shares that do not vest before August 6, 2001.

(15)     Includes options to purchase 300,000 shares of common stock.


(*)      Less than 1%.

         The terms of our agreement with AMRO could result in a change in control of Aquis. In the event that AMRO elected to convert its debenture into Aquis common shares while our share price is at current levels, it could acquire control of this company. However, FCC regulations limit the amount of stock that may be owned by foreign interests as discussed in the accompanying Regulation discussion. To the extent that the conversions referenced above exceed the permitted thresholds, any foreign acquirer of our common stock would jeopardize the ongoing ownership of our communications licenses, which are a key element of our business. AMRO's ownership limitations and restrictions are further discussed in the section entitled "Management's Discussion and Analysis" included in this registration statement.

         If we were to draw down funds under our equity line of credit with Coxton just two or three draws at current share values could result in a change in control based on the number of shares outstanding on June 12, 2001. We signed a common stock purchase agreement with Coxton Limited, a British Virgin Islands corporation, on April 9, 2000, establishing an equity line of credit or drawdown facility intended to enable us to sell our common stock for cash. In order for us to drawdown any of these funds, several key conditions were required: (1) a registration statement for any shares sold under this agreement must be effective, (2) there were to be no material adverse changes in our business, financial condition or prospects, (3) we may effect no business combinations or dispose of assets unless the other party agreed to honor the terms of our equity line of credit, and (4) our shares must continue to trade on the NASDAQ SmallCap Market or other principal market, which does not include the OTC market. With these and other conditions met, this facility provided that we could drawdown up to $20 million from Coxton at shares prices reflecting a discount to average market prices measured over a 22-day trading range. The agreement also imposed some limitations on us, most notably one which limits our ability to sell our securities at a discount to market prices for the shorter of a term that was to expire two years after the effective date of the registration statement registering shares under the Coxton agreement or 60 days after the full $20 million was drawn down. Coxton does have the right to terminate this facility in the event that our business experiences a material adverse change, if our shares are delisted from the NASDAQ SmallCap Market, or if we file for protection from our creditors. Coxton presently has the right to terminate based on our delisting, but has not elected to do so. Finally, the agreement with Coxton imposes ownership restrictions similar to those described in connection with the agreement with AMRO. We are continuing discussions in an effort to secure suitable terms for both parties under which this agreement might operate.

                            Description of Securities

         The following description summarizes the material terms of our capital stock. Complete copies of the actual terms of the capital stock contained in our amended and restated certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.

         Our certificate of incorporation authorizes us to issue 75,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. We are currently authorized to issue 100,000 shares of 7 1/2% Redeemable preferred stock.

         As of June 12, 2001, 18,292,101 shares of common stock were outstanding and 15,000 shares of 7 1/2% Redeemable preferred stock were outstanding.

Common stock

         The holders of common stock are entitled to one vote for each share held of record at all meetings of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Subject to preferences that are applicable to outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available to be paid.

         In the event of a liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of the outstanding preferred stock. The holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption provisions applicable to the common stock.

"Blank Check" Preferred Stock

         Aquis has an authorized class of 1,000,000 shares of "blank check" preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Of this authorized class, 100,000 shares have been designated as 7.5% Redeemable Preferred Stock. The existance or issuance of shares of this class of securities could deter or delay a change in control of Aquis and adversely affect the price of our common stock.

7.5% Redeemable Preferred Stock

         The material rights and preferences of our 7.5% Redeemable preferred stock are as follows:

         Dividends. The holders of our 7.5% Redeemable preferred stock are entitled to receive cumulative dividends, whether or not declared by our board of directors, at an annual rate of $7.50 per share. We are prohibited from paying dividends on any shares of stock having rights junior to the 7.5% Redeemable preferred stock until all accumulated dividends have been paid on the 7.5% Redeemable preferred stock. As of April 30, 2001, cumulative accrued and unpaid dividends totaled $141,000.

         Liquidation preference. Upon our liquidation, dissolution, or winding up, the holders of our 7.5% Redeemable Preferred Stock will be entitled to receive out of the assets available for distribution prior to and in preference to the holders of common stock, an amount equal to $100.00 per share, plus all accrued and unpaid dividends, subject to adjustment.

         Redemption. We are required to redeem all of the 7.5% Redeemable preferred stock outstanding on January 31, 2002 at a redemption price equal to 100% of the then existing applicable liquidation preference, plus accrued and unpaid dividends to the date of redemption, subject to the legal availability of funds.

         Voting rights. Unless otherwise required by law, the holders of 7.5% Redeemable Preferred Stock have no right to vote on matters coming before Aquis' common stockholders. In the event that Aquis does not pay the cumulative dividends on January 31, 2002, the holders of this preferred stock shall be entitled to elect two additional directors to the Board of Directors to serve until the earlier of the next annual meeting or the date on which the cumulative dividends are paid in full.

Warrants

         As of June 12, 2001, there were outstanding warrants to purchase (i) 100,000 shares of common stock at an exercise price of $1.50 per share, expiring on August 31, 2003 (ii) 900,000 shares of common stock at an exercise price of $2.30 per share expiring on May 3, 2003, and (iii) 357,942 shares of common stock at an exercise price of $3.163 per share expiring on April 12, 2003 (subject to adjustment for certain anti-dilutive issuances). Of the 900,000 shares of common stock issuable on exercise of the warrants at an exercise price of $2.30, 300,000 are being offered by this prospectus. The remaining 600,000 shares, issuable upon exercise of the warrant by Coxton, are not registered herewith.

Certain Stock Options

Pursuant to the terms of a Settlement Agreement dated as of April 4, 2000, Aquis reinstated and granted to John Adiletta an option to purchase 55,000 shares of Aquis common stock. The option provides for an exercise price of $1.12 per share and expires on January 4, 2009. The option is fully vested.

Registration Rights

         This prospectus has been prepared, in part, pursuant to contractual registration rights granted in connection with the prior sale of certain securities by Aquis in private transactions.

         We granted registration rights to AMRO and Coxton to enable them to sell the common stock them may receive from Aquis upon conversion of the convertible debenture, a purchase of our common shares under the equity line of credit, respectively, or upon exercise of warrants issued to them in connection with the related financial instruments. We also granted registration rights to James W. Lees, Michael Branson, Sunstar One LLP and Suburban Connect LLP in connection with compensation for services rendered or with asset purchases. In connection with any such registrations, we will have no obligation:

         o to assist or cooperate with AMRO in the offering or disposition of such shares;

         o to indemnify or hold harmless the holders of any such shares (other than AMRO) or any underwriter designated by such holders;

         o to obtain a commitment from an underwriter relative to the sale of any such shares; or

         o        to include such shares within any underwritten offering we do.

         We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

         We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreements with AMRO or others noted above, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing

         o        the name of any broker-dealers;

         o        the number of common shares involved;

         o        the price at which the common shares are to be sold;

         o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

         o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

         o        any other facts material to the transaction.

Transfer agent and registrar

         The transfer agent and registrar for our common stock and preferred stock is Continental Stock Transfer & Trust Company.

Delaware law and certain charter provisions

         Our certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of shares representing a majority of the voting power of the shares present or represented at a meeting in which directors are to be elected have the power to elect all the directors to be elected at such meeting, and no person may be elected without the support of holders of shares representing a majority of the voting power of the shares present or represented at such meeting.

         The Company's Certificate of Incorporation, as amended, provides that the Board of Directors be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors.

         Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Our bylaws authorize the Chairman of the Board, the Chief Executive Officer, the President, the board of directors, or stockholders holding in the aggregate not less than 10% of the voting power of Aquis to call a special meeting of stockholders.

         Under Delaware law and our bylaws, stockholders may execute an action by written consent in lieu of a stockholder meeting. Delaware law permits a corporation to eliminate such actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since certain actions by written consent are not subject to the minimum notice requirement of a stockholders' meeting. The elimination of stockholders' written consents, however, deters hostile takeover attempts. Without the availability of stockholders' actions by written consent, a holder or group of holders controlling a majority in interest of our capital stock would not be able to amend our bylaws or remove directors pursuant to a stockholder's written consent. Any such holder or group of holders would have to call a stockholders' meeting and wait until the notice periods determined by the board of directors pursuant to our bylaws prior to taking any such action.

Provisions of Delaware law

         Section 203 of the Delaware General Corporation Law generally prohibits a publicly-held Delaware corporation such as Aquis from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

         o prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

         o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by:

         o        persons who are directors and also officers and

         o employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

         o on or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Section 203 defines "business combination" to include:

         o any merger or consolidation involving the corporation and the interested stockholder;

         o any sale, transfer, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

         o subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

         o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

         o the receipt of the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

         In general, Section 203 defines an interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns (or within three years did beneficially own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

                              SELLING STOCKHOLDERS

Overview

         Common shares registered and offered for resale under this prospectus constitute 81.1% of our issued and outstanding common shares as of June 12, 2001, including 200% of the shares issuable to AMRO under the terms of the convertible debenture held by them as discussed in note 2 to the table depicting the calculation of the registration fee. We are registering for resale a significant number of shares for the benefit of the existing shareholders listed in the chart presented below. The number of shares we are registering is also based in part on our good faith estimate of the maximum number of shares we will issue to AMRO and Ladenburg Thalmann as discussed below as well as our contractual obligation under our loan agreement with AMRO to issue 200% of the amount of shares we would be required to issue to AMRO if the debenture was converted on the date of this prospectus. Accordingly, the number of shares we are registering for issuance under the convertible debenture may be higher than the number we actually issue under the convertible debenture and warrants.


         The following table sets forth at August 2, 2001 the number of Shares being held of record or beneficially (to the extent known by Aquis) by such selling stockholders and provides (by footnote reference) any material relationship between Aquis and such selling stockholder, all of which is based upon information currently available to Aquis. The shares of common stock offered by the selling shareholders may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers.

                                                                                        Number Shares
                                             Number of                                     Held By
                                             Shares of                    Number of       Selling
                                           Common stock                  Shares of       Stockholders
                                           Beneficially                 Common Stock      After This
Issued to:                                  Owned (1)        Percent   Offered Hereby      Offering       Percent
----------                                 ------------     ---------  --------------    ---------------  ----------
John Adiletta ...........................      937,225          5.1%      937,225(2)            0                 *
Deerfield Partners ......................    1,365,426          7.3%      222,302(4)    1,143,124               6.3%
Michael Salerno .........................    1,144,526          6.2%       95,568(3)    1,048,958               5.7%
Robert Ortenzio .........................      442,023          2.5%      140,899         301,124(2)            1.7%
R. A. Ortenzio ..........................      431,423          2.4%      135,899         295,524(2)            1.6%
Martin Ortenzio .........................      384,089          2.2%      128,644         255,445(2)            1.4%
John Ortenzio ...........................      386,256          2.2%      128,302         257,954(2)            1.4%
Deerfield Capital .......................    1,143,124          6.3%      780,280(4)      362,844               2.0%
John B. Frieling ........................    1,986,577         10.4%       60,000(4)    1,926,577              10.3%
Patrick M. Egan .........................    1,120,722          6.3%      910,722(5)      210,000               1.1%
Catholic Diocese of Harrisburg...........       60,000            *        60,000(14)           0                 *
CMNY Capital II LP.......................      117,584            *       117,584(6)            0                 *
Select Paging Partners, L.P. ............      898,958          5.1%      898,958(3)            0                 *
J. F. Grove, III ........................      240,086          1.4%      240,086               0                 *
J. F. Grove, Jr .........................       31,500            *        31,500               0                 *
Teresa I. Grove, Trustee ................      281,446          1.6%      281,946               0                 *
Robert Davidoff .........................      247,672          1.4%       75,088(6)      172,584                 *
Robert Greene ...........................    1,289,351          7.3%    1,289,351(2)            0                 *
R&S Limited Partnership .................      111,151            *       111,151(13)           0                 *
Michael Branson .........................       36,000            *        36,000               0                 *
AMRO International, S.A .................    3,878,038         22.0%    3,878,038(7)            0                 *
Ladenburg, Thalmann & Co., Inc. .........      300,000          1.7%      300,000(8)            0                 *
William Patton ..........................       83,408            *        83,408               0                 *
Larry D. Dipetro ........................       63,319            *        63,319               0                 *
Stephen G. Schueren .....................      111,151            *       111,151               0                 *
Richard Owens ...........................      111,151            *       111,151               0                 *
Taylor Ventures, LLC ....................      149,769            *       149,769               0                 *
John Toedtman ...........................       55,575            *        55,575               0                 *
Carl Vissey .............................      222,302          1.3%      222,302               0                 *
Richard and Nancy Witwer ................      111,150            *       111,150               0                 *

                                                                                        Number Shares
                                             Number of                                     Held By
                                             Shares of                    Number of       Selling
                                           Common stock                  Shares of       Stockholders
                                           Beneficially                 Common Stock      After This
Issued to:                                  Owned (1)        Percent   Offered Hereby      Offering       Percent
----------                                 ------------     ---------  --------------    ---------------  ----------
Carlisle Carrier Corp. ..................      111,151            *       111,151(12)           0                 *
James David .............................      111,151            *       111,151               0                 *
Roy K. Smoker ...........................      111,151            *       111,151               0                 *
James W. Lees ...........................      211,151          1.2%      211,151(9)            0                 *
Joseph Roda .............................      111,151            *       111,151               0                 *
Floyd Warner ............................       55,575            *        55,575               0                 *
SunStar One, L.L.C ......................    1,018,658          5.8%    1,018,658(10)           0                 *
John Hobko ..............................       55,000            *        55,000               0                 *
Cary Landry .............................       17,000            *        17,000               0                 *
Harold Randolph .........................       13,000            *        13,000               0                 *
Michael Brady ...........................        3,862            *         3,862               0                 *
Mary Schick, Trustee ....................        3,862            *         3,862               0                 *
Suburban Connect, L.P. ..................      964,588          5.5%      964,588(11)           0                 *
Phillips Nizer Benjamin Krim & Ballon LLP      275,000          1.6%      275,000(15)           0                 *
                                                                      -----------
TOTAL SHARES OFFERED...................                                14,829,668
                                                                      -----------


*        Less than 1%


(1) Based on 18,292,101 shares of common stock outstanding as of June 4, 2001. Unless otherwise noted, we belive that all persons noted in this table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.


(2) The information included with regard to John X. Adiletta is derived from a Schedule 13D dated March 31, 1999. Mr. Adiletta was an
         Aquis founder, and its President and CEO until November 1999 at which time his employment relationship with Aquis ended. The information included with regard to Robert Greene is derived solely from a Schedule 13D dated March 31, 1999. Aquis assumes no responsibility for the information contained in either Schedule.


(3) Mr. Salerno is a member of the Board of Directors of Aquis. Mr. Salerno may be deemed to have voting and investment power over shares held by Select Paging Investors, L.P. or Select Capital Corporation, but disclaims beneficial ownership over the shares held by either entity.

(4) Mr. Frieling is a member of the Board of Directors of Aquis, and became its CEO in September 2000. Mr. Frieling is a principal in the firm of Deerfield Capital, LP, and Managing Director of Deerfield Partners, LLC which is the General Partner of Deerfield Capital, L.P. Mr. Frieling may be deemed to have voting and investment power over these shares, but disclaims beneficial ownership of any shares held by either Deerfield Entity. Aquis was provided investment banking services by Mr. Frieling and these entities in connection with certain of its completed and proposed acquisitions in prior years.

(5) Mr. Egan has been a member of the Board of Directors of Aquis since its inception.

(6) Mr. Davidoff has been a member of the Board of Directors of Aquis since its inception. Mr. Davidoff is also the General Partner of CMNY Capital II, L.P. and as such has voting and investment control over the 117,584 shares of Aquis common stock held of record by CMNY Capital II, L.P.

(7) Includes 357,942 shares issuable, if at all, upon the exercise of outstanding warrants to purchase common stock. The balance represents shares issuable, if at all, under the terms of a convertible debenture held by AMRO, currently subject to a forebearance agreement, but does not include the balance of the number of shares being registered herewith as the result of our obligation to register 200% of the number of shares issuable in connection with the terms of the convertible debenture. AMRO International, S.A. is engaged in the business of investing in publicly traded equity securities for its own account. AMRO's principal offices are located at Grossmuenster Platz 6, Zurich Switzerland. Investment decisions for AMRO are made by its board of directors. Other than the convertible debenture and warrants we issued to AMRO in connection with closing the loan agreement, AMRO does not currently own any of our securities as of the date of this prospectus. The directors of AMRO, H. U. Bachofen, Michael Klee and Ruth Streitenberger have voting and dispositive power over any holdings of Aquis common stock that might be acquired by AMRO. The number of shares issuable to AMRO under the terms of the convertible debenture will vary, based on the average of the five lowest closing bid prices during the 22-day trading period prior to the date AMRO elects to convert the debenture. Based on an assumed conversion date of June 12, 2001, the maximum number of shares issuable to AMRO upon the conversion of the principal amount of the debenture and exercise of the warrant would be 50,248,000, assuming that the 9.9% holding limitation was waived and the foreign ownership limit did not affect the amount to be converted. Our loan agreement with, and convertible debenture held by, AMRO limits AMRO to holding not more than 9.9% of our outstanding common stock at any time, subject to their election to waive this limitation. AMRO elected to waive that limit in April 2001. As a result, and further subject to a forbearance agreement, AMRO may elect to convert all, or a portion of, the principal amount of the convertible debenture plus related accrued interest. We have signed a forbearance agreement with AMRO, under which AMRO has agreed to refrain from converting the debenture into shares of Aquis common stock for purposes of controlling the company or from making an immediate demand for payment of all outstanding amounts due for up to 180 days from the date thereof. If AMRO were to convert the entire amount into common stock, a change in control of Aquis could result and provisions of the Communications Act of 1934, as amended, could be violated, subjecting our communications licenses to a risk of forfeiture. If AMRO elected to acquire and hold not more than 9.9% at any one time, its holdings of Aquis common stock could remain within those limits, it could sell those shares, and thereafter convert additional amounts of remaining principal under the convertible debenture. As a result, although AMRO's holdings of our common stock are subject to limits imposed by the Communications Act of 1934 which, if exceeded, could jeopardize our licenses and our ability to operate, AMRO may be issued shares well in excess of that limitation. If all of the common stock included in this prospectus for the benefit of AMRO is issued to AMRO, such shares would represent approximately 16.6% of our issued and outstanding common stock. There are no business relationships between AMRO and Aquis other than the loan agreement and warrant.


(8) Represents 300,000 shares issuable, if at all, upon the exercise of outstanding warrants to purchase common stock. These warrants are exercisable at $2.30 per share and expire May 3, 2003. Ladenburg Thalmann & Co. Inc. has acted as placement agent in connection with the common stock purchase agreement Aquis has entered into with Coxton, Limited. Ladenburg Thalmann introduced us to Coxton and assisted us with structuring the equity line of credit with Coxton. Ladenburg Thalmann's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities. The decision to exercise any warrants issued, and the decision to sell the common stock issued pursuant to the warrants, will be made by Ladenburg Thalmann's officers and board of directors. Other than the warrants, Ladenburg Thalmann does not currently own any of our securities as of the date of this prospectus. Our agreement with Ladenburg Thalmann provides Ladenburg Thalmann with a right of first refusal for one year after completion of the offering under the common stock purchase agreement, as underwriter or placement agent, all of our financing arrangements at terms no less favorable than we could obtain in the market

(9) Includes 100,000 shares issuable, if at all, upon the exercise of outstanding warrants to purchase common stock. James W. Lees acted as an advisor in connection with our purchase of the common stock of SunStar Communications, Inc. in June 1999 and was issued warrants to purchase 100,000 shares of Aquis' common stock for the services he provided in conjunction with that transaction.


(10) Voting and investment control of these shares is held equally by Transaction Services, Inc. and Republic Partners. The former is controlled by LeRoy Collins, Jr., David Weber and Edmund DeBarba. The latter may be deemed to be controlled by its General Partner, Gary Burton.

(11) Voting and investment control of these shares may be deemed to be held by H. F. Lenfest and Brook J. Lenfest through control of Suburban Connect Management, L.L.C., which is the General Partner of Suburban Connect, L.P.

(12) Voting and investment control over these shares is held by David Metzler, the controlling shareholder of Carlisle Carrier Corp.

(13) Voting and investment control over shares held by the R&S Limited Partnership is deemed to be held by its General Partner Randy Byrnes.

(14)     Voting and investment control is held by Ed Faraday, Executive
         Director.

(15) Phillips, Nizer, Benjamin, Krim & Ballon was engaged to provide legal services to Aquis during years prior to the year 2000. A partner in that firm, Mr. Monte Engler, was a member of Aquis' Board of Directors until his resignation in the 1999. These shares were issued in partial payment for services rendered to Aquis.

                              Plan of Distribution

General


         The distribution of the common stock by the selling stockholders or by their respective pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on NASDAQ's OTC Bulletin Board or any exchange on which the common stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), through short sales, sales against the box, puts and calls and other transactions in Aquis securities or other derivatives thereof, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Short sales cannot be made until the registration of such shares becomes effective as the underlying shares are deemed sold at the time of the short sale. The selling stockholders may sell shares of common stock to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. The selling stockholders may also sell common stock pursuant to Rule 144 promulgated under the Securities Act or pledge shares of common stock as collateral for margin accounts, and such shares of common stock could be resold pursuant to the terms of such accounts. The selling stockholders and any participating brokers and dealers may be deemed to be 'underwriters' as defined in Section 2(11) of the Securities Act.


         In order to comply with certain state securities laws, if applicable, the Common stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

         Sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling stockholders that there are no existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling stockholders through this prospectus. Ladenburg Thalmann may be deemed to be an underwriter in connection with resales of their shares.

         The common shares may be sold in one or more of the following manners:

         o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer for its account under this prospectus; or

         o ordinary brokerage transactions and transactions in which the broker solicits purchases.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by the selling stockholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such common shares, from such purchaser).

         Broker-dealers may agree with the selling stockholders to sell a specified number of common shares at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

         In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

         The selling stockholders will pay all commissions and their own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

                                Offering Expenses

                                Per Share         Total

Estimated offering expenses:
  SEC filing fee ...............    $0.00    $  6,656.00
  Blue Sky fees and expenses ...    $0.00      10,000.00
  Accountants' fees and expenses     0.00      75,000.00
  Legal fees and expenses ......     0.01     125,000.00
  Printing and miscellanous ....     0.01     100,000.00
                                    -----    -----------


Total ..........................    $0.02    $316,656.00
                                    =====    ===========




                                  Legal Matters

         The validity of the shares of Common stock offered hereby will be passed upon for us by Hodgson Russ, LLP, New York, New York.


                                     Experts

         The financial statements of Aquis Communications Group, Inc. as of December 31, 2000 and the statements of operations and of cash flows for the year ended December 31, 2000 and the statement of changes in stockholders' equity for the year ended December 31, 2000 included in this prospectus have been so included in reliance upon the reports of Wiss and Company LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

         The financial statements of Aquis Communications Group, Inc. and its predecessor as of December 31, 1999 and the statements of operations and of cash flows for the two years ended December 31, 1999 included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

         The financial statements of SourceOne Wireless, Inc. for the years ended December 31, 1999 and 1998 included in this prospectus have been audited by Arthur Andersen, LLP, independent auditors, as stated in their report, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                    Indemnification of Officers and Directors

         We have included in our Certificate of Incorporation provisions to limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Our Certificate of Incorporation provides that Directors of our company will not be personally liable for monetary damages for breach of their fiduciary duty of directors, except for liability (i) for any breach of their duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Our Bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

         We maintain insurance, at Aquis' expense, to protect itself and any director, officer, employee or agent of Aquis or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         We maintain liability insurance for the benefit of our directors and officers. The insurance covers claims against such persons alleging error, omission, misstatement, misleading statement, neglect, breach of duty or negligent act. The insurance also provides certain coverage for Aquis and our employees in connection with certain securities law claims. The insurance covers claims referenced above, except as prohibited by law, or otherwise excluded by such insurance policy.

         The indemnification provided by our Bylaws would provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Aquis pursuant our Certification of Incorporation or Bylaws, or the Delaware General Corporation Law, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statement or other information that we file with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http:
//www.sec.gov."

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. The prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted a few parts of the registration statement according to the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are intended to be complete in all material respects but do not necessarily include all of the information contained in the original agreement or document. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a comprehensive description of the matters involved. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                          INDEX TO FINANCIAL STATEMENTS
                AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES


Reports of Independent Accountants .......................          F-2
Consolidated Balance Sheets at
  December 31, 2000 and 1999 .............................          F-4
Consolidated Statements of Operations for the
  three years ended December 31, 2000, 1999,  and 1998 ...          F-5
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 2000, 1999 and 1998 ...          F-6
Consolidated Statements of Cash Flows for the three years
  ended December 31, 2000, 1999, and 1998 ................          F-7
Notes to Consolidated Financial Statements ...............          F-8

Consolidated Balance Sheets at June 30, 2001
  and December 31, 2000 ..................................          F-24
Consolidated Statements of Operations for
  the Three and Six Month Periods ended June 30, 2001
  and 2000 ...............................................          F-25
Consolidated Statements of Cash Flows for the Six
  Month Periods ended June 30, 2001 and 2000 .............          F-26
Notes to Consolidated Financial Statements ...............          F-27

Pro Forma Condensed Consolidated Statements of Operations
  for the year ended December 31, 2000 giving effect to
  the Acquisition of SourceOne Wireless as of January 1,
  2000....................................................          F-32





                    SOURCEONE WIRELESS, INC. AND SUBSIDIARIES
                                      INDEX


Reports of Independent Certified Public Accountants .....           F-35
Consolidated Balance Sheets at December 31, 1998 and 1999           F-36
Consolidated Income Statements for the three years
  ended December 31, 1997, 1998 and 1999 ................           F-37
Consolidated Statements of Capitalization for the
  three years ended December 31, 1997, 1998 and 1999 ....           F-38
Consolidated Statements of Cash Flows for the three years
  ended December 31, 1997, 1998 and 1999 ................           F-39
Notes to Consolidated Financial Statements ..............           F-40

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Aquis Communications Group, Inc:

         We have audited the accompanying consolidate balance sheet of Aquis Communications Group, Inc. and Subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aquis Communications Group, Inc. and Subsidiaries as of December 31, 2000, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred substantial losses from operations, at December 31, 2000 had a working capital deficiency of $32,167,000, and is in default of the loan agreements with its senior and bridge loan lenders. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Wiss & Company LLP

Livingston, New Jersey
April 11, 2001

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Aquis Communications Group, Inc:

         In our opinion, the accompanying consolidated balance sheet of Aquis Communications Group, Inc. and Subsidiaries ("Company") as of December 31, 1999, the related statements of operations and cash flows for the year then ended and the related statements of stockholders' equity for the years ended December 31, 1999 and 1998 present fairly, in all material respects, the financial position of the Company at December 31, 1999 the results of its operations and its cash flows for the year then ended, and the changes in stockholders' equity for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. We have not audited the consolidated financial statements of the Company for any period subsequent to December 31, 1999.


/s/ PricewaterhouseCoopers LLP

New York, New York March 28, 2000 Except for paragraph 4 of Note 10 for which the date is April 12, 2000


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Aquis Communications Group, Inc:

         In our opinion, the accompanying statements of operations and cash flows of Bell Atlantic Paging, Inc. (the "Predecessor Company") present fairly, in all material respects, the results of its operations and cash flows for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 12, 1999

AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

                                                                      December 31,
                                                                    2000           1999
                                                                  --------     --------
ASSETS
Current assets:
  Cash and cash equivalents ..................................    $    378     $    973
  Accounts receivable (net of allowances
  of $1,929 and $939, respectively) ..........................       4,912        4,933
  Inventory, net .............................................         228          228
  Acquisition escrow deposits ................................           _          200
  Prepaid expenses and other current assets ..................         426        1,072
                                                                  --------     --------
      Total current assets ...................................       5,944        7,406
Property and equipment, net ..................................       9,954       10,461
Intangible assets, net .......................................       6,976       20,092
Deferred charges and other assets ............................         264        1,365
                                                                  --------     --------


        Total assets .........................................    $ 23,138     $ 39,324
                                                                  --------     --------
                                                                  --------     --------




LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long term debt .......................    $ 27,857     $    508
  Notes payable ..............................................       2,000        6,750
  Accounts payable ...........................................       5,947        6,750
  Accrued expenses ...........................................       1,081        2,535
  Deferred revenue ...........................................         846          930
  Customer deposits ..........................................         380          577
                                                                  --------     --------
      Total current liabilities ..............................      38,111       11,300

Long term debt ...............................................          --       25,963
                                                                  --------     --------
Total liabilities ............................................      38,111       37,263
                                                                  --------     --------


Commitments and contingencies

7.5% Redeemable Preferred Stock, $0.01 par value,
  100,000 shares authorized, 15,000 shares
  issued at December 31, 2000, none issued 1999 ..............       1,603           --
                                                                  --------     --------

Stockholders' equity:
  Common stock, $0.01 par value, 75,000,000 shares authorized,
  17,611,000 and 16,551,000 issued and outstanding
  at December 31, 2000 and 1999, respectively ................         176          166
  Additional paid-in capital .................................      18,211       13,195
  Accumulated deficit ........................................     (34,913)     (11,175)
  Note receivable from stockholder ...........................         (50)        (125)
                                                                  --------     --------


  Total stockholders' equity .................................     (16,576)       2,061
                                                                  --------     --------


          Total liabilities and stockholders' equity .........    $ 23,138     $ 39,324
                                                                  --------     --------
                                                                  --------     --------




   The accompanying notes are an integral part of these financial statements.

AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


                                                        Years Ended December 31,
                                                      2000          1999          1998
                                                 ------------   ------------   ------------
                                                                                Predecessor
Revenues:
  Paging services, rent and maintenance .......  $     27,926   $     30,368   $     23,309
  Equipment sales .............................           757            791          3,123
                                                 ------------   ------------   ------------


       Total revenues .........................        28,683         31,159         26,432
                                                 ------------   ------------   ------------


Operating expenses:
  Cost of paging services exclusive of
    depreciation ..............................        12,984         13,070          8,450
  Cost of equipment sold exclusive of
    depreciation ..............................           742            947          2,709
  Selling and marketing .......................         3,595          3,881          3,394
  General and administrative ..................         7,045          7,676          5,657
  Depreciation and amortization ...............        10,450         10,878          4,323
  Provision for doubtful accounts .............         1,494            919          1,154
  Provision for asset impairment ..............         9,500              _              _
  Abandoned acquisition costs (cost recoveries)            57          1,692              _
                                                 ------------   ------------   ------------


       Total operating expenses ...............        45,867         39,063         25,687
                                                 ------------   ------------   ------------


Operating (loss) income .......................       (17,184)        (7,904)           745
Interest expense, net .........................        (6,670)        (3,004)             _
Gain on sale of equipment .....................           116             29              _
                                                 ------------   ------------   ------------


(Loss) Income before income taxes and
  extraordinary item ..........................       (23,738)       (10,879)           745
Provision for income taxes ....................             _              _           (296)
                                                 ------------   ------------   ------------


Income before extraordinary item ..............       (23,738)       (10,879)           449
Extraordinary item, net of income taxes of $454             _              _            682
                                                 ------------   ------------   ------------


NET (LOSS) INCOME .............................       (23,738)       (10,879)         1,131



Preferred stock dividends .....................           103              _              _
                                                 ------------   ------------   ------------

(Loss) Income attributable to
  common stockholders .........................  $    (23,841)  $    (10,879)  $      1,131
                                                 ------------   ------------   ------------

NET LOSS PER COMMON SHARE:
  Basic and diluted ...........................  $      (1.38)  $      (.76)



Weighted average common shares outstanding ....    17,354,000     14,233,000






   The accompanying notes are an integral part of these financial statements.

AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)


                                                                                   Additional                 Notes         Total
                                           Common stock          Preferred Stock    Paid-in   Accumulated  Receivable- Stockholders'
                                          Shares     Amounts    Shares    Amounts   Capital     Deficit    Stockholder    Equity
                                       ----------  ----------  --------  ------    ---------- -----------  ----------- -------------
Balance as of January 1, 1998
  (date capitalized).................          99  $        _         _  $    _    $      _   $        _      $    _   $        _
Issuance of shares of the Founders
  of the Company in connection
  with their individual stock
  subsciptions in January 1998.......       7,991           _         _       _           _            _           _            _
Value ascribed to the issuance of
  shares to the Founders of the
  Company in July 1998...............       2,910           _         _       _          39            _           _           39
Value ascribed to the issuance of
  shares in connection with the
  issuance of promissory notes
  in July 1998.......................       7,500           _         _       _         108            _           _          108
Value ascribed to the issuance of
  shares to one of the purchasers
  of preferred stock in November
  1998...............................       2,000           _         _     (54)         54            _           _            _
Value ascribed to the issuance of
  shares to one of the noteholders
  in July 1998.......................       1,500           _         _       _          20            _           _           20
Issuance of preferred stock..........           _           _    78,000   5,884           _            -           _        5,884
Net loss.............................           _           _         _       _           _         (296)          _         (296)
Notes received from stockholder
  in connection with the purchase
  of preferred stock.................           _           _         _       _           _            _        (240)        (240)
                                       ----------  ----------  --------  ------  ----------     --------      ------   ----------
Balance at December 31, 1998 ........      22,000  $        -    78,000  $5,830  $      221     $   (296)     $ (240)  $    5,515
Shares issued in connection with the   15,199,000         152   (78,000) (5,830)     11,313            _           _        5,635
  merger with Paging Partners
  March 31, 1999
Shares issued in SunStar acquisition    1,150,000          12         _       _       1,550            _           _        1,562
Reduction of note due from ..........           _           _         _       _           _            _         115          115
  stockholder in connection with
  settlement of claim................
Shares issued to Directors on .......     180,000           2         _       _         111            _           _          113
  December 15, 1999
Net loss ............................           _           _         _       _           _      (10,879)          _      (10,879)
                                       ----------  ----------  --------  ------  ----------     --------      ------   ----------
Balance at December 31, 1999 ........  16,551,000         166         _       _      13,195      (11,175)       (125)       2,061
Issuance of shares and reduction of
  note due from stockholder to settle
  claim .............................     133,000           1         _       _         524            _          75          600
Shares issued for legal services ....     275,000           2         _       _         377            _           _          379
Shares issued for options exercised .     332,000           4         _       _         376            _           _          380
Value ascribed to the issuance of
  warrants in connection with the
  convertible debenture and equity
  line of credit ....................           _           _         _       _       1,553            _           _        1,553
Value of beneficial conversion
  feature of AMRO debenture .........           _           _         _       _         222            _           _          222
Value ascribed to the issuance of
  shares for purchase of paging
  assets from Suburban ..............     320,000           3         _       _       1,595            _           _        1,598
Dividends accrued on 7.5% Redeemable
  Preferred Stock ...................           _           _         _       _        (103)           _           _         (103)
Value ascribed to options issued to
  former President ..................         693         693
Costs incurred in connection with
  registration of common stock ......           _           _         _       _        (221)           _           _         (221)
Net loss ............................           _           _         _       _           _      (23,738)          _      (23,738)

                                       ----------  ----------  --------  ------  ----------     --------      ------   ----------
Balance at December 31, 2000 ........  17,611,000  $      176         _       _  $   18,211     $(34,913)     $  (50)  $  (16,576)
                                       ==========  ==========  ========  ======  ==========     ========      ======   ==========



   The accompanying notes are an integral part of these financial statements.

AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                                       Years Ended December 31,
                                                                                     2000         1999         1998
                                                                                   --------     --------     --------
                                                                                                          Predecessor
Cash flows from operating activities:
  Net (loss) income ...........................................................    $(23,738)    $(10,879)    $  1,131
  Adjustments to reconcile net loss to net cash (used by)/provided by operating activities:
  Provision for asset impairment ..............................................       9,500            _            _
  Gain on sale of business ....................................................           _            _       (1,136)
  Depreciation and amortization ...............................................      10,450       10,878        4,323
  Costs of abandoned business combinations ....................................          57        1,692            _
  Cost of beneficial conversion feature of convertible debenture ..............         222            _            _
  Amortization of deferred financing costs ....................................       1,133          141            _
  Stock-based compensation ....................................................         693          113            _
  Reduction of note due from stockholder ......................................          75          115            _
  Deferred income taxes .......................................................           _            _         (590)
  Provision for doubtful accounts .............................................       1,494          919        1,154
  Provision for inventory obsolescence ........................................           _            _         (136)
   (Gain) loss on sale of property and equipment ..............................        (116)         (29)         232
  Warrants expensed in connection with debenture and line of credit ...........       1,553            _            _
   Changes assets and liabilities, net of business acquisitions:
     Accounts receivable ......................................................      (1,538)      (3,479)      (1,238)
     Due from affiliates for trade and intercompany payable ...................           _            _       (2,390)
     Inventory ................................................................        (959)        (135)        (394)
     Prepaid expenses and other current assets ................................         775           15         (543)
     Accounts payable and accrued expenses ....................................        (665)       5,579        1,160
     Income taxes payable .....................................................           _            _          848
     Deferred revenues and customer deposits ..................................        (668)        (287)          35
                                                                                   --------     --------     --------


  Net cash (used by) provided by operating activities .........................      (1,732)       4,643        2,456
                                                                                   --------     --------     --------


Cash flows from investing activities:
  Business acquisitions .......................................................      (2,454)     (18,940)           _
  Acquisition of property, equipment and licenses .............................      (1,258)      (2,275)      (4,217)
  Deferred business acquisition costs .........................................         (57)      (2,230)           _
  Acquisition escrow deposits .................................................         200         (200)           _
  Sale of property and equipment ..............................................       2,091          345          236
                                                                                   --------     --------     --------


  Net cash used by investing activities .......................................      (1,478)     (23,300)      (3,981)
                                                                                   --------     --------     --------


Cash flows from financing activities:
  Issuance of long term debt ..................................................       4,450       26,615            _
  Proceeds from stock issued pursuant to options exercised, net ...............         158            _            _
  Repayment of notes payable to stockholders ..................................         (75)        (520)           _
  Repayment of notes payable ..................................................           _       (4,150)           _
  Repayment of long term debt .................................................      (1,685)        (144)           _
  Repayment of capital lease obligation .......................................        (233)      (1,506)           _
  Deferred financing costs ....................................................           _         (665)           _
                                                                                                             --------
  Due to affiliates ...........................................................           _            _        1,564
                                                                                   --------     --------     --------


  Net cash provided by financing activities ...................................       2,615       19,630        1,564
                                                                                   --------     --------     --------


Net increase (decrease) in cash and cash equivalents ..........................        (595)         973           39
Cash and cash equivalents - beginning of year .................................         973            _           31
                                                                                   --------     --------     --------


Cash and cash equivalents - end of year .......................................    $    378     $    973     $     70
                                                                                   ========     ========     ========




   The accompanying notes are an integral part of these financial statements.

AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
(IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

1.  ORGANIZATION AND DESCRIPTION OF THE BUSINESS:

         Aquis Communications Group, Inc. (the "Company") is a holding company, incorporated in the State of Delaware. Through its operating companies, it now operates three regional paging systems providing one-way wireless alpha and numeric messaging services in portions of sixteen states principally in the Northeast and Mid-Atlantic regions of the United States, as well as the District of Columbia. The Company entered the Midwestern region through a purchase of targeted paging assets completed on January 31, 2000. Aquis also resells nationwide and regional services, offers alpha dispatch, news and other messaging enhancements. Its customers include individuals, businesses, government agencies, hospitals and resellers.


         The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, and reflect the merger with Paging Partners Corporation ("Paging Partners") on March 31, 1999. These statements also include the acquisition of certain licenses and other assets and certain assumed liabilities of Bell Atlantic Paging, Inc. and affiliated entities ("BAPCO" or the "Predecessor Company") on December 31, 1998, the acquisition of SunStar Communications, Inc. in June 1999, and the purchase of paging assets of SourceOne Wirless in January 2000 and Suburban Paging in May 2000. The sale of the Internet assets on August 31, 2000 is also reflected. These acquisitions have been accounted for under the purchase method of accounting. All material intercompany accounts and transactions have been eliminated in consolidation.


         On March 31, 1999, Paging Partners Corporation merged with Aquis Communications, Inc. ("ACI", incorporated in late 1997 and first capitalized in January 1998) in a transaction accounted for as a reverse acquisition with ACI as the accounting acquirer. At that time, Paging Partners changed its name to Aquis Communications Group, Inc. (the "Company"). The historical financial statements prior to March 31, 1999, are those of ACI. ACI had no operating activities prior to the acquisition of BAPCO on December 31, 1998. The Statements of Changes in Stockholders' Equity for the periods presented reflect that of ACI. The statements of operations and of cash flows for the years ended December 31, 1998 represent the financial statements of the Predecessor Company for such periods. Per share data was not provided for the predecessor financial statements as the predecessor was a carved out entity from Bell Atlantic Corp. and did not have a capital structure. The Predecessor Company financial statements include allocations of certain Bell Atlantic Corporation ("Bell Atlantic") revenues and expenses. Management believes that these allocations are reasonable. However, the revenues and expenses allocated are not necessarily indicative of the revenues and expenses that would have been earned or incurred if the Predecessor Company had performed or procured these functions as a separate entity.

         Aquis' consolidated financial statements as of and for the year ended December 31, 2000 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Aquis incurred losses of about $23.7 and $10.9 million during each of the years ended December 31, 2000 and 1999, respectively. Aquis' deteriorating financial results have caused it to be in default of its agreement with its senior lender, and in January 2001 the Company failed to make a required principal repayment of $514 under that loan. Further, Aquis has not made any required interest payments on this debt since January 11, 2001. Aquis is required to pay that lender $2,056 of loan principal during the year ended December 31, 2001 and a $2,000 note payable to AMRO International matures in October 2001, unless it is sooner converted to common stock at AMRO's election. Aquis is further obligated to pay minimum lease payments under non-cancelable leases during 2001 in the approximate amount of $7,262. The Company's principal source of liquidity at December 31, 2000 included cash and cash equivalents of about $378. Aquis, at December 31, 2000 reported a working capital deficit of $32,167.

         In October 2000, NASDAQ notified Aquis that its securities would be de-listed from the NASDAQ SmallCap Market. Aquis common stock subsequently began trading on the OTC Bulletin Board under the symbol AQIS.OB. The effect of this change in trading markets may reduce trading volume and liquidity, may diminish the Company's ability to restructure its debt or raise additional equity, and has resulted in the technical and functional termination of the right or ability of Aquis to obtain any funding under its Common Stock Purchase Agreement with Coxton.

         Aquis is in default of its loan agreements with FINOVA and AMRO International, although neither lender has yet demanded payment of the amounts due to them. Aquis does not expect that its current cash and equivalents and the cash it expects to generate from operations will be sufficient to meet its anticipated debt service, working capital and capital expenditure requirements under its existing capital and operating structure and for the foreseeable future. The conditions described above indicate that Aquis may not be able to continue as a going concern. The Company's ability to continue as a going concern is dependent on the continued forebearance of its lenders from demanding immediate payment of their outstanding loans, its ability to generate sufficient cash from operations to meet operating obligations, aside from those under its debt agreements, in a timely manner, continuing supplies of goods and services from its key vendors, and an ongoing ability to limit or reduce operating costs and capital requirements. In the event that demand is made for payment of the outstanding debt, Aquis does not believe that its resources will be sufficient to meet such a demand, and the Company would consider appropriate responses which could include filing a request for protection under the US Bankruptcy Code.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


 Revenue Recognition

         Paging service revenues include airtime for paging services, rental fees for leased paging equipment, and various other fees for such enhanced features as alpha dispatch services, loss protection and maintenance, and voice mail. These revenues are recognized as the services are performed or ratably over time in the case of rental fees. Revenues related to pre-billed services are deferred until earned. Equipment revenue is recognized when the equipment is delivered to the customer.

 Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities. These estimates and assumptions also affect the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for such reported amounts as the allowance for doubtful accounts, allowances for asset obsolescence or impairment, the tax benefit valuation allowance, and useful lives of fixed assets or amortization periods for intangible assets. Actual results could differ from those estimates.

 Cash and Cash Equivalents

         All highly liquid investments with an original maturity of 90 days or less are considered to be cash equivalents.

 Inventory

         Inventory consists primarily of new pagers held for sale or lease. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

 Property and Equipment

         Property and equipment is stated at cost, net of depreciation and amortization. The property and equipment acquired through merger or business combination is recorded at estimated fair value. Included are the Company's rental pagers, paging network assets, data processing equipment, office furniture and equipment, and leasehold improvements. These assets are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Costs to repair or maintain assets without adding to their lives or improving their value are expensed as incurred. Upon the sale or other disposal of property or equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the Company's results of operations.

 Deferred Charges

         Certain costs directly related to pending business acquisitions are deferred until the acquisition is completed or abandoned. If completed, such costs are considered part of the cost to acquire the business. Costs associated with abandoned acquisition efforts are written off. Costs and fees related to financing activities are amortized over the term of the related loan.

 Capitalized Software

         The cost to acquire computer software used in the Company's operations is capitalized and amortized over three years. Accumulated amortization totaled $165 and $45 at December 31, 2000 and 1999, respectively.

 Income Taxes

         Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Accordingly, the balance sheet will reflect anticipated tax impacts of future taxable income or deductions implicit in the balance sheet in the form of temporary differences. These temporary differences will reflect the difference between the basis in assets and liabilities as measured in the financial statements and as measured by tax laws using enacted tax rates.

 Fair Value of Financial Instruments

         The Company's financial instruments include cash and cash equivalents, accounts and notes receivable and payable. The fair value of these instruments approximate their carrying values due to their short-term nature. Because the Company has floating rate debt, the carrying amount of long-term borrowings also approximates fair value.

 Concentration of Risk

         The Company utilizes one provider of nationwide paging services to fulfill the majority of its requirements for this service. Although there are a limited number of other nationwide carriers, Management believes that other carriers could provide similar services under comparable terms. However, a change in vendor or carrier could cause a delay in service provisioning or a possible loss of revenue, which could adversely affect operating results. The Company maintains its cash and cash equivalents in one commercial bank and one money market fund that invests primarily in high quality money market instruments, including securities issued by the US government. No single customer is large enough to present a significant financial risk to the Company.

 Advertising Costs


         Costs associated with advertising in Yellow Pages or similar directories and other costs for such items as direct mail ads or promotional items are expensed when the ad is first published and circulated or when the expense is incurred for the direct mailing or promotional item. Total advertising expenses totaled $479, $118, and $71 in 2000, 1999, and 1998, respectively.


 Long-Lived Assets

         Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the estimated fair value and the carrying value of the asset. During the year ended December 31, 2000, Aquis recorded a provision for the impairment of the value of certain intangible assets. See note 7 for further discussion.

 Stock-Based Compensation

         The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock plans. Accordingly, no compensation expense has been recognized under its stock-based compensation plans. Equity securities issued to non-employees are accounted for at fair market value. Compensation costs paid in stock charged against earnings totaled $693 in 2000 and $113 in 1999. Further, the Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

 Recent Accounting Pronouncement

         In December 1999 the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, amended in March 2000, which provides guidance on the application of generally accepted accounting principles to revenue recognition in financial statements. Aquis adopted SAB 101 in the second quarter of 2000 and that adoption had no significant effect on its consolidated results of operations or its financial position.

         In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No.. 25" ("FIN No. 44"). The Interpretation provides guidance for certain issues relating to stock compensation involving employees that arose in applying APB Opinion 25. The Company has adopted and implemented the applicable provisions of FIN No. 44, which were effective July 1, 2000.

 Reclassifications

         Certain prior year amounts have been reclassified to conform to the current year presentation.


3.  MERGER:

         On March 31, 1999, the merger of ACI and a wholly-owned subsidiary of Paging Partners became effective. Accordingly, each share of ACI common stock was exchanged for 88.92076 shares of Paging Partners' common stock (the "Merger"). Before the Merger, ACI and Paging Partners had no common shareholders. Upon completion of the Merger, the shareholders of ACI owned 58.5% of the combined entity, replaced the Paging Partners management team and held four of the seven Board of Directors positions. This business combination has been accounted for as a reverse acquisition with ACI as the acquirer under the purchase method of accounting in accordance with Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations."


         The aggregate purchase price of $6,124, which includes transaction costs, has been allocated to the net assets acquired based upon their estimated fair market values. The purchase price was determined by using the average quoted stock price of Paging Partners a few days before and after the date on which the terms of the Merger were agreed and announced. The assets and liabilities recorded in connection with the purchase price allocation are based on estimated fair value. Intangible assets of approximately $5,038 (principally customer lists and FCC licenses) are being amortized over three to ten years on a straight-line basis.


         The results of operations included in the accompanying financial statements for the year ended December 31, 2000 include Paging Partners' operations for 12 months. The following unaudited pro forma information presents a summary of the results of operations for prior periods as if the Paging Partners merger occurred on January 1, 1998.

                                For the Years Ended
                                   December 31
                               1999          1998
                             --------     ---------
                                        Predecessor
Revenue .................    $ 33,433     $ 36,334
Net loss ................    $(11,309)    $ (7,427)
Net loss per common share    $  (0.72)

         The pro forma results are based on various assumptions and are not necessarily indicative of what would have occurred had these transactions been consummated on January 1, 1998.

4.  PREDECESSOR COMPANY ACQUISITION:

         On December 31, 1998, ACI acquired licenses and other assets and assumed certain liabilities of the paging business of Bell Atlantic Corporation for a purchase price of approximately $29,200. The acquisition was accounted for as a purchase in accordance with APB Opinion No. 16. The aggregate purchase price was allocated to the net assets acquired based on their estimated fair market values.

         Subsequent to the acquisition and during the quarter ended June 30, 1999, Bell Atlantic and ACI completed negotiations and settled certain post-closing disputes. This dispute was in connection with Bell Atlantic's discovery of certain liabilities that were related to the assets sold. Aquis and Bell Atlantic agreed that Aquis would assume those liabilities and Bell Atlantic would reduce amounts owed by Aquis for the purchase of the related assets. Because the amounts offset one another, no adjustment of the purchase price was made. Funding for retirement of this debt was provided through the credit facility described in note 10.

5.  MERGERS, ACQUISITIONS AND DISPOSITIONS:

 SunStar Communications, Inc.:

         On June 15, 1999, a wholly-owned subsidiary of Aquis entered into a Stock Purchase Agreement (the "Agreement") with SunStar Communications, Inc. ("SunStar"), an Arizona corporation and SunStar One, LLC., an Arizona limited liability company. SunStar provides secure Internet services over an intelligent private network, provides dial-up Internet access services to corporate and individual subscribers and can provide enhanced security standards for user authentication. Total consideration paid for all of the outstanding stock of SunStar was $275 cash and 1,150,000 shares of the Company's common stock valued at their fair market value based on the average daily closing prices a few days before and a few days after the terms of the acquisition were agreed upon and announced. The aggregate purchase price totaled approximately $2,130 including transaction costs and assumed liabilities and has been allocated to the net assets acquired based on their estimated fair market values on the closing date of this transaction, June 30, 1999, based on the purchase method of accounting. Intangible assets of approximately $2,066 were amortized on a straight-line basis over three to 10 years until August 31, 2000, at which time Aquis sold these operations.


         Effective on August 31, 2000 Aquis sold its Internet operations to a private group headed by the CEO and a Director of Aquis, along with the President of that operating subsidiary. At that time, the net assets totaled $1,400 net of $650 of current liabilities and included licenses, other intangibles and customer receivables. Including those assumed current liabilities, the purchase price was $2,966. Cash of $987 was received along with a 10% note maturing on December 31, 2000 in the face amount of $1,329 in consideration of the non-cash portion of the purchase price. The maturity date of this note was extended by the parties to March 31, 2001. The independent members of Aquis' Board of Directors are in discussions with the buyers concerning an additional short-term extension of the note. The buyers have been requested to provide additional information about the financial performance of the Internet business since the date they acquired it and the expected source of funding for the payment of that note. This information is intended to satisfy the board that payment can be made within the extension period before further extension is granted. Gain on the sale of the underlying assets will be booked only as collection of the Note Receivable is realized. Revenues and expenses realized from Internet operations totaled $513 and $1,395, respectively, during Aquis' ownership period in 2000, and those losses led to the decision to sell this operation. Results of operations for this Internet business have been included in the accompanying financial statements for Aquis' ownership period from July 1, 1999 through August 31, 2000.


 SourceOne Wireless:

         On January 31, 2000, the Company completed the acquisition of certain assets of SouceOne Wireless, a facilities-based provider of one-way paging services to subscribers in several Midwestern states. Previously, on August 2, 1999, the Company entered into an Asset Purchase Agreement (the "Purchase Agreement") and Agreement Pending Purchase Closing (the "Agreement") with SourceOne Wireless, Inc. and two of its affiliates ("SOWI"). SOWI and its affiliates filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Court in the Northern District of Illinois between April 29 and July 2, 1999. Pursuant to the Agreement, the Company managed the day-to-day operations of certain SOWI businesses pending the closing of the associated Purchase Agreement. This closing was subject to various approvals, including that of the Bankruptcy Court and the FCC. During the management period, a reduction of the purchase price to $3,750 was negotiated, and resulted in a reduced price of $2,250 in cash and 15,000 shares of the Company's 7.5% cumulative preferred stock valued at $1,500 as agreed among the parties. Acquisition costs totaling about $502 were deferred at December 31, 1999, and is treated as a cost of the assets acquired on January 31, 2000. The aggregate purchase price, including transaction costs, totaled approximately $4,500, and this purchase was accounted for under the purchase method of accounting. Costs to acquire the assets of SourceOne Wireless were capitalized at December 31, 1999, including an escrow deposit of $200, since this transaction was closed on January 31, 2000. The revenues and expenses realized from the operations of these net assets are included in the Company's results of operations from the date of acquisition. The results of operations of the SourceOne assets for the month of January 2000 had no significant effect on Aquis' reported earnings for the year.

         If the acquisition of SourceOne assets had occurred on January 1, 1999, the proforma results for the year ended December 31, 1999 would have included total revenue of $39,474, a net loss of $17,686 and a net loss per common share of $1.07.

         The Company had entered into various negotiations and agreements related to potential value-driven acquisitions or mergers in 1999 with candidates including ABC Paging, Inc, Francis Communications Texas, Inc. Intelispan, Inc., COMAV Corporation, SourceOne Wireless, Inc. and related entities holding economic interests in these entities. Several of these negotiations were terminated as the business development requirements or the underlying businesses of the potential acquiree and the Company changed during the course of the discussions. Acquisition costs and deposits totaling $1,692 related to uncompleted transactions were charged against earnings in 1999. As the result of a dispute between Aquis and Francis Communications, during the year ended December 31, 2000 Aquis recovered about $125 of acquisition costs incurred in connection with that abandoned transaction.

6.  PROPERTY AND EQUIPMENT:

         As of December 31, 2000 and 1999, property and equipment consists of the following:

                                                           December 31,
                                                         2000       1999
                                                      -------    -------
Rental pagers (3 years) ..........................    $ 9,363    $ 7,605
Paging network equipment (7 years) ...............     10,686      8,082
Data processing equipment (2-5 years) ............      1,169      1,096
Furniture, fixtures and office equipment (5 years)      1,003        326
Leasehold improvements (various) .................        437        435
Other ............................................         17         17
                                                      -------    -------
                                                       22,675     17,561
Less accumulated depreciation ....................     12,721      7,100
                                                      -------    -------
                                                      $ 9,954    $10,461
                                                      =======    =======


7.  INTANGIBLE ASSETS:

         Intangible assets consist of the following as of December 31, 2000 and 1999:

                                                      December 31,
                                                    2000       1999
                                                  -------    -------
FCC licenses and State certificates (10 years)    $ 4,524    $15,854
Customer lists (3 years) .....................      6,216      5,681
Goodwill (10 years) ..........................          _      1,996
                                                  -------    -------
                                                   10,740     23,531
Less accumulated amortization ................      3,764      3,439
                                                  -------    -------
                                                  $ 6,976    $20,092
                                                  =======    =======




         Aquis reviews its assets for impairment when events or changes in circumstances indicate that such costs may not be recoverable in the normal course of business. Accordingly, as a result of the Company's ongoing losses, its forecast for continuing losses, and its default under its loan agreements as described in more detail elsewhere herein, Aquis has recognized a charge for impairment of the carrying value of its FCC licenses and State certificates in the amount of $9,500 at December 31, 2000. The amount of the loss was based on the difference between the net book value of those intangible assets and the amount of the estimated annual cash flows through December 31, 2008 discounted to net present value using a discount rate of 20%. The resulting adjusted carrying value is believed by management to approximate the realizable value of these assets.


8.  DEFERRED CHARGES:

         At December 31, 2000 and 1999, deferred charges consisted of the following:

                                           December 31,
                                          2000      1999
                                        ------    ------
Deferred financing costs ...........     $ -0-    $  633
Deferred acquisition costs .........       -0-       502
Unamortized software and other costs       264       230
                                        ------    ------
                                        $  264    $1,365
                                        ======    ======



         Deferred financing costs of $1,648 were written off during the year ended December 31, 2000 as the result of the Company's default under its loan agreements and its lenders' rights to make demand for payment of outstanding balances due to them. Deferred acquisition costs of $182 were written off during the same period due to the cessation of negotiations with potential business combination partners. Also recognized during this period was a recovery of costs previously incurred in connection with the attempted acquisition of the assets of Francis Communications.

9.  COMMITMENTS AND CONTINGENCIES:

         The Company leases facilities and equipment used in its operations. Many lease agreements include renewal options with Consumer Price Index related rent escalations. At December 31, 2000, the aggregate future minimum rental commitments under non-cancelable operating leases were as follows:

Years

2001............................................     $2,443
2002............................................      1,969
2003............................................      1,563
2004............................................        630
2005............................................        498
Thereafter......................................        159
                                                 -----------
                                                     $7.262
                                                 ===========



         Rent expense was $3,894, $2,874, and $551 for 2000, 1999, and 1998,
respectively.

         Pursuant to a certain obligation assumed through the Paging Partners merger, the Company is committed to a significant supplier of telephony services for a minimum annual usage and services volume valued at $240. Thereunder, and subject to attainment of the minimum volume, the Company receives certain significant discount pricing from this provider. The Company has historically exceeded, and is currently exceeding, that minimum commitment level. Commitments under this contract expired during the third quarter of 2000.

         The Company has also provisioned some of its communications circuits and other facilities from another provider. Under terms of this agreement, the Company has obtained certain volume pricing discounts in exchange for an agreement to utilize these facilities for a minimum period of three years beginning on December 31, 1998. Monthly fees incurred under this agreement totaled about $45 and $48 for the years ended December 31, 2000 and 1999, respectively.

         Various legal proceedings, claims and investigations related to services, contracts and other matters are pending against the Company. The most significant of these are discussed below:

 Francis Communications

         The Company retained local counsel in Texas to represent it in a suit brought by Francis Communications Texas, Inc. and related interests ("Francis") in the U.S. District Court for the Western District of Texas. Francis alleged a breach of agreement to purchase its radio paging business and sought the original purchase price of $4,000 and additional monetary relief. Aquis terminated this agreement due to the failure of Francis to comply with certain conditions precedent to closing. This matter was settled between the parties in September 2000 and as a result Aquis recovered about $125 net of related professional fees incurred.

 Fone Zone Communication Corp

         On February 18, 2000, Fone Zone Communication Corp. ("Fone") filed a lawsuit in the Supreme Court of the State of New York in Queens County. The Company, on March 23, 2000, had the venue of this action moved to the U.S. District Court for the Eastern District of New York. Fone, a former reseller of the Company paging services and of the service of Paging Partners before its merger with the Company, is seeking $1,000 in alleged damages as a result of the termination of its service and solicitation of its customers by the Company. The Company discontinued service to Fone as the result of Fone's severe delinquency and ultimate failure to pay for such services. Management believes it will be able to recover the fully-reserved unpaid charges from Fone through its counterclaim and that the claims initiated by Fone are without sufficient grounds to support its claims. Management does not expect the outcome of this lawsuit to have a material effect on its results of operations, cash flows or financial position.

 Arbitration of Employment and Other Claims

         On December 23, 1999, the Company's former President, who was also a Director and a Founder of the Company, filed for arbitration under the Rules of the American Arbitration Association. This former officer's claims were related to an alleged breach of an employment agreement, to wrongful discharge and to wrongful termination of health and welfare benefits including incentive stock options. On April 4, 2000, the parties settled these claims before this matter proceeded to arbitration. Accordingly, the Company provided this individual a payment of $25, a credit of $75 against his existing indebtedness to the Company, shares of the Company's common stock valued at $400, forgiveness of $115 of a note receivable from him, and agreed to replace 55,000 of the 485,000 options previously held by him, valued at $127. Accordingly, $742 has been charged against earning in the accompanying financial statements the period ended December 31, 1999.

         Aquis received correspondence from legal counsel to Mr. Adiletta, a former President of Aquis, in August 2000 in which Mr. Adiletta claimed that Aquis was in breach of its obligation to register under the Securities Act of 1933 the shares underlying certain options granted to him previously as contemplated by the terms of the settlement agreement. Mr. Adiletta also requested that he be permitted to submit a bid for the purchase of certain of the assets of Aquis' Internet related business operations conducted by Aquis IP Communications, Inc., which assets were at the time of the letter from Mr. Adiletta the subject of a signed Asset Purchase Agreement with the investment group headed by Mr. John Hobko, then President of Aquis IP Communications, Inc., and Mr. John B. Frieling, a director of Aquis. Subsequent communications between the parties directed toward the negotiated resolution of Mr. Adiletta's claim indicate that such matter is likely to be resolved without material exposure to Aquis, although as of this date no settlement agreement has been entered into between the parties addressing Mr. Adiletta's August 2000 claims.


10.  LONG-TERM DEBT:

         On October 23, 1998, ACI entered into a five-year term loan agreement (the "Senior Loan Agreement") with FINOVA Capital Corporation ("FINOVA") structured to provide a $30,000 credit facility. That agreement specified a term of five years, and required graduated increasing quarterly principal repayments ranging from .5% to 3.5% of outstanding principal beginning on July 1, 2000, with the balance due on December 31, 2003. Loan interest was set at a rate based on Citibank, N.A.'s corporate base rate plus 175 basis points. The Company may also elect to have interest on a part of the FINOVA loan based on a London

Inter-Bank Official Overnight Rate plus 450 basis points. This term loan is collateralized by all of the Company's assets, presently owned and acquired subsequently, and all issued and outstanding equity interests in the Company's operating subsidiaries. The loan agreement also contains various covenants, including restrictions on capital expenditures and compliance with certain financial ratios. At December 31, 2000 and 1999, the Company was not in compliance with certain ratios under this loan agreement.

         In November 1999, in connection with the termination of negotiations related to various potential mergers, costs that were previously capitalized were written off in 1999. During the third quarter of 1999, FINOVA modified certain financial covenants contained in the loan agreement to exclude the costs written off in connection with these abandoned business acquisitions and other specified charges when computing "Net Income" as defined in the amended loan agreement.

         On January 26, 2000, the FINOVA loan was amended in connection with the SourceOne Wireless acquisition. The Company borrowed an additional $2,450 from FINOVA on January 31, 2000 to consummate the acquisition (the "SourceOne Portion"). The effect of the amendment was to limit the facility to the amount outstanding after the SourceOne transaction, or a total of $27,765, to modify certain financial ratios and to set the interest rate on the SourceOne Portion to Citibank, N.A.'s corporate base rate plus 400 basis points. Aquis and FINOVA further amended this agreement on April 12, 2000 in order to waive the Company's covenant non-compliance at December 31, 1999, to reduce the financial ratio requirements through the third quarter of 2001, and to encourage Aquis to make a Special Prepayment of principal. That "Special Prepayment" in the amount of $1,250 was defined and directed to be specifically applied to the SourceOne Portion. In order to avoid an interest rate increase that was to take effect if the Special Prepayment was not made, Aquis made this prepayment in April 2000, using some of the proceeds of the convertible debenture sold to AMRO International.

         On April 10, 2000, Aquis entered into an agreement to obtain a $2 million bridge loan with AMRO International as interim funding pending completion of additional prospective financing. The debt is subordinate to the Company's senior debt and is unsecured. This agreement provides for an interest rate of 11%, a scheduled maturity date on October 12, 2001 and also provides for interest to accrue until the earlier of its maturity date or conversion. At the lender's election not earlier than 120 days from the date of funding, this loan is convertible into the Company's common stock at 90% of the then-current market value. The cost of this beneficial conversion feature or discount to market price, estimated at $222, has been charged against current year results of operations. At the Company's election, after the initial 118 days subsequent to funding, the loan is redeemable at 115% of face value.

         Proceeds from this loan were used during April 2000 to make the Special Prepayment of $1,250 to FINOVA. The balance was used to pay certain fees incurred in connection with the FINOVA loan modifications arranged during 2000, to pay certain costs incurred in connection with this bridge loan, and for general corporate purposes.

         Although the Company was not in compliance with a financial ratio covenant at December 31, 1999, this debt was classified as non-current in accordance with SFAS 78. Prior to the issuance of those financial statements, the Company's lender agreed not to demand immediate payment of this debt.

         On September 27, 2000, the Company and FINOVA agreed to modify the terms of its Senior Loan Agreement, as amended. These modifications permit Aquis to retain all proceeds from the sale of its Internet operations and gives Aquis an option to reduce the scheduled principal payment due on July 1, 2001 from $514 to $200 in exchange for payment of a fee of $75. Financial ratio covenants related to the amount of senior and total debt outstanding and to its debt service coverage were also relaxed from original levels through September 30, 2001. The maximum permitted leverage ratios were increased by amounts ranging from 33% to 75% of original limits. Minimum required coverage ratios were relaxed by 34% to 54% of original requirements. In exchange, Aquis has agreed to pay quarterly fees of $75 if original financial ratios are not maintained. Further, additional contingent fees of up to $250 per quarter will be added to the principal balance due at final maturity if Aquis is unable to meet the financial ratios as amended in April, 2000. The Company paid a fee of $100 in order to secure these modifications. Finally, a principal payment of $2,000 would be required on or before December 31, 2000 in order to avoid the assessment of a $500 fee and an interest rate increase of 2%. That fee, at the Company's election, would also be added to the principal balance otherwise payable at the maturity date of this loan. Aquis has not made the specified principal payment of $2,000, nor has the scheduled quarterly principal payment due on January 2, 2001 of $514 been made. The Company and its lender are discussing alternatives for the Company's failure to make the scheduled principal payment and the Company's projected non-compliance with amended financial covenants at December 31, 2001. As the result of the defaults under the FINOVA and AMRO agreements, all debt has been classified as current at December 31, 2000.

         At December 31, 2000, the balance of the Senior Loan outstanding was $26,749 and is subject to floating interest rates. Of that total, $1,200, the SourceOne portion, carried an interest rate of 13.5% at that time. The balance was subject to a rate of 11.25%. These rates are each expected to increase by an additional 2% due to the non-payment of the specified $2,000 principal payment due on December 31, 2000. The remaining balance of long term debt outstanding consisted principally of borrowings made pursuant to the bridge loan of April 2000 and to the Installment Loan, discussed below. If Aquis was not in default of its loan agreements at December 31, 2000, principal maturities of outstanding debt would have been as follows:


2001...................................................        $4,496
2002...................................................         3,599
2003...................................................        21,680
2004...................................................            82
                                                          ------------
                                                              $29,857
                                                          ============



         As of December 31, 2000, Aquis was in default of its agreements with FINOVA and AMRO. Neither lender has demanded repayment of the balances due, however, neither lender has waived their right to do so. Aquis is discussing various alternatives, including restructuring its debt and equity structure, with these lenders.

         The Seller Note in the amount of $4,150 due as a result of the acquisition of the paging assets from BAPCO was settled and paid in full on June 30, 1999.

         During the second quarter of 1999, the Company refinanced the capital lease obligations that were assumed as a result of the merger with Paging Partners. Terms of the new obligation (the "Installment Loan") include a principal amount of $1,300, a 60-month repayment schedule, an interest rate indexed to the yield for five year Treasury Notes, and is collateralized by the underlying equipment.


11.  RELATED PARTY TRANSACTIONS:

         The Company was provided with various investment banking services by a firm with which a certain member of the Board of Directors was affiliated. Deerfield Capital, LP, of which Mr. Frieling is a principal, and Deerfield Partners, LLC, of which Mr. Frieling is Managing Director, provided investment banking services to Aquis in connection with certain of its completed and proposed acquisitions. During 1999, Deerfield Capital and Deerfield Partners were paid a total of $411 in fees and expenses for such services. During 2000, such payments totaled $26.

         Prior to year 2000, Aquis retained a law firm that included a partner who was also a member of Aquis' Board of Directors. That partner resigned his Board seat during 1999. During that year, fees incurred with this firm totaled approximately $1,935 of which $1,052 was payable at December 31, 1999. In January 2000, this outstanding amount was settled through a cash payment of $205, the issuance of a note in the original principal amount of $350 payable in 20 equal monthly installments and bearing interest at the rate of 8.5% per annum, and the issuance of 275,000 shares of Aquis' common stock with a value of the time of issuance of $380. Fees incurred during the year ended December 31, 2000 did not exceed $10.

         During 1999, the Company received $500 from a limited liability company in which a minority member is a partnership whose managing partner is also a member of the Company's Board of Directors. These funds represent earnest money for the sale of the Company's Internet subsidiary. This advance has been included as a current liability in the accompanying balance sheet at December 31, 1999. The sale was completed on August 31, 2000 as described in Note 5.

         Three stockholders and members of the Board of Directors were each granted 60,000 shares of the Company's common stock on December 15, 1999 as compensation for interim management services rendered during the Company's search for a President and CEO in the later part of 1999. Based on the fair value of the Company's common stock on the date of grant, 1999 earnings were charged $112,500 for these services.

         In 1998, BAPCO was allocated certain costs from its parent organization for certain administrative, management and other services. These allocated costs were based on relative staff size or on relative revenues, and totaled $215 and $161, respectively. The management of BAPCO believes that these allocated costs were reasonable. However, the costs for the services provided are not necessarily indicative of the costs that would have been incurred if the services had been provided by unaffiliated entities. During 1998, revenues from affiliates totaled $3,622, revenues from BAM were $2,724, network charges to affiliates totaled $3,933, telecommunications fees and data processing charges to affiliates were $194 and $216, respectively.


12.  NOTES RECEIVABLE FROM STOCKHOLDERS:

         One of ACI's founding shareholders and a former President acquired shares of the Company's Series A Preferred Stock. As part of that purchase, an officer of the Company signed a note for $240 that was to be repaid in four equal annual installments commencing on May 15, 2000. The note provided interest at a rate of 8%, and all interest was due with the final payment on May 15, 2003. On April 4, 2000, in connection with the settlement of certain claims made by this officer in relation to the end of his relationship with the Company, an agreement was reached under which the face amount of this $240 note was reduced to $125, and subsequently that note has been reduced to $50 as of December 31, 2000. The Company has initiated legal action in order to recover the remaining face amount of this note.


13.  INCOME TAXES:

         At December 31, 1999, the Company had Federal net operating loss carryforwards for tax purposes of approximately $21,840 that expire between 2009 and 2015. Approximately $8,550 of this total consists of pre-acquisition losses that are subject to restrictions imposed by Section 382 of the Internal Revenue Code that limit utilization of such carryforwards to about $300 annually. During the prior period, the income and expenses of the Predecessor Company were included in the consolidated Federal and certain combined state income tax returns of its parent and the prior year provisions for income taxes have been calculated on a separate return basis herein.

         The provision for income taxes is summarized as follows:

                                                2000         1999        1998
                                               ----         ----        ----
                                                                  Predecessor
Federal:
  Current................................          $_         $_       $1,235
  Deferred (benefit), net................      (4,012)    (3,756)        (647)
  Valuation allowance....................       4,012      3,756            _


  Total Federal..........................           _          _          588


State:
  Current................................          $_         $_         $337
  Deferred (benefit), net................       (945)      (898)        (179)
  Valuation allowance....................         945        898            _


  Total State............................           _          _          158


Total provision for income taxes.........          $_         $_         $746

         Significant components of deferred tax assets and liabilities as of December 31, 2000 are as follows:

                                                                           2000        1999
                                                                         -------      ------
Deferred tax assets:
  Allowance for doubtful accounts................................           $813       $396
  Depreciation...................................................          1,673        815
  Net operating loss carryforwards...............................          9,327      5,487
  Settlement reserve.............................................            170        264
  Other_net......................................................              _         33


  Total deferred tax assets......................................         11,983      6,995
  Deferred tax liabilities_amortization of intangibles...........         (1,001)    (1,029)


  Net deferred tax assets before valuation allowance.............         10,982      5,966
  Valuation allowance............................................        (10,982)    (5,966)


Net deferred tax asset...........................................             $_         $_






         A reconciliation from the Federal income tax provision at the statutory rate to the effective rate is as follows:


                                                         2000      1999       1998
                                                         ----      ----       ----
                                                                           Predecessor
Tax (benefit) at Federal statutory rate..............   (34.0)%  (34.0)%        34.0%
State income taxes, net of Federal tax benefit.......        _        _         6.0%
Permanent differences................................     7.0%     0.4%            _
Valuation allowance..................................    27.0%    33.6%            _
Effective tax rate...................................       _        _          40.0%



         As of December 31, 2000, the Company recorded no deferred tax asset. The future expected benefit from the realization of the net operating losses was fully offset by a related valuation allowance. A full valuation allowance was recorded due to management's uncertainty about the realizability of the related tax benefits as of December 31, 2000. However, the amount of the deferred tax assets considered realizable could be adjusted in the future if estimates of taxable income are revised.

14.  PREFERRED STOCK:

         On October 16, 1998, the Board of Directors authorized up to 80,000 shares of preferred stock to be designated as Series A Convertible Preferred Stock ("Series A Preferred Stock") at $80 per share ("Original Issue Price"). Each holder of these shares was entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by each holder were convertible. A mandatory conversion of the Series A Preferred Stock into common stock was to occur in the event of any one of the following circumstances: (1) the request of at least two-thirds of the holders of the outstanding Series A Preferred Stock, (2) the consummation of the Paging Partners transaction, or (3) the closing of the sale of shares of common stock in a public offering pursuant to the Securities Act of 1933, at a price in excess of 200% of the Applicable Conversion Price then in effect and resulting in at least $20,000 of gross proceeds to the Company.

         In connection with the purchase of paging assets from SourceOne on January 31, 2000, 15,000 shares of the Company's 7.5% Redeemable Preferred Stock were issued at an agreed value of $1,500. The rights and preferences of our 7.5% Redeemable preferred stock provide those shareholders cumulative dividends, whether or not declared by our board of directors, at an annual rate of $7.50 per share. Dividends on any shares of stock having rights junior to the 7.5% Redeemable Preferred Stock are prohibited until all accumulated dividends have been paid on the 7.5% Redeemable preferred stock. As of December 31, 2000, cumulative accrued and unpaid dividends totaled $103. In the event of liquidation, dissolution, or winding up, the holders of Series A Preferred Stock will be entitled to receive out of the assets available for distribution prior to and in preference to the holders of common stock, an amount equal to $100.00 per share, plus all accrued and unpaid dividends, subject to adjustment. Redemption is required for all of the 7.5% Redeemable preferred stock outstanding on January 31, 2002 at a redemption price equal to 100% of the then existing applicable liquidation preference, plus accrued and unpaid dividends to the date of redemption, subject to the legal availability of funds. Unless otherwise required by law, the holders of 7.5% Redeemable Preferred Stock have no right to vote on matters coming before Aquis' common stockholders.


15.  STOCK OPTIONS:

         Through the merger with Paging Partners, the Company has a stock option plan (the "Plan"), as amended. Under this plan, options to purchase shares of the Company's common stock, intended to qualify as "incentive stock options, may be granted to Aquis employees. A total of 1,500,000 shares of common stock had been reserved for issuance under the amended Plan. Options are exercisable for terms of six months to ten years from the date granted. Details are as follows (shares and prices are stated at original amounts before effect of the share conversion effected through the merger):

                                                    Number           Option
                                                  of Shares       Price Range
                                                  ---------       ------------
1998
Outstanding, January 1.....................         341,950         $0.88-6.25
Granted....................................         216,100         $1.38-4.38
Exercised..................................         (25,750)        $0.88-1.00
Cancelled..................................        (180,150)        $0.88-6.25
Outstanding, December 31...................         352,150         $0.88-4.19
Exercisable, December 31...................         342,150         $0.88-4.19


1999
Outstanding, January 1.....................         352,150         $0.88-4.19
Granted....................................       1,209,946         $1.00-1.38
Exercised..................................          (2,500)             $0.88
Cancelled..................................        (523,683)        $0.88-1.38
Outstanding, December 31...................       1,035,913         $0.88-4.19
Exercisable, December 31...................         460,150         $0.88-4.19


2000
Outstanding, January 1.....................       1,035,912           $88-4.19
Granted....................................       2,345,000      $0.2344-1.625
Exercised..................................        (331,800)      $0.875-1.875
Cancelled..................................        (739,500)     $.9375-4.1875
Outstanding, December 31...................       2,309,612       $0.2344-3.00
Exercisable, December 31...................       1,284,602         $0.75-3.00

         In consideration of the merger, exercisable options as of December 31, 1998 include options that actually become exercisable on February 13, 1999 and options that become exercisable upon a change in control.

         As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to apply APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for options granted. Accordingly, no compensation cost has been recognized for the grant of these options in the accompanying financial statements.

         In the following table, the fair value of stock options issued to Employees during 2000 and 1999 is based on Black-Scholes pricing model with the following assumptions: the price of the stock at the time of grant, risk free interest rates ranging from 4.57% to 5.81%, no dividend yield, 100% volatility and a weighted average expected life of the options of nine to ten years. Had compensation cost been determined on the basis of FASB Statement No. 123, net loss and loss per share would have been reduced as follows:

                                                       2000            1999
                                                       ----            ----
Net Loss:
  As reported................................       $(23,841)      $(10,879)
  Pro forma..................................       $(24,965)      $(11,679)
Net Loss per Common Share:
  As reported................................         $(1.38)        $(0.76)
  Pro Forma..................................         $(1.44)        $(0.82)


         In connection with the employment of its President and CEO, and pursuant to his employment agreement dated January 4, 2000, the Company issued an option to purchase 900,000 shares of the Company's common stock. The option was to vest ratably on, or around, June 30, 2000, January 2, 2002 and January 2, 2003. Vesting rights were subsequently modified in April 2000 to allow the first 300,000 options, which specified an exercise price of $0.75, to vest on the earlier of June 30, 2000 or the date of funding of the convertible debenture acquired by AMRO; that debenture was funded in April 2000 and vesting was accordingly accelerated.

         For the first tranche of 300,000 options, compensation expense was recognized in the amount of $693, based on the excess of the fair market value of the Company's common stock over the exercise price on the date his option agreement was amended to permit him to vest in options that would have otherwise expired unvested. No expense has been recognized in connection with the remaining 600,000 due to their cancellation as the result of the end of his employment by Aquis.

16.  WARRANTS:

         Aquis issued warrants to AMRO, Coxton and Ladenburg, Thalmann & Co. in connection with obtaining the bridge loan from AMRO and the equity line of credit from Coxton. In exchange for the funding and agreements gained in those transactions, and in addition to other compensation, those parties received the following warrants:


                                Options to      Date Options       Date of
                                 Purchase          First        Expiration of
                              Shares of Stock   Exercisable        Options      Exercise Price
                              ---------------   -----------     --------------  --------------
AMRO International, S.A           357,942      April 12, 2000   April 12, 2003      $3.163
Coxton, Limited                   600,000       May 3, 2000      May 3, 2003        $2.300
Ladenburg, Thalmann & Co.         300,000       May 3, 2000      May 3, 2003        $2.300


         Valued on their dates of issuance using the Black-Scholes pricing model under assumptions similar those described in Note 15, above, the non-cash cost to Aquis of these securities was $1,553,000 and was included as a component of the Company's cost of financing, or interest expense, for the year ended December 31, 2000.


17.  NET LOSS PER COMMON SHARE:

         The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share", which requires a dual presentation of basic and diluted earnings per share ("EPS"). Basic EPS is based on the weighted average number of shares outstanding during the periods presented. Diluted EPS reflects the potential dilution that could occur if options, warrants, convertible securities or other contracts requiring the issuance of common stock were converted into common stock during the periods presented. The Company has not presented diluted EPS because the effect would be anti-dilutive.

18.  SUPPLEMENTAL CASH FLOW DATA:

         The tables below provides supplemental information to the consolidated statements of cash flows:


                                                             2000       1999      1998
                                                             ----       ----      ----
Cash paid for interest..................................      $3,500     $2,586   $   _
Cash paid for taxes.....................................      $   _      $  _     $  570
Note receivable accepted as partial consideration.......      $   _      $  _     $4,150
Receivable from affiliate...............................      $   _      $  _     $4,835
Receivable from the Company.............................      $   _      $  _     $4,565


Business Acquisitions

         During the year ended December 31, 2000, Aquis purchased targeted paging assets of SourceOne Wireless and Suburban Paging. In 1999, the Company used cash of $18,940 for business acquisitions in connection with the final cash payment made for the December 31,1998 BAPCO assets purchase and for Paging Partners and SunStar transactions:

                                                                                               BAPCO,
                                                                         SourceOne        Paging Partners
                                                                            And             and SunStar
                                                                         Suburban           Transactions
                                                                       ----------        ----------------
SourceOne, Suburban & BAPCO purchase price,
 fair values for Paging Partners and SunStar assets.......              $8,816                $40,620
Note issued to Bell Atlantic Mobile.......................                   _                 (4,150)
Liabilities assumed.......................................              (1,801)                (3,262)
Exchange of common stock..................................              (1,598)                (7,197)
Exchange of preferred stock...............................              (1,500)                     _
Transaction costs paid or accrued.........................              (1,223)                (1,535)
Cash paid at closing - BAPCO..............................                   _                 (5,366)
Cash acquired - Paging Partners and SunStar...............                (240)                  (170)
                                                                       ----------        ----------------
Net cash paid ............................................              $2,454                $18,940
                                                                       ----------        ----------------






         Gross cash paid in connection with the SourceOne purchase in January 2000 was $2,894. Excluding cash acquired in the Paging Partners and SunStar transactions, cash paid in conjunction with those two transactions in 1999 totaled $575.

19.  QUARTERLY FINANCIAL RESULTS (UNAUDITED):

         Quarterly financial information for the years ended December 31, 2000 and 1999 is summarized below:

                                                             First        Second        Third        Fourth
                                                            Quarter       Quarter      Quarter       Quarter
                                                          ---------     ----------   ---------   ------------
Year ended December 31, 2000:
  Total revenues.....................................         $8,111        $7,877       $6,995        $5,700
  Operating loss.....................................     (2,051)(b)       (1,437)        (914)      (12,782)
  Net loss attributed to common shareholders.........        (2,861)       (2,384)        (885)  (17,711)(c)
  Net loss per share (basic and diluted).............         (0.17)        (0.14)       (0.05)        (1.02)
Year ended December 31, 1999:
  Total revenues.....................................         $6,422        $8,056       $8,717        $8,092
  Operating loss.....................................          (413)       (1,145)      (1,970)    (4,376)(a)
  Net loss...........................................        (1,342)       (1,790)      (2,702)       (5,045)
  Net loss per share (basic and diluted).............         (0.15)        (0.12)       (0.17)        (0.31)

-----------

(a) Operating loss for the fourth quarter of 1999 includes a non-recurring charge of $1,692 for costs incurred in connection with certain abandoned business acquisitions. The loss also includes the costs incurred to settle a dispute with a former officer of the Company in the amount of $742.

(b) Operating loss for the first quarter includes the cost of options issued to the Company's former President of $693.

(c) Net loss during the fourth quarter includes a write off of deferred financing costs in the amount of $1,648 as the result of the Company's default under its loan agreements, and the write-off of acquisition costs previously capitalized in the amount of $182 resulting from the end of negotiations related to those targeted business combinations. Also charged to fourth quarter earnings was a provision for asset impairment of $9,500 and the estimated cost of warrants issued in connection with the bridge loan and equity line of credit in the amount of $1,553.

20.  VALUATION AND QUALIFYING ACCOUNTS:

         All information for 2000 and 1999 is that of the Company. All information for 1998 is that of the Predecessor Company. No allowance for inventory obsolescence is required in 2000 due to the Company's reduced inventory levels including only current models.


                                             Balance at       Charges to       Deductions       Balance at
                                              Beginning       Costs and        and Other           End
                                               of Year         Expenses       Adjustments        of Year
                                             ----------       ----------      -----------       ----------
Allowance for doubtful accounts:
  1998..................................         $304           $1,154             $968            $490
  1999..................................          490              919              470             939
  2000..................................          939            1,494              504           1,929

Allowance for inventory obsolescence:
  1998..................................         $321           $(136)               $_            $185
  1999..................................          185                _              185               _
  2000..................................            _                _                _               _


21.  SUBSEQUENT EVENTS:


         The Company is in default on its senior debt covenants, did not make the scheduled principal repayment to FINOVA of $514 in January 2001, and has made none of the monthly interest payments required for any period subsequent to December 31, 2000. The Company is also in default under terms of its agreement with AMRO International. Aquis is currently renegotiating the terms of its senior and junior debt agreements and is seeking additional funds to finance business operations, but a successful conclusion to these efforts cannot be assured. See also Note 1 to these financial statements.

AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)



                                                                                   June 30,    December 31,
                                                                                     2001          2000
                                                                                 ------------  ------------
                                                                                 (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.....................................................   $     643   $       378
  Accounts receivable (net of allowances of $1,490 and $1,929, respectively)....       3,080         4,912
  Inventory, net................................................................         195           228
  Assets held for sale, net.....................................................         885            --
  Prepaid expenses and other current assets.....................................         770           426
                                                                                 -----------   -----------
      Total current assets......................................................       5,573         5,944
Property and equipment, net.....................................................       4,716         9,954
Intangible assets, net..........................................................       5,716         6,976
Deferred charges and other assets...............................................         189           264
                                                                                 -----------   -----------
        Total assets............................................................ $    16,194   $     23,138
                                                                                 ===========   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long term debt.......................................... $    28,269   $    27,857
  Notes payable.................................................................       2,000         2,000
  Accounts payable..............................................................       4,824         5,947
  Accrued expenses..............................................................       2,606         1,081
  Deferred revenue..............................................................         589           846
  Customer deposits.............................................................         321           380
                                                                                 -----------   -----------
      Total current liabilities.................................................      38,609        38,111

Long term debt..................................................................          55            --
                                                                                 -----------   -----------
Total liabilities...............................................................      38,664        38,111
                                                                                 -----------   -----------

Commitments and contingencies

7.5% Redeemable Preferred Stock, $0.01 par value, 100,000 shares authorized, 15,000 shares issued and outstanding at June 30, 2001 and
  December 31, 2000.............................................................       1,659         1,603
                                                                                 -----------   -----------

Stockholders' equity:
  Common stock, $0.01 par value, 75,000,000 shares authorized, 18,292,101 and
  17,611,030 issued and outstanding at June 30, 2001 and December 31, 2000,
  respectively..................................................................         183           176
  Additional paid-in capital....................................................      18,069        18,211
  Accumulated deficit...........................................................    (42,331)      (34,913)
  Note receivable from stockholder..............................................        (50)          (50)
                                                                                 -----------   -----------
  Net stockholders' equity......................................................    (24,129)      (16,576)
                                                                                 -----------   -----------
        Total liabilities and stockholders' equity.............................. $   16,194    $    23,138
                                                                                 ===========   ===========


   The accompanying notes are an integral part of these financial statements.

AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED; IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)




                                                                Three Months Ended June 30,   Six Months Ended June 30,
                                                                ---------------------------   -------------------------
                                                                   2001           2000             2001        2000
                                                                ------------  -------------   ------------ ------------

Revenues:
  Paging services, rent and maintenance........................  $    4,715  $    7,568       $    9,804  $    15,534
  Equipment sales..............................................         205         309              336          454
                                                                -----------  ----------       ----------  -----------
       Total revenues..........................................       4,920       7,877           10,140       15,988
                                                                -----------  ----------       ----------  -----------
Operating expenses:
  Cost of paging services excluding depreciation...............       2,161       3,483            4,416        7,479
  Cost of equipment sold excluding depreciation................         170         260              337          416
  Selling and marketing........................................         461         909            1,044        1,955
  General and administrative...................................       1,325       1,821            2,677        3,952
  Depreciation and amortization................................       1,894       2,533            4,112        5,074
  Provision for doubtful accounts..............................         224         308              447          604
  Provision for asset impairment...............................       2,576           _            2,576            _
                                                                -----------  ----------       ----------   ----------
       Total operating expenses................................       8,811       9,314           15,609       19,480
                                                                -----------  ----------       ----------   ----------
Operating loss.................................................      (3,891)     (1,437)          (5,469)      (3,492)
Interest expense, net..........................................        (983)       (919)          (1,949)      (1,725)
Gain on sale of equipment......................................          _            _                _           19
                                                                ----------   ----------       ----------   ----------
Net loss.......................................................     (4,874)      (2,356)          (7,418)      (5,198)
Preferred stock dividends                                              (28)         (28)             (56)         (47)
                                                                ----------   ----------       ----------   ----------
Loss attributable to common stockholders                        $   (4,902)  $   (2,384)      $   (7,474)  $   (5,245)
                                                                ==========   ==========       ==========   ==========

NET LOSS PER COMMON SHARE:
  Basic and diluted............................................     $(0.27)      $(0.14)          $(0.42)     $(0.31)
Weighted average common shares outstanding..................... 17,970,000   17,411,000       17,798,000  17,103,000



   The accompanying notes are an integral part of these financial statements.

AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED; IN THOUSANDS)




                                                                       Six Months Ended June 30,
                                                                       -------------------------
                                                                           2001          2000
                                                                       ----------    -----------

Cash flows from operating activities:
  Net loss........................................................    $   (7,418)    $   (5,198)
  Adjustments to reconcile net loss to net cash
    provided by (used by) operating activities:
  Depreciation and amortization...................................         4,112          5,074
  Amortization of deferred financing costs........................             _            160
  Stock-based compensation........................................             6            693
  Senior loan costs...............................................           425              _
  Provision for asset impairment..................................         2,576              _
  Provision for doubtful accounts.................................           447            604
  Gain on sale of property and equipment..........................             _            (19)
  Changes in assets and liabilities, net of business acquisitions:
    Accounts receivable...........................................           904         (1,841)
    Inventory.....................................................          (456)          (693)
    Prepaid expenses and other current assets.....................          (328)           159
    Accounts payable and accrued expenses.........................           402            295
    Deferred revenues and customer deposits.......................          (196)          (135)
                                                                      ----------     ----------
  Net cash provided by (used by) operating activities.............           474           (901)
                                                                      ----------     ----------
Cash flows from investing activities:
  Business acquisitions...........................................             _         (2,396)
  Acquisition of property, equipment and licenses.................          (275)          (906)
  Deferred business acquisition costs.............................             _             (8)
  Acquisition escrow deposits refunded............................             _            200
  Sale of property and equipment..................................           263            698
                                                                      ----------     ----------
  Net cash used by investing activities...........................          (12)         (2,412)
                                                                      ----------     ----------
Cash flows from financing activities:
  Issuance of long term debt......................................             _          4,450
  Proceeds from stock options exercised, net......................             _            348
  Repayment of long term debt.....................................          (108)        (1,250)
  Repayment of capital lease obligation...........................            (5)          (179)
  Deferred financing and stock registration costs.................           (84)          (556)
                                                                      -----------    ----------
  Net cash (used by) provided by financing activities.............          (197)         2,813
                                                                      ----------     ----------
Net increase (decrease) in cash and cash equivalents..............           265           (500)
Cash and cash equivalents - beginning of period...................           378            973
                                                                      ----------     ----------
Cash and cash equivalents - end of period.........................    $      643     $      473
                                                                      ==========     ==========


   The accompanying notes are an integral part of these financial statements.

AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


1.  ORGANIZATION AND DESCRIPTION OF THE BUSINESS:

      Aquis Communications Group, Inc. (the "Company") is a holding company, incorporated in the State of Delaware. Through its operating companies, it operates three regional paging systems providing one-way wireless alpha and numeric messaging services in portions of sixteen states principally in the Northeast and Mid-Atlantic regions of the United States, as well as the District of Columbia. Aquis also resells nationwide and regional services, offers alpha dispatch, news and other messaging enhancements, and resells cellular service. Its customers include individuals, businesses, government agencies, hospitals and resellers.

      On March 31, 1999, Paging Partners Corporation merged with Aquis Communications, Inc. ("ACI", incorporated in late 1997 and first capitalized in January 1998) in a transaction accounted for as a reverse acquisition with ACI as the accounting acquirer. At that time, Paging Partners changed its name to Aquis Communications Group, Inc. (the "Company"). Prior to that merger, on December 31, 1998, ACI acquired the net assets of Bell Atlantic Paging, Inc. ("BAPCO" or the "Predecessor Company"), prior to which it had no operating activities.

      The accompanying unaudited consolidated financial statements include the accounts of the Company and its subsidiaries, and reflect the merger with Paging Partners Corporation ("Paging Partners") for all periods presented. These statements also include the acquisition of certain licenses and other assets and certain assumed liabilities of BAPCO on December 31, 1998, the acquisition of SunStar Communications, Inc. in June 1999 and its sale in August 2000, and the purchase of paging assets of SourceOne Wireless in January 2000 and Suburban Paging in May 2000. These acquisitions have been accounted for under the purchase method of accounting. These statements also include the effects of Aquis' determination to sell substantially all of the assets of its Midwest operations that were acquired from SourceOne Wireless in January 2000. The accompanying statements reflect all adjustments considered necessary by management to present fairly the consolidated financial position as of June 30, 2001 and December 31, 2000, and the consolidated results of operations and the related consolidated cash flows for the six- and the three-month periods ended June 30, 2001 and 2000. The balance sheet for the end of the preceding fiscal year has been derived from the Company's audited balance sheet at December 31, 2000 contained in the Company's Form 10K and is provided for comparative purposes. All other financial statements are unaudited. In management's opinion, all adjustments have been made which include only normal recurring adjustments necessary to fairly present the financial position, results of operations and changes in cash flows for all periods presented. All material intercompany accounts and transactions have been eliminated in consolidation. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year. Certain prior period amounts have been reclassified to conform to the current period presentation.

      Footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10K for the most recent fiscal year.

      Aquis' consolidated financial statements as of and for the six months ended June 30, 2001 and as of December 31, 2000 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, Aquis incurred losses of about $7.4 and $5.2 million for the six months ended June 30, 2001 and 2000, respectively, and $23.7 and $10.9 million during each of the years ended December 31, 2000 and 1999, respectively, and these results have caused it to be in default of its agreement with its senior lender, FINOVA, and its unsecured lender, AMRO International, SA. In January 2001 the Company failed to make a required principal repayment of $514 to FINOVA as well as the other scheduled principal payments due quarterly thereafter. Nor has Aquis made any of the monthly interest payments due to FINOVA for any period subsequent to December 31, 2000. Accordingly, all debt and accrued interest due to both FINOVA and AMRO are classified as current obligations in the accompanying balance sheet. However, the Company has executed forbearance agreements with both lenders, which are discussed in more detail below. The Company is further obligated to pay minimum lease payments under non-cancelable leases during 2001 in the approximate amount of $7,262, and, on January 31, 2002, is required to redeem its 7.5% Redeemable Preferred Stock under which the total obligation was $1,659 at June 30, 2001. The Company's principal source of liquidity at June 30, 2001 included cash and cash equivalents of about $643. At June 30, 2001, Aquis reported a working capital deficit of $33,036, primarily the result of the reclassification of its term debt to currently payable. These factors raise substantial doubt about the Company's ability to continue as a going concern, and the auditors' opinion on Aquis' financial statements as of and for the year ended December 31, 2000 is qualified as the result of these conditions. Such qualification of the auditor's opinion for going concern issues is typically made when a company's liabilities are unlikely to be discharged as they become due in the normal course of business, which likelihood can arise if a company's history of operating losses is expected to continue and funding of those losses from outside sources is unlikely to be available.

      In October 2000, NASDAQ notified Aquis that its securities would be de-listed from the NASDAQ SmallCap Market. Aquis common stock subsequently began trading on the OTC Bulletin Board under the symbol AQIS.OB. The effect of this change in trading markets may have caused or contributed to the reduction of trading volume and liquidity, may diminish the Company's ability to restructure its debt or raise additional equity, and has resulted in the technical and functional termination of any right or ability of Aquis to obtain any funding under its Common Stock Purchase Agreement with Coxton.

      Aquis is in default of its original loan agreements with FINOVA and AMRO International, although neither lender has yet demanded payment of the amounts due to them. Aquis does not expect that its current cash and equivalents and the cash it expects to generate from operations will be sufficient to meet its anticipated debt service, working capital and capital expenditure requirements under its existing capital and operating structure and for the foreseeable future. The conditions described above indicate that Aquis may not be able to continue as a going concern. The Company's ability to continue as a going concern is dependent on the continued forbearance of its lenders from demanding immediate payment of their outstanding loans. Aquis' ability to continue as a going concern is also dependent on its ability to generate sufficient cash from operations to meet operating obligations, aside from those required under its debt agreements, continuing supplies of goods and services from its key vendors, and an ongoing ability to limit or reduce operating costs and capital requirements. In the event that demand is made for payment of the outstanding debt, Aquis does not believe that its resources will be sufficient to meet such a demand, and the Company would consider appropriate responses which could include filing a request for protection under the US Bankruptcy Code.

      In response to its defaults and lack of liquidity, the Company has signed forbearance agreements with AMRO and FINOVA. In April, 2001 Aquis and AMRO agreed that AMRO would refrain from making an immediate demand for payment of all outstanding amounts due, and would refrain from electing to convert its debt to common stock, for up to 180 days. In June 2001, that agreement was extended through December 31, 2001. In exchange for AMRO's forbearance, Aquis has begun to work with a financial consultant specializing in the management of distressed businesses. With this arrangement in place, Aquis and FINOVA executed a forbearance agreement on June 7, 2001 related to Aquis' senior loan. This agreement is based in part on business plans intended to improve its financial performance and its ability to pay its lenders. These multi-faceted plans include staff and salary reductions through targeted cutbacks, normal attrition, and compensation adjustments. Also included are marketing strategies intended to exploit the marketing opportunities in one-way paging resulting from the refocusing of many of its paging industry competitors on two-way and other advanced services. Technical operations improvement plans include financial savings available through strategically targeted network consolidations involving co-locating some of its low- and high-band communications equipment, and finalization of reciprocal compensation agreements currently being negotiated with some of Aquis' communications facilities providers. Also planned are sales of network equipment that becomes non-essential as the result of these consolidations, as are closure of targeted non-core remote sales offices. In addition, Aquis has signed a letter of intent related to the sale of its paging operations in the Midwest. These initiatives, if successful, are expected to allow Aquis pay down amounts due to its general creditors, to invest in paging equipment in sufficient amounts to meet the demands of its target markets, and to resume debt service payments, on a small scale, to its lenders. However, it is not likely, without receipt of significant proceeds from the note receivable due from SunStar or without the sale of its Midwest operations, that these initiatives can be executed as currently planned. Even with collections against that note due from SunStar and the sale of the Midwest operating assets, management can offer no assurance that these plans will be successful to the degree that may be required by its creditors or to the extent necessary to ensure its ability to continue as a going concern.

      In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method for such transactions. SFAS 142 requires that goodwill and intangible assets with indefinite lives, including those recorded in past business combinations, no longer be amortized against earnings, but should instead be tested annually for impairment. Continued amortization is required for intangible assets with finite lives, as is review for impairment in accordance with SFAS 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Implementation of SFAS 142 is required on January 1, 2002. Since the Company has no recorded goodwill or other assets with indefinite lives, no impact on its consolidated financial position or results of operations is anticipated.

2.   MERGERS, ACQUISITIONS AND DISPOSITIONS:

 SunStar Communications, Inc.:

      On June 15, 1999, a wholly-owned subsidiary of Aquis entered into a Stock Purchase Agreement (the "Agreement") with SunStar Communications, Inc. ("SunStar"), an Arizona corporation and SunStar One, LLC, an Arizona limited liability company. SunStar provides secure Internet services over an intelligent private network, provides dial-up Internet access services to corporate and individual subscribers and can provide enhanced security standards for user authentication. Total consideration paid for all of the outstanding stock of SunStar was $275 cash and 1,150,000 shares of the Company's common stock valued at their fair market value based on the average daily closing prices a few days before and a few days after the terms of the acquisition were agreed upon and announced. The aggregate purchase price totaled approximately $2,130 including transaction costs and assumed liabilities and has been allocated to the net assets acquired based on their estimated fair market values on the closing date of this transaction, June 30, 1999, based on the purchase method of accounting. Intangible assets of approximately $2,066 were amortized on a straight-line basis over three to 10 years until August 31, 2000, at which time Aquis sold these operations.

      Effective on August 31, 2000 Aquis sold its Internet operations to a private group headed by the CEO and a Director of Aquis, along with the President of that operating subsidiary. At that time, the net assets totaled $1,400 net of $650 of current liabilities and included licenses, other intangibles and customer receivables. Including those assumed current liabilities, the purchase price was $2,966. Cash of $987 was received along with a 10% note maturing on December 31, 2000 in the face amount of $1,329 in consideration of the non-cash portion of the purchase price. The note principal was paid down to $830 by December 31, 2001, the maturity date of this note was extended by the parties to March 31, 2001, and extended again to December 31, 2001. Gain on the sale of the underlying assets will be recorded only as collections against the note receivable are realized.

      As a result of the agreement to extend this note due from this related party to December 31, 2001, Aquis is currently in discussions with FINOVA concerning the possible impact, if any, on the covenants contained in their forbearance agreement. A payment of $25 was received on May 8, 2001 and another payment of $50 was received on July 2, 2001 in connection with this outstanding balance. Revenues and expenses realized from Internet operations totaled $335 and $884, respectively, during the six months ended June 30, 2000, and those losses contributed to the decision to sell this operation. Results of operations for this Internet business have been included in the accompanying Financial Statements for Aquis' ownership period from July 1, 1999 through August 31, 2001.

SourceOne Wireless:

      On January 31, 2000, the Company completed the acquisition of certain assets of SouceOne Wireless, a facilities-based provider of one-way paging services to subscribers in several Midwestern states. Previously, on August 2, 1999, the Company entered into an Asset Purchase Agreement (the "Purchase Agreement") and Agreement Pending Purchase Closing (the "Agreement") with SourceOne Wireless, Inc. and two of its affiliates ("SOWI"). SOWI and its affiliates filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Court in the Northern District of Illinois between April 29 and July 2, 1999. Pursuant to the Agreement, the Company managed the day-to-day operations of certain SOWI businesses pending the closing of the associated Purchase Agreement. This closing was subject to various approvals, including that of the Bankruptcy Court and the FCC. During the management period, a reduction of the purchase price to $3,750 was negotiated, and resulted in a reduced price of $2,250 in cash and 15,000 shares of the Company's 7.5% cumulative preferred stock valued at $1,500 as agreed among the parties. Acquisition costs totaling about $502 were deferred at December 31, 1999, and is treated as a cost of the assets acquired on January 31, 2000. The aggregate purchase price, including transaction costs, totaled approximately $4,500, and this purchase was accounted for under the purchase method of accounting. Costs to acquire the assets of SourceOne Wireless were capitalized at December 31, 1999, including an escrow deposit of $200, since this transaction was closed on January 31, 2000. The revenues and expenses realized from the operations of these net assets are included in the Company's results of operations from the date of acquisition.

      If the acquisition of SourceOne assets had occurred on January 1, 2000, the pro-forma results for the six months ended June 30, 2000 would have included total revenue approximating $16,406, a net loss attributable to common shareholders of $5,329 and a net loss per common share of $0.31. These pro-forma results are based on various assumptions and are not necessarily indicative of what would have occurred had these transactions been consummated on January 1, 2000.

      As part of the business plan developed in conjunction with the requirements of its lenders, Aquis signed a letter of intent dated June 7, 2001 for the sale of its Midwest paging operations. This letter of intent, which expired by its terms on July 31, 2001, provided for a purchase price of $1.1 million in cash to be paid in exchange for the customer receivables, the customer lists, all equipment and FCC licenses used in that operation and specified contract rights under leases and other operating agreements. The parties are currently in advanced negotiations related to the purchase agreement and interim asset management terms. The completion of this sale is expected to be subject to certain contingencies that are beyond the Company's control, most significantly including the buyer's financing contingency, FINOVA's agreement to release the liens it holds on these assets and the FCC's approval of the transfer of the underlying communications licenses. If the contingencies are satisfied as anticipated, the transaction is expected to close in escrow during the third quarter this year with the proceeds of sale becoming available during the fourth quarter.

      In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", Aquis evaluates the recoverability of the carrying value of its long-lived real and intangible assets based on related estimated undiscounted cash flows. In connection with negotiations for the prompt sale of its Midwest assets, Aquis has written down the related net assets by $2,576 during its second fiscal quarter to their estimated realizable value of $885, net of estimated transaction costs. During the six months ended June 30, 2001, results of operations of these assets included revenues of about $796 and a net loss of $330 after depreciation and amortization charges of approximately $300.


3. INTANGIBLE ASSETS

      Aquis reviews its assets for impairment when events or changes in circumstances indicate that such costs may not be recoverable in the normal course of business. Accordingly, as a result of the Company's ongoing losses, its forecast for continuing losses, and its default under its loan agreements as described in more detail elsewhere herein, Aquis recognized a charge for impairment of the carrying value of its FCC licenses and State certificates in the amount of $9,500 at December 31, 2000. The amount of the loss was based on the amount of the estimated annual cash flows through December 31, 2008 discounted to net present value using a discount rate of 20%. The resulting adjusted carrying value is believed by management to approximate the realizable value of these assets. Amortization expenses for the six months ended June 30, 2001, as a result of this write down, have declined accordingly.

4.  DEFERRED CHARGES:

      Deferred financing costs of $1,648 were written off during the year ended December 31, 2000 as the result of the Company's default under its loan agreements and its lenders' rights to make demand for payment of outstanding balances due to them. As the result, amortization of such charges during the current periods has declined.

5.  LONG-TERM DEBT:

      On October 23, 1998, ACI entered into a five-year term loan agreement (the "Senior Loan Agreement") with FINOVA Capital Corporation ("FINOVA") structured to provide a $30,000 credit facility. That agreement specified a term of five years, and required graduated increasing quarterly principal repayments ranging from .5% to 3.5% of outstanding principal beginning on July 1, 2000, with the balance due on December 31, 2003. Loan interest was set at a rate based on Citibank, N.A.'s corporate base rate plus 175 basis points. The Company may also elect to have interest on a part of the FINOVA loan based on a London Inter-Bank Official Overnight Rate plus 450 basis points. This term loan is collateralized by all of the Company's assets, presently owned and acquired subsequently, and all issued and outstanding equity interests in the Company's operating subsidiaries. The loan agreement also contains various covenants, including restrictions on capital expenditures and compliance with certain financial ratios. At December 31, 2000 and 1999, the Company was not in compliance with certain ratios under this loan agreement.

      In November 1999, in connection with the termination of negotiations related to various potential mergers, costs that were previously capitalized were written off in 1999. During the third quarter of 1999, FINOVA modified certain financial covenants contained in the loan agreement to exclude the costs written off in connection with these abandoned business acquisitions and other specified charges when computing "Net Income" as defined in the amended loan agreement.

      On January 26, 2000, the FINOVA loan was amended in connection with the SourceOne Wireless acquisition. The Company borrowed an additional $2,450 from FINOVA on January 31, 2000 to consummate the acquisition (the "SourceOne Portion"). The effect of the amendment was to limit the facility to the amount outstanding after the SourceOne transaction, or a total of $27,765, to modify certain financial ratios and to set the interest rate on the SourceOne Portion to Citibank, N.A.'s corporate base rate plus 400 basis points. Aquis and FINOVA further amended this agreement on April 12, 2000 in order to waive the Company's covenant non-compliance at December 31, 1999, to reduce the financial ratio requirements through the third quarter of 2001, and to encourage Aquis to make a Special Prepayment of principal. That "Special Prepayment" in the amount of $1,250 was defined and directed to be specifically applied to the SourceOne Portion. In order to avoid an interest rate increase that was to take effect if the Special Prepayment was not made, Aquis made this prepayment in April 2000, using some of the proceeds of the convertible debenture acquired by AMRO International.

      On April 10, 2000, Aquis entered into an agreement to obtain a $2 million bridge loan with AMRO International as interim funding pending completion of additional prospective financing. The debt is subordinate to the Company's senior debt and is unsecured. This agreement provides for an interest rate of 11%, a scheduled maturity date on October 12, 2001 and also provides for quarterly interest accruals and payments until the earlier of its maturity date or conversion. At the lender's election not earlier than 120 days from the date of funding, this loan is convertible into the Company's common stock at 90% of the then-current market value. The cost of this beneficial conversion feature or discount to market price, estimated at $222, was charged against results of operations for the year ended December 31, 2000. At the Company's election, after the initial 118 days subsequent to funding, the loan is redeemable at 115% of face value.

      Proceeds from this loan were used during April 2000 to make the Special Prepayment of $1,250 to FINOVA. The balance was used to pay certain fees incurred in connection with the FINOVA loan modifications arranged during 2000, to pay certain costs incurred in connection with this bridge loan, and for general corporate purposes.

      On September 27, 2000, the Company and FINOVA agreed to modify the terms of its Senior Loan Agreement, as amended. These modifications enabled Aquis to retain all proceeds from the sale of its Internet operations and gave Aquis an option to reduce the scheduled principal payment due on July 1, 2001 from $514 to $200 in exchange for payment of a fee of $75. Financial ratio covenants related to the amount of senior and total debt outstanding and to its debt service coverage were also relaxed from original levels through September 30, 2001. The maximum permitted leverage ratios were increased by amounts ranging from 33% to 75% of original limits. Minimum required coverage ratios were relaxed by 34% to 54% of original requirements. In exchange, Aquis has agreed to pay quarterly fees of $75 if original financial ratios are not maintained. Further, additional contingent fees of up to $250 per quarter will be added to the principal balance due at final maturity if Aquis is unable to meet the financial ratios as amended in April, 2000. The Company paid a fee of $100 in order to secure these modifications. Finally, a principal payment of $2,000 was required on or before December 31, 2000 in order to avoid the assessment of a $500 fee and an interest rate increase of 2%. The Company did not make that specified principal repayment of $2,000 and the related fee of $500 was added to the principal balance otherwise payable at the maturity date of this loan. In addition, Aquis has not made the scheduled quarterly principal payment due on January 2, 2001 of $514, nor any subsequently required principal payments, nor has it made any interest payments for any period subsequent to December 31, 2000. As the result of the defaults under the FINOVA and AMRO agreements, all debt has been classified as currently payable.

      As of December 31, 2000, Aquis was in default of its agreements with FINOVA and AMRO. Aquis executed forbearance agreements with both lenders under which FINOVA and AMRO have agreed not to demand payment of outstanding amounts due until December 31, 2001, or if earlier, until re-established financial targets are not met. In April 2001 as part of its forbearance agreement, AMRO also agreed to refrain from converting its debenture into shares of Aquis common stock, and subsequently extended that term of forbearance to December 31, 2001. Under certain circumstances specified in that agreement with AMRO, such as the enforcement of any other party's rights against Aquis in the event of default under another material contract, and certain other circumstances, the termination date of that forbearance agreement may be accelerated. In connection with that agreement with AMRO, Aquis is working with a financial consultant specializing in the management of distressed businesses. In May 2001, AMRO revoked its April 2, 2001 written election to waive the provisions contained in the debenture that limited its right to acquire a number of Aquis shares that might cause its beneficial ownership of Aquis common stock to exceed 9.9%. With an agreement in place with AMRO, Aquis and FINOVA executed a forbearance agreement on June 7, 2001 related to Aquis' senior loan. This agreement is based in part on business plans intended to improve its financial performance and its ability to pay its lenders. These goals are expected to be achieved through salary reductions, targeted cutbacks and normal attrition, along with consolidation of its communications networks, sales of non-core paging properties and equipment and marketing strategies intended to exploit the marketing opportunities in one-way paging resulting from the refocusing of many of its paging industry competitors on two-way and other advanced services. These plans are discussed in further detail in Note 1. In this regard, Aquis has signed a letter of intent related to the sale of its paging operations in the Midwest and has reduced its workforce by about 37% since December 31, 2000. These initiatives, if successful, are expected to allow Aquis pay down amounts due to its general creditors, to invest in paging equipment in sufficient amounts to meet the demands of its target markets, and to resume debt service payments, on a small scale, to its lenders. However, it is not likely, without receipt of significant proceeds from the note receivable due from SunStar or without the sale of its Midwest operations, that these initiatives can be executed as currently planned. Even with collections against that note, management can offer no assurance that these plans will be successful to the degree that may be required by its creditors or to the extent necessary to ensure its ability to continue as a going concern. Aquis is discussing various alternatives with these lenders, including restructuring its debt and equity structure.

      At June 30, 2001 the balance of the Senior Loan outstanding, including accrued interest and fees, was $28,903 and is subject to interest rates amended with the June 7, 2001 Forbearance Agreement set at Citibank, N.A.'s published base rate plus 6%. At June 30, 2001, that rate approximated 12.75%. The remaining balance of long term debt outstanding consisted principally of borrowings made pursuant to the bridge loan of April 2000 and to the Installment Loan, discussed below.

      During the second quarter of 1999, the Company refinanced the capital lease obligations that were assumed as a result of the merger with Paging Partners. Terms of the new obligation (the "Installment Loan") include a principal amount of $1,300, a 60-month repayment schedule, an interest rate indexed to the yield for five year Treasury Notes, and is collateralized by the underlying equipment. As the result of its default under its senior term loan, Aquis is also in default of this debt agreement.

6.    COMMON STOCK ISSUED

      During the six months ended June 30, 2001, Aquis issued 36,000 shares of its common stock, valued at about $.016 per share in connection with consulting services related to its business planning efforts that were provided by an independent business consultant. In addition, in connection with the price adjustment requirements of the agreement under which the paging assets of Suburban Connect were purchased, 645,071 shares have been reflected as issued in the accompanying financial statements.

7.   NET LOSS PER COMMON SHARE:

      The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share", which requires a dual presentation of basic and diluted earnings per share ("EPS"). Basic EPS is based on the weighted average number of shares outstanding during the periods presented. Diluted EPS reflects the potential dilution that could occur if options, warrants, convertible securities or other contracts requiring the issuance of common stock were converted into common stock during the periods presented. The Company has not presented diluted EPS because the effect would be anti-dilutive.

8.  SUPPLEMENTAL CASH FLOW DATA:

        The tables below provides supplemental information to the consolidated statements of cash flows:

                                                                  June 30,
                                                                  --------
                                                             2001         2000
                                                          ----------  ----------
Cash paid for interest.................................      $ 279     $ 1,511
Cash paid for taxes....................................      $   _     $     _
Note receivable accepted as partial consideration......      $   _     $     _

Business Acquisitions

      During the six months ended June 30, 2001, Aquis completed no additional business combinations. During the six months ended June 30, 2000, Aquis purchased targeted paging assets of SourceOne Wireless and Suburban Connect and expended cash as depicted below:

                                                                 June 30, 2000
                                                                 ---------------
     Fair value of assets acquired.........................      $       8,116
     Liabilities assumed...................................             (1,807)
     Exchange of common stock..............................             (1,598)
     Exchange of preferred stock...........................             (1,500)
     Transaction costs paid or accrued.....................               (575)
     Less: cash acquired ..................................               (240)
                                                                 --------------
     Net cash paid ........................................      $        2,396
                                                                 ==============

                        AQUIS COMMUNICATIONS GROUP, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


         The accompanying Unaudited Pro forma Condensed Consolidated Statement of Operations (the "Pro Forma Statement of Operations") for the year ended December 31, 2000 gives effect to the purchase of certain assets of SourceOne Wireless as if this transaction took place on January 1, 2000, accounted for as a purchase business combination. The Pro Forma Statement of Operations is based on the historical results of operations Aquis Communications Group, Inc. ("Aquis") for the year ended December 31, 2000 and SourceOne Wireless ("SourceOne") for the one month ended January 31, 2000.


         The Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations that might occur if the transactions were consummated on the transaction dates implicit in the Pro Forma Financial Information.

                        AQUIS COMMUNICATIONS GROUP, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                 Historical      Historical       Adjustments     Pro Forma
                                                   Aquis          Sourceone                      Consolidated
                                                ------------     ------------     ------------    ------------
REVENUES
  Paging services ..........................    $     27,926     $        531                     $     28,457
  Equipment sales ..........................             757                _                              757
                                                ------------     ------------                     ------------
  Total revenues ...........................          28,683              531                           29,214
                                                ------------     ------------                     ------------

OPERATING EXPENSES
  Cost of paging services ..................          12,984              491                           13,475
  Cost of equipment sold ...................             742                _                              742
  Selling and marketing ....................           3,595                7                            3,602
  General and administrative ...............           7,045              177                            7,222
  Depreciation and amortization ............          10,450                7               53 (A)      10,510
  Provision for doubtful accounts ..........           1,494              163                            1,657
  Provision for asset impairment ...........           9,500                _                                _
  Costs of abandoned acquisitions ..........              57                _                               57
                                                ------------     ------------     ------------    ------------
  Total operating expenses .................          45,867              845               53          46,765
                                                ------------     ------------     ------------    ------------


Operating (loss) income ....................         (17,184)            (314)             (53)        (17,551)

Interest expense, net ......................          (6,670)               _              (29)(B)      (6,699)

Gain on sales of equipment .................             116                _                              116
Other income (expense) .....................               _                _                                _
                                                ------------     ------------     ------------    ------------
Loss before income taxes ...................         (23,738)            (314)             (82)        (24,134)
                                                ------------     ------------     ------------    ------------

(Provision for) benefit from income taxes ..               _                _                                _
                                                ------------     ------------     ------------    ------------
NET (LOSS) INCOME ..........................         (23,738)            (314)             (82)        (24,134)

Preferred stock dividends ..................             103                _                9 (C)         112
                                                ------------     ------------     ------------    ------------
Loss attributable to common stockholders ...         (23,841)            (314)             (91)        (24,246)
                                                ============     ============     ============    ============

Weighted average shares outstanding ........      17,354,000                                        17,354,000



Basic and dilutive net loss per common share          $(1.38)                                  (C)      $(1.40)

   AQUIS COMMUNICATIONS GROUP, INC. NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

         The acquisition of certain paging assets from SourceOne Wireless ("SourceOne") is being accounted for under the principles of purchase accounting. Accordingly, the related acquired assets and assumed liabilities have been adjusted to estimated fair value in connection with this transaction.

         The following forms the basis for and represents the allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of SourceOne acquired on Jaqnuary 31, 2000, the actual acquisition date.

                  Assets acquired and liabilities assumed:


         Cash .........................................        $   240
         Accounts receivable, net .....................            517
         Inventory ....................................             36
         Prepaid and other current assets .............             46
         Property and equipment .......................          5,031
         Intangible assets ............................          1,348
                                                               -------
                                                                 7,218
         Liabilities assumed ..........................         (1,801)
                                                               -------
         Net assets acquired ..........................        $ 5,417
                                                               =======

         The purchase price includes 15,000 shares of Aquis 7.5% redeemable preferred stock valued at $1,500 and cash paid to the sellers of $2,250. Aquis borrowed $2,450 from its lender to provide for the cash payment to the sellers and for payment of certain related legal and loan acquisition costs totaling $60 and $140, respectively. Also included in the cost to purchase these net assets are various professional fees and other costs to acquire these assets in accordance with purchase business acquisition accounting.


Pro forma adjustments to the consolidated condensed statement of operations are as follows:

         (A) Depreciation and amortization in the amount of $53 attributable to the paging network assets and FCC licenses acquired in this transaction has been provided, based on their estimated lives of 7 and 10 years, respectively, as well as their cost as based upon their estimated fair values.

         (B) In connection with the borrowings associated with this purchase, interest has been reflected for the month ended Jaunuary 31, 2000 in the amount of $26 at a rate of 13% pursuant the terms of Aquis' senior loan facility. In addition, amortization of the deferred loan acquisition costs in the amount of $3 has been provided for the year presented.

         (C) Dividends on Aquis' 7.5% Redeemable Preferred Stock in the amount of $9 for January 2000 have been reflected. This cost has been reflected as an increase in the pro forma net loss attributed to common stockholders in computing the basic and dilutive net loss per common share in the Pro Forma Statement of Operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To SourceOne Wireless, Inc.:

         We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of SOURCEONE WIRELESS, INC. (an Illinois corporation) and subsidiaries, as of December 31, 1999 and 1998, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SourceOne Wireless, Inc. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

         On April 29, 1999, the Company filed for reorganization under Chapter 11 of the Bankruptcy Code. On September 16, 1999, an auction was held to sell any and all of the Company's assets. As a result of the Chapter 11 filing, the Company's assets as of December 31, 1998 were reduced to estimated realizable value at that time. While the majority of its liabilities were subject to compromise under the bankruptcy proceeding, all obligations were presented on a going concern basis, as there was significant uncertainty in the settlement amounts. In February, 2000 the Company's case was converted to a Chapter 7 case under the Bankruptcy Code, subject to liquidation of the remaining assets of the business. As a result of the Chapter 7 conversion, the Company's assets as of December 31, 1999 have been further reduced to the revised estimated realizable value, the majority of its liabilities are subject to compromise under the bankruptcy proceeding and have been reflected at their estimated settlement amounts, with the exception of those liabilities presented as current liabilities on the balance sheet, which management expects to settle at the amounts incurred. See notes 1, 3(f) and 3(m) for additional information.

Arthur Andersen LLP

Chicago, Illinois
March 31, 2000

                            SOURCEONE WIRELESS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999




                                                                                                   December 31,
                                                                                             1998             1999
                                                                                          -----------     --------------
ASSETS
Current assets:
  Cash ...............................................................................    $    260,967     $    119,065
  Accounts Receivable, less allowance of $1,323,321 for 1998 and $453,000 for 1999 ...       1,145,514          757,692
  Inventory, less allowance of $300,000 for 1998 .....................................         758,987           35,500
  Prepaid expenses and other current assets ..........................................          21,539          205,472


  Total current assets ...............................................................       2,187,007        1,117,729


Property and equipment ...............................................................      17,290,854       17,259,109
Less accumulated depreciation and amortization .......................................     (13,615,102)     (13,657,098)


Net property and equipment ...........................................................       3,675,752        3,602,011
Intangible assets, net ...............................................................         468,700          459,297
Other assets .........................................................................          29,990                _

  Total assets .......................................................................    $  6,361,449     $  5,179,037

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Notes payable to bank ..............................................................    $ 23,126,659               $_
  Promissory notes payable ...........................................................      19,749,087                _
  Notes payable to stockholder and related parties ...................................       9,257,561                _
  Accounts payable ...................................................................       6,906,753        1,228,371
  Accrued expenses ...................................................................         761,573          231,346
  Accrued taxes ......................................................................         818,986           17,473
  Accrued interest ...................................................................       6,333,694                _
  Deferred revenue ...................................................................       1,068,037          720,958
  Capital lease obligations ..........................................................       2,787,314                _


  Total current liabilities ..........................................................      70,809,664        2,198,148


  Liabilities subject to compromise ..................................................               _        2,980,889


Stockholders' equity/deficit:
  SourceOne Wireless, Inc. common stock of no par value: 80 voting and 9,920 nonvoting       5,330,000        5,330,000
  shares authorized; 80 voting and 1,024.52 nonvoting shares issued and outstanding
  Accumulated deficit ................................................................     (69,778,215)      (5,330,000)


Total Liabilities and Stockholders' deficit ..........................................    $  6,361,449     $  5,179,037




The accompanying notes to financial statements are an integral part of these statements.

                            SOURCEONE WIRELESS, INC.
                         CONSOLIDATED INCOME STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1999

                                                                   Years Ended December 31,
                                                        -----------------------------------------------
                                                             1997           1998             1999
                                                        ------------     ------------     -------------
Revenues:
  Service revenue ..................................    $ 16,887,953     $ 10,463,269     $  7,203,803
  Product sales ....................................       2,012,755        1,704,656        1,181,519


Total revenues .....................................      18,900,708       12,167,925        8,385,322
Cost of products sold ..............................       2,639,673        1,652,856        1,311,727


Net revenues .......................................      16,261,035       10,515,069        7,073,595
Operating expenses:
  Service, rent and maintenance ....................       5,266,749        6,885,602        4,716,769
  Selling and marketing ............................       3,437,495        3,131,438        1,155,583
  General and administrative .......................      10,220,399        9,306,342        6,817,491


Loss before interest, depreciation amortization, and
  other.............................................      (2,663,608)      (8,808,313)      (5,616,248)
Depreciation and amortization ......................      (3,448,326)     (14,411,754)         (83,144)
Interest expense ...................................      (4,357,402)      (6,237,053)      (7,567,278)
Other income / (expense) ...........................               _           95,515         (897,028)


Net loss from continuing operations ................     (10,469,336)     (29,361,605)     (14,163,698)
Net income from discontinued operations ............         154,559        1,598,530                _
Adjustment to Present Liabilities at Estimated .....               _                _       78,611,913
  Settlement Amounts


Net Income / (Loss) ................................    $(10,314,777)    $(27,763,075)    $ 64,448,215






  The accompanying notes to financial statements are an integral part of these statements.

                    SOURCEONE WIRELESS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                       THREE YEARS ENDED DECEMBER 31, 1999

                                                                    SourceOne
                                                                  Wireless, Inc.       Accumulated
Description                                                       Common stock           Deficit
------------                                                      ------------         ------------
Balance at December 31, 1996..............................             $5,330,000       $(31,700,363)
Net loss..................................................                      _        (10,314,777)


Balance at December 31, 1997..............................              5,330,000        (42,015,140)
Net loss..................................................                      _        (27,763,075)


Balance at December 31, 1998..............................              5,330,000        (69,778,215)
Net income................................................                      _          64,448,215


Balance at December 31, 1999..............................             $5,330,000        $(5,330,000)






  The accompanying notes to financial statements are an integral part of these statements.

                    SOURCEONE WIRELESS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       THREE YEARS ENDED DECEMBER 31, 1999


                                                                                     Years Ended December 31,
                                                                     -------------------------------------------------
                                                                        1997              1998             1999
                                                                     -------------   -------------    ----------------
Cash flows from operating activities:
  Net income / (loss) ...........................................    $(10,314,777)    $(27,763,075)    $ 64,448,215
  Adjustments to reconcile net cash used in operating activities:
  Depreciation and amortization .................................       3,448,326       14,411,754           83,144
   Changes in assets and liabilities:
  Accounts receivable, net ......................................         898,462          707,946          387,822
  Inventory .....................................................        (498,654)       1,878,853          723,487
  Prepaid expenses and other current assets .....................        (103,943)         126,239         (183,933)
  Other assets and liabilities ..................................        (237,230)        (515,011)          29,990
  Accounts payable and other payables ...........................        (636,583)       1,733,146        1,228,371
  Accrued expenses ..............................................        (878,447)         270,390          231,346
  Accrued taxes .................................................        (293,454)          56,962           17,473
  Accrued interest ..............................................       1,408,824        2,509,889                _
  Deferred revenue ..............................................        (955,044)        (640,723)        (347,079)
  Other non-cash_liabilities subject to compromise ..............               _                _      (69,251,413)


  Net cash used in operating activities .........................      (8,162,520)      (7,223,630)      (2,632,577)


Cash flows from investing activities:
  Purchases of property and equipment ...........................      (1,742,069)        (369,104)         (20,626)
  Purchases of intangible assets ................................      (3,578,255)        (511,571)               _
  Purchase / sale of discontinued operations ....................     (11,575,000)         800,000                _


  Net cash used in investing activities .........................     (16,895,324)         (80,675)         (20,626)


Cash flows from financing activities:
  Proceeds from issuance of notes payable to banks ..............      29,306,175        6,221,674        3,278,028
  Repayment of notes payable to bank ............................     (16,498,351)               _                _
  Proceeds from issuance of promissory notes payable ............      17,922,897        2,000,000                _
  Repayment of promissory notes payable .........................      (1,294,730)      (1,000,000)        (262,057)
  Deposit for potential merger ..................................       1,200,000                                 _
  Proceeds from notes payable to stockholder and related party ..         294,000          850,000                _
  Payment of capital lease obligations ..........................      (5,663,739)        (775,715)        (504,670)


  Net cash provided in financing activities .....................      25,266,252        7,295,959        2,511,301


Net increase / (decrease) in cash ...............................         208,408           (8,346)        (141,902)
Cash at beginning of period .....................................          60,905          269,313          260,967


Cash at end of period ...........................................    $    269,313     $    260,967     $    119,065






  The accompanying notes to financial statements are an integral part of these statements.

SOURCEONE WIRELESS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

         On April 29, 1999, the Company filed in the United States Bankruptcy Court (the "Court") in the Northern District of Illinois for reorganization under Chapter 11 of the United States Code ("Bankruptcy Code"), case number 99-B-13841. The Company continued in possession of its properties and operated and managed its business as debtor-in-possession subject to Court approval for certain actions until February 1, 2000. On February 1, 2000 the Company's case was converted to a Chapter 7 case under the Bankruptcy Code, subject to liquidation of the remaining assets of the business.

         SourceOne Wireless, Inc. ("Inc." or the "Company") was formed and commenced operations in 1993. Inc. provided paging services in a number of states, primarily in the Midwest. The Company operated as a FCC licensed radio common carrier providing regional paging services. The Company's geographic coverage included thirty-five states; however, its active markets included nine midwestern states and two states in other U.S. regions.

         Subsequent to April 29, 1999, the Company marketed itself to be acquired in a business combination transaction. On September 16, 1999, an auction was held to sell any or all of the Company's assets. Related to the auction, the Company entered into a sale agreement for its Midwest assets, which was a significant portion of its total operations. Consideration received for the Midwest assets, which consisted of the subscriber base, towers site leases, transmitters and related equipment, of $2.25 million in cash and 15,000 shares ($1.5 million stated value per the purchase agreement) of Aquis Communications, Inc. (Aquis) 7.5% preferred stock, will be used to pay outstanding creditors, with Foothill being the senior secured creditor. Aquis also assumed certain post-petition liabilities totaling approximately $1.4 million related to the transaction. Various transmitters and other equipment outside of the Midwest were sold to another third party for approximately $20,000.

         A number of costs of administration of the estate, including repayment of the debtor-in-possession loan extended by Foothill, will be paid out of the cash proceeds of the sale. Out of the remaining proceeds, certain other creditors will receive approximately $350,000 in cash and approximately 15,000 shares of Aquis 7.5% preferred stock. Foothill will receive the remainder of the purchase price consideration.

         As a result of the Chapter 11 filing and the subsequent auction of its assets, the Company's assets as of December 31, 1998 were reduced to their estimated realizable value at that time. Significant uncertainty existed surrounding the settlement amount of the outstanding liabilities at that time, thus the liabilities were presented on a going concern basis as opposed to estimated settlement value.

         As a result of the Company entering Chapter 7 bankruptcy in February, 2000, the Company's assets at December 31, 1999 are presented as their estimated net realizable value of approximately $5.2 million, which is primarily the consideration paid by Aquis, including liabilities assumed as noted below. The preferred stock was valued using the $1.5 million value stated in the purchase agreement between the Company and Aquis. Total liabilities outstanding significantly exceed proceeds received for the business. Those liabilities presented as current liabilities in the Balance Sheet, which were incurred post-petition and approximately $1.4 million of which will be assumed by Aquis, are presented on a going concern basis, as management expects to settle those at the amounts incurred. Other liabilities, primarily incurred pre-petition, are subject to compromise and are presented at their estimated settlement amounts. Actual settlement amounts may vary from the estimated amounts presented.

2.  AREAWIDE DISCONTINUED OPERATION

         On March 4, 1998, Areawide Cellular, Inc. ("Areawide") acquired all of the membership interests of Areawide LLC from Inc. in exchange for 80% of Areawide's stock, 14,794,188 common shares, $800,000 of cash and forgiveness of a $1.2 million note payable related to this transaction. Areawide is a Florida corporation, which was incorporated in September 1972 under the name Mandor, Inc. and changed its name to Community Redevelopment Corporation ("CRC") in August 1990. It was a home improvement contractor until March 1998 when it disposed of the assets and liabilities of its home improvement operations. The March 4, 1998 transaction was accounted for as a reverse acquisition whereby Areawide LLC was treated as the acquiror and Areawide the acquiree. Subsequent to the transaction Areawide LLC was the operating unit and Areawide only a holding entity. Upon such acquisition, the then officers and directors resigned and new directors and officers were selected and the corporate name of CRC was changed to Areawide Cellular, Inc.

         On October 22, 1998, Harris Family Areawide, LLC ("Harris") acquired all of the common shares of Areawide held by Inc. (approximately 82.5%). As consideration, Harris assumed approximately $11.5 million of Inc.'s total obligation.

         Inc.'s portion of Areawide's net income for the year ended December 31, 1997 and the period from January 1998 through October 1998 and the net gain on the transactions described above are recorded as Net Gain from Discontinued Operations in the financial statements in the respective years. In total, Inc. recorded income from Areawide and a net gain of approximately $1.6 million from these transactions. As the Company sold the remaining 80% of its ownership in Areawide in October 1998, there are no assets or liabilities recorded on the Balance Sheet as of December 31, 1998.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



 (a) Basis of Presentation

         These financial statements present the consolidated results of SourceOne Wireless, Inc. for the three years ended December 31, 1999. The consolidated group for the year ended December 31, 1999 includes SourceOne Wireless, Inc. and its wholly owned subsidiary SourceOne Wireless II, LLC. The consolidated group for the years ended December 31, 1998 and 1997 includes SourceOne Wireless, Inc., its wholly owned subsidiary, SourceOne Wireless, LLC, and its wholly owned subsidiary SourceOne Wireless II, LLC. The only asset held by SourceOne Wireless, LLC is its investment in SourceOne Wireless II, LLC, which only has assets of the remaining FCC licenses. The results of its Areawide Cellular, Inc. subsidiary have been shown as discontinued operations for the years ended December 31, 1998 and 1997, since it was sold on October 22, 1998.

 (b) Accounts Receivable

         Accounts receivable includes amounts owed by customers for airtime services and equipment. A related provision for uncollectible amounts is calculated based on management's estimates of amounts which, based upon the credit risk associated with the various classifications of customer accounts, are subject to substantial collection risk.

 (c) Inventory

         Inventory consists primarily of pagers and related accessories held for resale. Inventory is stated at the lower of cost or market. Cost is determined on a specific identification basis. the Company recorded a valuation reserve of $300,000 at December 31, 1998.

 (d) Property and Equipment

         Property and equipment was recorded at historical cost, however at December 31, 1999 management determined that amount exceeded fair value and thus balances have been adjusted for impairment and are recorded in the financial statements at their estimated fair values. See note 3(f). Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

                                                         Estimated
                                                        Useful Life

Tower and ground equipment...........................   5-10 years
Technical testing equipment..........................   5-10 years
Office and computer equipment........................   5-10 years


         During 1999, the Company's property and equipment was held for disposal, and in accordance with Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company has not recorded depreciation expense during this period.

 (e) Intangible Assets

         Intangible assets are stated at cost. Licenses represent costs incurred for FCC-issued licenses ("FCC licenses") and are amortized on a straight-line basis over an estimated useful life of 20 years. Charges were recorded in 1999 and 1998 to reduce the carrying value of intangible assets, which consisted primarily of goodwill, FCC licenses and loan fees, to estimated fair value. See note 3(f).

 (f) Realization of Long-lived Assets

         Long-lived assets and identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts should be evaluated. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition.

During each of the years ended December 31, 1999 and 1998, the Company determined an impairment in long lived assets had occurred. This decision was a result of continued operating losses, the inability to obtain additional financing or refinance existing obligations to continue operations and the inability of the Calling Party Pays ("CPP") platform for cellular service to produce the projected improvements in operating results management expected in prior periods.

         In 1999 and 1998, the Company reviewed its property and equipment carrying values and determined the carrying value of these assets has been impaired and accordingly recorded charges of approximately $75,000 and $4.4 million in 1999 and 1998, respectively, to reduce the carrying value to estimated fair value. The Company continued to incur significant negative cash flow and operating losses during 1999 and the future undiscounted cash inflows are significantly less than the outflows necessary to operate the business. Therefore, the fair values of property and equipment and intangible assets are based on management's estimates of the likely sales proceeds if the entire property and equipment base and intangible assets were sold to third parties.

         The Company also reviewed the carrying value of its intangible assets as of December 31, 1999 and 1998 and determined it was probable the Company would not derive future value associated any of the intangible assets, with the exception of FCC licenses. Additionally, the carrying value of the FCC licenses has been reduced to fair value. Therefore, the Company recorded charges of approximately $10,000 and $4.0 million in 1999 and 1998, respectively, to write-down the carrying amount of intangible assets to estimated fair value.

         The impairment adjustments to property and equipment and intangible assets has been recorded as depreciation and amortization expense in the Income Statement.

 (g) Deferred Revenue

         Deferred revenue consists of billings to customers in advance of airtime usage and is recorded as a liability until airtime usage occurs.

 (h) Revenue Recognition

         Airtime services are provided to customers through reseller arrangements, dealer agreements, and direct sales channels. Customers in certain midwestern states can receive service through traditional service plans or through a calling-party-pays plan. Under the calling-party-pays plan, the party transmitting the message is responsible for the related charges, with billing and collection activities provided through a service agreement with the local telecommunications carrier. Equipment is provided to customers through dealers, resellers, and direct channels.

         Revenues are recognized under service agreements with customers over the period in which related services are provided. Sales of equipment are recognized upon delivery. An allowance for doubtful accounts is established at the balance sheet date representing the estimated amount of accounts receivable that will be written off as uncollectible. The related provision for doubtful accounts is recognized as a general and administrative expense.

         Revenues recognized under calling-party-pays agreements are reported at the gross amount of airtime charges earned. Charges incurred for the provision of services by the local telecommunications carrier and in administering the related billing and collections process are reflected as operating expenses.

 (i) Advertising

         The Company recognizes the production costs of advertising activities as an operating expense the first time the advertising takes place. Advertising expenses for continuing operations amounted to $114,628, $798,731 and $1,411,489 for the years ended December 31, 1999, 1998 and 1997, respectively.

 (j) Income Taxes

         Inc. has elected to be treated under Subchapter S of the Internal Revenue Code. Therefore, federal and certain state income tax liabilities are the responsibility of the individual stockholders.

 (k) Use of Estimates

         Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in connection with the preparation of these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (l) Credit Concentrations and Financial Instruments

         The Company's customers are comprised of subscribers that utilize airtime services and purchase related equipment. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. As of December 31, 1999 or 1998, no account receivable from any customer exceeded 5% of total assets. Accounts receivable from the Company's telecommunications providers under the calling-party-pays program amounts to 16% and 21% of gross accounts receivable at December 31, 1999 and 1998, respectively.

         Accounts receivable are generally unsecured; management believes the allowance for doubtful accounts is adequate to cover any exposure to loss. Other financial instruments include notes payable to bank, promissory notes payable, notes payable to stockholder and related party, accounts payable, accrued expenses, accrued taxes, payable to affiliate, accrued interest, and lease obligations. The fair values of all financial instruments were not materially different from their carrying or contract values.

         The Company maintains a significant portion of its total borrowings with banks, under agreements, described in note 6. This concentration encompasses 44% of total borrowings at December 31, 1998. The equivalent of this amount is subject to compromise in the 1999 financial statements and has been included in the "liabilities subject to compromise" amount on the balance sheet. Related parties and equipment vendors have historically provided other sources of credit.

 (m) Liabilities Subject to Compromise

         There were approximately $78.0 million of liabilities outstanding at December 31, 1999 that were incurred pre-petition, the majority of which were subject to compromise. From the total proceeds, certain senior creditors will receive approximately $2.98 million of the total $3.77 million consideration, which consisted of $2.27 million in cash and $1.5 million in Aquis 7.5% preferred stock. Therefore, the estimated settlement amount of all liabilities subject to compromise is $2.98 million, primarily based on the total consideration paid by Aquis for the Company's Midwest assets less other obligations disbursed from the total proceeds. Approximately a $78.6 million gain was recorded in the consolidated income statement to reflect these certain liabilities at their estimated settlement amounts. Actual settlement amounts may vary from estimates.

4.  BUSINESS CONCENTRATION

         Revenues are significantly impacted by sales through the Company's telecommunications providers under the CPP program. Such revenues accounted for 56%, 44% and 40% of the Company's total service revenues for the years ended December 31, 1999, 1998 and 1997, respectively. An alteration of the present relationship could significantly affect management's estimates and the Company's performance.

5.  PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

         Property and equipment, revalued at estimated fair value, as of December 31, 1999 and 1998, consists of the following:

                                              1999              1998
                                           -----------       -----------

Tower and ground equipment..........       $11,751,886       $11,787,756
Technical testing equipment.........           364,319           364,319
Leasehold Improvements..............           388,161           384,036
Office and computer equipment.......         4,754,743         4,754,743
                                            17,259,109        17,290,854
Less accumulated depreciation.......       (13,657,098)      (13,615,102)
                                            $3,602,011        $3,675,752






         Intangible assets, at estimated fair value, as of December 31, 1999 and 1998 consist of the following:

                                                  1999             1998
                                                  ----             ----

FCC licenses..............................        $2,375,168       $2,375,168
Less accumulated amortization.............        (1,915,871)      (1,906,468)
                                                  $ 459,297        $  468,700

         As of December 31, 1999 and 1998, the fair value of property and equipment and intangible assets was determined to approximate $4.1 million, respectively. The amounts relate to tower and ground assets, technical testing equipment, office and computer equipment and FCC licenses.

         In 1998, management determined that any leasehold improvements recorded through that time would likely not provide future value to the Company and also would likely not be able to be sold to a third party. The Company also reviewed the carrying value of its intangible assets as of December 31, 1998 and determined it was probable the Company would not derive future value associated any of the intangible assets, with the exception of FCC licenses. The Company recorded a charge of $8.4 million in 1998 to depreciation and amortization expense as a result of impairment of property and equipment and intangible assets.

         In 1999, management reassessed the carrying value of its property and equipment and intangible assets. The Company recorded an additional $83,144 charge to depreciation and amortization expense in 1999 as a result of further impairment of property and equipment and intangible assets. See note 3(f).

6.  NOTES PAYABLE AND CREDIT AGREEMENTS


 1997 Acquisition Loans

         In November 1997, Inc. purchased Areawide Cellular LLC, a chain of retail cellular stores, for $11,575,000.

         In November 1997, Inc. raised approximately $13.5 million pursuant to a private placement of promissory notes. The notes bear interest at 10.5% in the first two years, 12% in year three, 14% in year four, and 16% in year five, after which the notes will mature. Noteholders also received certain detachable warrants with antidilution rights. The notes all contain various covenants, including restrictions on distributions.

    In December 1997, Inc. issued promissory notes in the amount of $1.0 million via a private placement. These notes bear interest at 10.5% and were to mature on March 16, 1998. The notes were repaid in January 1998 including accrued interest.

 1997 Credit Facility

         Inc. secured a revolving credit facility in September 1997, from Foothill in the amount of $25.0 million. The revolving credit facility was increased to $27.7 million in January 1998. Borrowings are secured by substantially all owned assets of Inc., bear interest at prime plus 1.5% (11.75% at December 31, 1998), and will mature at the end of three years. Revolving availability was to be reduced by $300,000 each month and advance criteria are defined for term availability, beginning in April 1998. The loan agreement contains various covenants that, among others things, require Inc. to maintain certain financial ratios, prohibit the incurrence of certain additional debt, restrict dividends, required additional subordinated debt in an amount not less than $10.0 million to be raised within 90 days of closing, and require operation in conformity with a business plan. As of December 31, 1999 and 1998, Inc. was not in compliance with one or more of the covenants of the agreement. As of December 31, 1999, the obligations under these agreements were subject to compromise and have been reported as such in the financial statements at their estimated settlement values and at December 31, 1998 the Company has classified the outstanding borrowings of $18,568,327 as a current liability. The Company's outstanding liability to Foothill was reduced by the assumption of approximately $9.5 million of the total balance by Harris, upon the sale of Areawide LLC.

 1998 Harris Financing

         In connection with the October 22, 1998 transaction, Harris loaned $2.0 million to Areawide, which in turn was paid to Inc. in repayment of a portion of the approximate intercompany loan balance of $11,575,000 between Areawide LLC and Inc. The loan from Harris bears interest at a rate of 12% per annum. In addition, Areawide assumed $9.5 million of Inc.'s existing senior indebtedness. Such $9.5 million indebtedness ("Foothill Debt") bears interest at an annual rate equal to the sum of its reference rate plus 4%. All remaining intercompany liabilities were forgiven. Prior to that date, all of the Company's assets were pledged to secure the Foothill Debt and the Company guaranteed repayment of the Foothill Debt. The $2.0 million was also used to reduce the outstanding Foothill Debt. In addition to the $11.5 million consideration for Areawide, Harris loaned Inc. an additional $2.0 million in October 1998. The obligation matures in October 2000 and bears interest at 12% per annum. As of December 31, 1999, the obligation under this agreement was subject to compromise and has been reported as such in the financial statements at its estimated settlement value and at December 31, 1998 the Company classified the outstanding borrowing as a current liability.

7.  NOTES PAYABLE TO STOCKHOLDER AND RELATED PARTIES

         In 1993, Inc. entered into a loan agreement with a stockholder which provided for stated borrowings under the agreement of up to $5,674,590 or such greater amount as may be advanced at the stockholder's discretion. Borrowings are secured by substantially all of the owned assets of Inc., and the stockholder's interest in this collateral is subordinate to the interests of the bank and the investment group under the credit agreements described in note 6. Borrowings under the agreement bear interest at 10% and mature on July 30, 2003. Inc. had $8,247,561 principal outstanding under this agreement at December 31, 1999 and 1998.

         The agreement contains various covenants that, among other things, require Inc. to maintain its corporate standing, maintain title to related collateral, maintain its capital structure, restrict dividend payments and other distributions, limit certain executive salaries and not be in default with respect to other borrowings. As of December 31, 1999 and 1998, Inc. was not in compliance with one or more of the covenants stipulated in the loan agreement. The Company has classified the borrowing as a current liability in the accompanying financial statements for 1998. As of December 31, 1999, the obligation under this agreement was subject to compromise and have been reported as such in the financial statements at its estimated settlement value.

         From 1996 through 1998, the Company obtained various loans totaling $1,010,000 from other related parties. These borrowings bear interest rates from 10-12% and are due on demand. As of December 31, 1999, the obligations under these agreements were subject to compromise and have been reported as such in the financial statements at their estimated settlement values. As of December 31, 1998, the Company had the outstanding borrowings of $1,010,0000 classified as a current liability.

8.  RELATED-PARTY TRANSACTIONS

         Inc. leased its principal operating facility from a stockholder under a noncancellable operating lease which had an original expiration date of June 30, 2004, and which contained rent escalations commencing on January 1, 1997. In May 1996, the lease term was amended to expire on December 31, 1996. The Company continued to lease the facility under month-to-month terms through 1997, 1998 and 1999. Related rent expense is described in note 9.

         Inc. maintains significant borrowings from a stockholder under a loan agreement which matures on July 30, 2003. Inc. also maintains several additional smaller loans other related parties. Related terms and outstanding amounts are described in note 7.

9.  COMMITMENTS AND CONTINGENCIES/VIOLATIONS OF REGULATIONS AND LAWS

 Capital Leases

         The Company is obligated under various capital leases for equipment and inventories that expire at various dates in the future. The amounts of property and equipment under capital leases, adjusted for impairment, are included in the amounts presented in note 5.

         Amortization and the impairment charge for assets held under capital leases are included in depreciation and amortization expense. The carrying values of the capital leases have been reduced to reflect management's estimate of fair value at December 31, 1999 and 1998. See note 3(f).

         As of December 31, 1999 and 1998, the Company was not in compliance with the payment terms in certain lease agreements, and therefore was subject to acceleration of these obligations. Accordingly, such amounts have been reflected as liabilities subject to compromise in the accompanying balance sheet as of December 31, 1999 and as current liabilities as of December 31, 1998.

 Operating Leases

         The Company leases one of its facilities from a stockholder under a noncancellable lease agreement which expired on December 31, 1996, and continues on a month-to-month basis subsequent to that date. Under the lease agreement, the Company is required to pay for utilities, taxes, insurance, and maintenance expenses. Related rental expenses were $139,000, $377,678 and $216,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

         Rent expense under all lease agreements classified as operating leases amounted to $883,620, $2,114,469 and $1,776,687 for the years ended December 31, 1999, 1998 and 1997, respectively.

 All Capital and Operating Leases

         The Company leases office space, certain vehicles, and antenna sites under noncancellable lease agreements that expire at various dates in the future. The Company filed under the Bankruptcy Code on April 29, 1999. Under the Bankruptcy Code, the Company had the ability to accept, reject or assign leases. Management has rejected the majority of the Company's outstanding leases. Of the remaining leases management has not made a final determination as to which will be permanently accepted.

 Sales and Use Taxes

         During portions of 1996 and 1995, the Company did not remit to the applicable taxing authorities all or a portion of the taxes collected under the sales and use tax regulations of certain of the states in which the Company conducts business. The ramifications of the situation regarding sales taxes may include, but are not limited to, penalties for failure to remit amounts collected and interest applied to the unremitted principal amounts at the then-current interest rate on all unpaid amounts through the date of payment.

         As of December 31, 1999 and 1998, the Company had accrued sales and use tax liabilities to taxing authorities, which represented principal, interest and penalties. Accrued sales tax liabilities amounted to $707,521 at December 31, 1998. The equivalent of this amount is subject to compromise in the 1999 financial statements and has been included in the "liabilities subject to compromise" amount on the balance sheet.

 Litigation

         The Company is party to various legal proceedings in the ordinary course of its business which management does not expect to have a material adverse impact on its financial position.

                               14,829,668 Shares




                                     [Logo]




                        Aquis Communications Group, Inc.

                                  Common Stock





                            -----------------------


                                   Prospectus

                            -----------------------




                                 August  , 2001

                                    Part II
                     Information Not Required in Prospectus



Item 13. Other Expenses of Issuance and Distribution.

   The estimated expenses in connection with this offering are:

SEC registration fee...........................          $6,656
Legal fees and expenses........................         125,000
Blue Sky fees and expenses.....................          10,000
Accounting.....................................          75,000
Printing and Miscellaneous.....................         100,000
                                                  --------------
Total..........................................        $316,656
                                                  ==============



         We have agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares of Common stock being offered by the selling stockholders in this offering.

Item 14. Indemnification of Directors and Officers.

         We have included in our Certificate of Incorporation provisions to limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Our Certificate of Incorporation provides that Directors of our company will not be personally liable for monetary damages for breach of their fiduciary duty of directors, except for liability (i) for any breach of their duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Our Bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

         We maintain insurance, at Aquis' expense, to protect itself and any director, officer, employee or agent of Aquis or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         We maintain liability insurance for the benefit of our directors and officers. The insurance covers claims against such persons alleging error, omission, misstatement, misleading statement, neglect, breach of duty or negligent act. The insurance also provides certain coverage for Aquis and our employees in connection with certain securities law claims. The insurance covers claims referenced above, except as prohibited by law, or otherwise excluded by such insurance policy.

         The indemnification provided by our Bylaws would provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Aquis pursuant our Certification of Incorporation or Bylaws, or the Delaware General Corporation Law, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


Item 15. Recent Sales of Unregistered Securities.

         o On February 2, 2001, the Company issued 36,000 shares of its common stock to Michael Branson in exchange for consulting services rendered to Aquis in connection with development of its business plans and ongoing business development strategies.

         o On May 22, 2000, Aquis issued 319,518 shares of its common stock to Surburban Connect, L.P. in connection with its purchase of the paging assets of Suburban Connect LP and approximately one year later an additional 645,071 shares in order to satisfy its original obligations for the purchase price specified in the purchase agreement.

         o On April 12, 2000, Aquis issued a convertible promissory note payable to AMRO International, S.A. in the face amount of $2 million. The note, including accrued interest is convertible into Aquis common stock at 90% of the market price of the shares on the date of conversion, subject to the limitation, which AMRO may waive, that it may not hold more than 9.9% of the total shares outstanding at any time. AMRO also received warrants to purchase 357,942 shares of Aquis common stock at an exercise price of $3.16 expiring on April 12, 2003.

         o On May 3, 2000, Aquis entered into an equity line of credit with Coxton Limited. That agreement provides up to $20 million of financing to be available under monthly draws to be requested by us during a 12 month period, with a minimum request of $250,000. In order to sell any shares to Coxton our shares are required under existing terms of that agreement to be trading on a principal market that does not include the OTC market, where our shares currently trade. Assuming that we either again meet the minimum standards and return our shares to trading on the NASDAQ SmallCap market or assuming that Coxton waives this requirement, the number of shares issuable is based on a weighted average market price, discounted 7%, for the 22 trading days preceding our request. As with the AMRO agreement, Coxton is limited to holding no more than 9.9% of our outstanding common stock at any time. As the result of the combined effects of the minimum drawdown request of $250,000, the maximum 9.9% common stock ownership limit and our low share price, we will be unable to derive any funding from this line until our share price reaches $0.14, even when, or if, our shares return to trading in the SmallCap market. Also in connection with this transaction, Coxton received warrants to purchase 600,000 shares of Aquis common stock stock at an exercise price of $2.30 per share, expiring on May 3, 2003.

         o Ladenburg, Thalmann & Co. acted as investment banker in connection with the AMRO and Coxton transactions and received a fee of $100,000 and warrants to purchase 300,000 shares of Aquis common stock at an exercise price of $2.30 per share, expiring on May 3, 2003.

         o On April 4, 2000, Aquis issued 133,334 shares of common stock to John X. Adiletta in settlement of employment related claims.

         o On January 21, 2000, in payment for legal services provided, Aquis issued 275,000 shares of common stock with a value of $380,000.

         o In connection with his employment in January 2000 as President and Chief Executive Officer of the Company, options to purchase 900,000 shares of common stock were issued to Nick T. Catania. In connection with his separation from Aquis in September 2000, 600,000 of those options were cancelled.

         o On December 15, 1999, Aquis issued to each of Patrick M. Egan, Michael E. Salerno and John B. Frieling, directors of the Company, 60,000 shares of Aquis' common stock in consideration of their expanded scope of service during the interim period following the departure of John X. Adiletta as Chief Executive Officer in November 1999.

         o In June 1999, as partial consideration for the purchase of an Internet business, Aquis issued 1,150,000 shares of common stock to the former interest holders of SunStar Communications, Inc. Also, in payment for advisory services provided by Mr. James W. Lees in connection with this transaction, Mr. Lees received warrants to purchase 100,000 shares of Aquis common stock at an exercise price of $1.50 prior to the close of business on August 31, 2003.


         All of the foregoing issuances were made without registration under the Securities Act of 1933 under the exemption provided by Section 4(2) of the Securities Act on the basis that these issuances involved no public offerings.

Item 16. Exhibits and Financial Statement Schedules

A. Exhibits

         The following documents are filed as part of this report:

 Exhibit No.       Description of Exhibit
-----------        ----------------------
       2.1    Agreement and Plan of Merger with BAP Acquisition Corp. (1)
       2.2 Asset Purchase Agreement dated as of August 2, 1999 by and among Aquis Communications, Inc., SourceOne Wireless, Inc., SourceOne Wireless, L.L.C. and SourceOne Wireless II, L.L.C. (2)
       2.2 Amendment to Asset Purchase Agreement dated as of November 15, 1999. (2)
       2.3 Agreement Pending Purchase Closing dated as of August 2, 1999 by and among Aquis Communications, Inc., SourceOne Wireless, Inc., SourceOne Wireless, L.L.C. and SourceOne Wireless II, L.L.C. (2)
       2.4 Order of the United States Bankruptcy Court of the Northern District of Illinois (Eastern District) (A) Authorizing and Approving the Sale of Certain of the Debtors' Assets Pursuant to the Asset Purchase Agreement with Aquis Communications, Inc., (B) Authorizing and Approving Procedures for Assumption and Assignment or Rejection of Unexpired Leases and Executory Contracts and (C)
              Granting Related Relief dated as of November 18, 1999. (2)
       2.5    Stock Purchase Agreement dated June 15, 1999, by and among Aquis
              Communications, Inc., SunStar Communications, Inc., SunStar
              Communications, Inc. and SunStar One, LLC. (3)
       2.6 Asset Purchase Agreement, dated as of July 2, 1998, by and among Bell Atlantic-Delaware, Inc., Bell Atlantic-Maryland, Inc., Bell Atlantic-New Jersey, Inc., Bell Atlantic-Pennsylvania, Inc., Bell Atlantic-Virginia, Inc., Bell Atlantic-Washington, D.C., Inc., Bell Atlantic-West Virginia, Inc., Bell Atlantic Paging, Inc. and BAP Acquisition Corp. (4)
       2.7 Consent and Amendment No. 1 to Asset Purchase Agreement, dated as of November 3, 1998 by and among Bell Atlantic-Delaware, Inc., Bell Atlantic-Maryland, Inc., Bell Atlantic New Jersey, Inc., Bell Atlantic-Pennsylvania, Inc., Bell Atlantic-Virginia, Inc., Bell Atlantic-Washington, D.C., Inc., Bell Atlantic-West Virginia. (4)
       3.1 Certificate of Amendment to Restated Certificate of Incorporation of the Registrant (5)
       3.2    Bylaws of the Registrant. (6)
       4.1    Form of Common stock Certificate. (6)
       4.2    Form of Warrant Certificate. (6)
       4.3 Certificate of Designation, Preferences and Rights of 7 1/2% Redeemable Preferred Stock of Aquis Communications Group, Inc. (2)

       5.1    Opinion of Hodgson Russ LLP (16)

       10.1 Amended and Restated 1994 Incentive Stock Option Plan, as amended (9)
       10.2 Settlement Agreement, dated as of June 9, 1999 by and among Bell Atlantic-Delaware, Inc., Bell Atlantic-Maryland, Inc., Bell Atlantic-New Jersey, Inc., Bell Atlantic-Pennsylvania, Inc., Bell Atlantic-Virginia, Inc., Bell Atlantic-Washington, D.C., Inc., Bell Atlantic-West Virginia, Inc., Bell Atlantic Paging, Inc. and Aquis Communications, Inc. (3)
       10.3 Indemnity Escrow Agreement dated June 30, 1999 by and among SunStar One, LLC, Aquis Communications, Inc. and Phillips Nizer Benjamin Krim and Ballon, LLC. (3)
       10.4 Registration Rights Agreement dated June 15, 1999 by and between Aquis Communications, Inc. and SunStar One, LLC. (3)
       10.5 Asset Purchase Agreement dated June 10, 1999 by and among Aquis Communications Group, Inc., Aquis Communications, Inc., Francis Communications Texas, Inc. and Francis Communications I, LTD. (3)
       10.6 Pre-Closing Escrow Agreement dated June 10, 1999 by and between Francis Communications I, LTD, Aquis Communications, Inc. and Chase Bank of Texas, NA. (3)
       10.7 Asset Purchase Agreement dated September 28, 1999 by and among Aquis Wireless Communications, Inc., Aquis Communications Group, Inc., ABC Cellular Corporation and ABC Paging, Inc. (7)
       10.8 Loan Agreement, dated as of December 31, 1998, by and between Aquis Communications, Inc. and FINOVA Capital Corporation as Agent. (8)
       10.9 Note, dated December 31, 1998, of Aquis Communications, Inc. in the original principal amount of $30,000,000. (8)
       10.10 First Amendment to Loan Instruments, dated as of March 31, 1999, by and between Aquis Communications, Inc. and FINOVA Capital Corporation. (8)
       10.11 Guaranty (Equipment Lease), dated as of March 31, 1999, of Aquis Communications Group, Inc. (8)
       10.12 Guaranty, dated as of March 31, 1999, of Aquis Communications Group, Inc. (8)
       10.13 Security Agreement, dated as of March 31, 1999, executed by Aquis Communications Group, Inc. (8)
       10.14 Pledge Agreement, dated as of March 31, 1999, executed by Aquis Communications Group, Inc. (8)
       10.15 Equipment Lease, dated as of March 31, 1999, between Aquis Communications, Inc. and FINOVA Capital Corporation. (8)
       10.16 Employment Agreement dated as of July 7, 1998 between BAP Acquisition Corp and John X. Adiletta. (9)
       10.17 Letter Agreement amending Employment Agreement dated July 7, 1998 between BAP Acquisition Corp and John X. Adiletta. (9)
       10.18 Employment Agreement between D. Brian Plunkett and BAP Acquisition Corp. (9)

       10.19 Letter Agreement amending Employment Agreement dated July 7, 1998, as amended, between John X. Adiletta and BAP Acquisition Corp. and Employment Agreement between D. Brian Plunkett and BAP Acquisition Corp. (9)
       10.20 Employment Agreement dated as of January 4, 2000 between Aquis and Nick T. Catania (9)
       10.21  Amendment dated April 7, 2000 to Employment Agreement dated
              January 4, 2000 between Aquis and Nick T. Catania (9)
       10.22  Option Agreement dated as of January 4, 2000 between Aquis and
              Nick T. Catania (9)
       10.23 Amended and Restated Loan Agreement dated as of January 31, 2000 between Aquis and Finova Capital Corporation. (9)
       10.24 First Amendment to Loan Instruments dated as of April 10, 2000 between Aquis and Finova, Capital Corporation. (9)
       10.25 Loan Agreement dated as of March 31, 2000 between Aquis and AMRO International, S.A. (15)
       10.26 Common Stock Purchase Agreement dated as of April 9, 2000 between Aquis and Coxton, Limited. (15)
       10.27 Settlement Agreement, Release and Waiver of Claims between Aquis and John X. Adiletta. (9)
       10.28 Asset Purchase Agreement dated July 13, 2000 by and among Aquis IP Communications, Inc., Aquis and Sunstar IP Communications, L.L.C.(10)
       10.29 Amendment No. 1 dated August 31, 2000 to Asset Purchase Agreement dated July 13, 2000 by and among Aquis IP Communications, Inc., Aquis, and Sunstar IP Communications, L.L.C. (10)
       10.30 10% Note due October 31, 2000 from Sunstar IP Communications, L.L.C. to Aquis IP Communications, Inc. (10)
       10.31 Second Amendment to Loan Instruments Dated September 27, 2000 between Aquis Wireless Communications, Inc. and Finova Capital Corporation. (10)
       10.32 Separation Agreement and Waiver of Claims between Aquis and Nick Catania. (10)
       10.33 Executive Services Agreement dated September 19, 2000 by and among Aquis, Deerfield Partners, LLC and John B. Frieling. (10)
       10.36 Reseller Agreement dated as of February 10, 1997 between Bell Atlantic Paging, Inc. and Metrocall, Inc. (11)
       10.37 Reseller Agreement dated as of March 19, 1997 between Bell Atlantic Paging, Inc. and Destineer Corporation (11)
       10.38 Escrow Agreement dated April 9, 2000 among Aquis Communications Group, Inc., Coxton Limited and Epstein, Becker & Green, PC(15)
       10.39 Stock Purchase Warrant issued on May 3, 2000 to Coxton Limited by Aquis Communications Group, Inc.(15)
       10.40 Stock Purchase Warrant issued on May 3, 2000 to Ladenburg, Thalmann & Co. by Aquis Communications Group, Inc.(15)
       10.41 11% Convertible Debenture dated April 3, 2000 issued to AMRO International, S.A. by Aquis Communications Group, Inc.(15)
       10.42  Stock Purchase Warrant dated March 31, 2000 issued to AMRO
              International, S.A. by Aquis Communications Group, Inc.(15)
       10.43  Note Modification Agreement dated as of December 29, 2000 between
              Sunstar IP Communications, LLC and Aquis IP Communications,
              Inc.(11)
       10.44 Agreement between Brian Bobeck and Aquis Communications, Inc.dated November 23, 1998(11)
       10.45  Stock Option Agreement dated September 19, 2000 between Aquis
              Communications Group, Inc. and John B. Frieling(11)
       10.46  Stock Option Agreement dated January 15, 2001 between Aquis
              Communications Group, Inc. and Keith J. Powell(11)
       10.47  Agreement between Keith J. Powell and Aquis Communications
              Group,Inc., dated January 14, 2001 (11)
       10.48 Agreement between David Laible and Aquis Communications, Inc.,dated November 23, 1998(11)
       10.49 Forebearance Agreement with AMRO International, S.A. dated as of April 18, 2001(12)
       10.50 Professional Services Agreement with Pirinate, Inc. dated as of April 18, 2001(12)
       10.51 Registration Rights Agreement dated as of March 31, 2000 between Aquis Communications Group, Inc. and AMRO International, S.A.(15)
       10.52  Registration Rights Agreement dated as of April 9, 2000 between
              Coxton Limited and Aquis Communications Group, Inc.(15)
       10.53  Forbearance Agreement and Third Amendment to Loan Instruments
              Dated as of June 7, 2001 between Aquis Wireless Communications, Inc. and Finova Capaital Corporation(14)
       10.54 Second Note Modification Agreement entered into on June 29, 2001 by and between Cuna Network Services, LLC (formerly SunStar IP Communications, Inc. and Aquis IP Communications, Inc.(14)
       10.55 Letter from Epstein Becker & Green, PC dated June 8, 2001 authorizing extension of AMRO Forbearance Agreement to December 31, 2001(15)
       10.56 Opinion of Buchanan Ingersoll, P.C. dated april 11, 2000 for benefit of Amro International, S.A.(15)
       10.57 Instruction to transfer agent regarding Amro convertible debenture(15)
       10.58 Form of Draw Down Notice pursuant to Common Stock Purchase Agreement dated as of April 9, 2000(15)
       10.59 Opinion of Buchanan Ingersoll, P.C. dated April 28, 2000 for benefit of Coxton, Limited(15)
       10.60 Escrow Agreement dated as of March 31, 2000 among Aquis Communications Group, Inc., Amro International, S.A. and Epstein Becker & Green, PC(15)
       16.1 Letter of PricewaterhouseCoopers LLP dated March 8, 2001 regarding change in certifying accountants (13)
       21.1   Subsidiaries of Registrant(15)
       23.1   Consent of Wiss & Company, LLP dated August 21, 2001(15)
       23.2   Consent of PricewaterhouseCoopers LLP dated August 23, 2001(15)
       23.3   Consent of Arthur Andersen LLP dated August 22, 2001(15)


-----------

(1) Incorporated by reference to Aquis' Current Report on Form 8-K dated November 6, 1998

(2) Incorporated by reference to Aquis' Current Report on Form 8-K dated February 15, 2000

(3) Incorporated by reference to Aquis' Current Report on Form 10-Q for the quarter ended June 30, 1999

(4) Incorporated by reference to Aquis' Quarterly Report Form 10-Q for the quarter ended March 31, 1999

(5)    Incorporated by reference to Aquis' Proxy Statement, dated March 11, 1999

(6) Incorporated by reference to Aquis' Registration Statement on Form SB-2(Registration No. 33-76744)

(7) Incorporated by reference to Aquis' Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(8) Incorporated by reference to Aquis' Current Report on Form 8-K dated April 15, 1999.

(9) Incorporated by reference to Aquis' Annual Report on Form 10-K for the year ended December 31, 1999, as amended.

(10) Incorporated by reference to Aquis' Registration Statement on Form S-1 dated September 29, 2000, Commission File #333-46892.

(11) Incorporated by reference to Aquis' Annual Report on Form 10-K for the year ended December 31, 2000

(12) Incorporated by reference to Aquis' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001

(13) Incorporated by reference to Aquis' current report on Form 8-K dated March 5, 2001.

(14) Incorporated by reference to Aquis Quarterly Report on Form 10-Q for the quarter ended June 30, 2001

(15)   Filed or refiled herewith.

(16)   To be filed with an amendment hereto.


B. Financial Statement Schedules

         We have omitted all other schedules because the conditions requiring their filing do not exist or because the required information appears in the Company's Consolidated Financial Statements, including the notes to those statements.

Item 17. Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

                           (i) To include any prospectus required by
                  Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 24th day of August, 2001.




                                         Aquis Communications Group, Inc.


                                         By:  /s/ John B.Frieling
                                              -----------------------------
                                              John B. Frieling
                                              Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                        Name                     Title                                       Date
                        ----                     -----                                       -----

          /s/ John B. Frieling
------------------------------------------
              John B. Frieling                   Chief Executive Officer and Director        August 24, 2001


          /s/ Keith J. Powell
------------------------------------------
              Keith J. Powell                    President and Chief Operating Officer       August 24, 2001


          /s/ D. Brian Plunkett
------------------------------------------
              D. Brian Plunkett                  Chief Financial Officer                     August 24, 2001


          /s/ Patrick M. Egan
------------------------------------------
              Patrick M. Egan                    Director                                    August 24, 2001


          /s/ Michael E. Salerno
------------------------------------------
              Michael E. Salerno                 Director                                    August 24, 2001


         /s/ Robert Davidoff
------------------------------------------
             Robert Davidoff                     Director                                    August 24, 2001


                                 Exhibit Index

  Exhibit No.
  (Referenced to                                                                         Page Number in Rule 0-3(b)
  Item 601 of                                                                            Sequential Numbering System
  Regulation S-K)          Description of Exhibit                                        Where Exhibit can be Found
  ---------------          ----------------------                                        --------------------------

       10.25        Loan Agreement dated as of March 31, 2000 between Aquis and AMRO
                    International, S.A.
       10.26        Common Stock Purchase Agreement dated as of April 9, 2000 between
                    Aquis and Coxton, Limited.
       10.38        Escrow Agreement dated April 9, 2000 among Aquis
                    Communications Group, Inc., Coxton Limited and Epstein,
                    Becker & Green, PC
       10.39        Stock Purchase Warrant issued on May 3, 2000 to Coxton
                    Limited by Aquis Communications Group, Inc.
       10.40        Stock Purchase Warrant issued on May 3, 2000 to Ladenburg,
                    Thalmann & Co. by Aquis Communications Group, Inc.
       10.41        11% Convertible Debenture dated April 3, 2000 issued to AMRO
                    International, S.A. by Aquis Communications Group, Inc.
       10.42        Stock Purchase Warrant dated March 31, 2000 issued to AMRO
                    International, S.A. by Aquis Communications Group, Inc.
       10.51        Registration Rights Agreement dated as of March 31, 2000
                    between Aquis Communications Group, Inc. and AMRO
                    International, S.A.
       10.52        Registration Rights Agreement dated as of April 9, 2000
                    between Coxton Limited and Aquis Communications Group,
                    Inc.
       10.53        Forbearance Agreement and Third Amendment to Loan
                    Instruments dated as of June 7, 2001, between Aquis Wireless
                    Communications, Inc. and FINOVA Capital Corporation.
       10.55        Letter from Epstein Becker & Green, PC dated June 8, 2001 authorizing extension of AMRO Forbearance Agreement to December 31, 2001.
       10.56        Opinion of Buchanan Ingersoll, P.C. dated april 11, 2000 for benefit of
                    Amro International, S.A.
       10.57        Instructions to transfer agent regarding Amro convertible debenture
       10.58        Form of Draw Down Notice pursuant to Common Stock Purchase
                    Agreement dated as of April 9, 2000
       10.59        Opinion of Buchanan Ingersoll, P.C. dated April 28, 2000 for benefit of Coxton, Limited
       10.60        Escrow Agreement dated as of March 31, 2000 among Aquis
                    Communications Group, Inc., AMRO International, S.A. and Epstein
                    Becker & Green, P.C.
       21.1         Subsidiaries of Registrant
       23.1         Consent of Wiss & Company, LLP dated August 21, 2001
       23.2         Consent of PricewaterhouseCoopers LLP dated August 23, 2001
       23.3         Consent of Arthur Andersen LLP dated August 22, 2001
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